UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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☐ Preliminary Proxy Statement

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☑ Definitive Proxy Statement

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Pinnacle Financial Partners, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 21, 2009
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS
PROXY STATEMENT FOR 2009 ANNUAL MEETING
IMPORTANT MEETING AND VOTING INFORMATION
CORPORATE GOVERNANCE
PROPOSAL #1: ELECTION OF DIRECTORS
PROPOSAL # 2: AMENDMENT TO PINNACLE FINANCIAL PARTNERS, INC. 2004 EQUITY INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES OF PINNACLE COMMON STOCK RESERVED FOR ISSUANCE UNDER THE PLAN BY 750,000 SHARES
PROPOSAL # 3: TO RATIFY USE OF THE PERFORMANCE MEASURES IN PINNACLE’S 2004 EQUITY INCENTIVE PLAN
PROPOSAL #4: RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PROPOSAL # 5: ADVISORY VOTE ON EXECUTIVE COMPENSATION PROGRAM AND PROCEDURES
EXECUTIVE MANAGEMENT INFORMATION
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
GRANTS OF PLAN-BASED AWARDS
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END
OPTION EXERCISES AND STOCK VESTED
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
REPORT OF THE AUDIT COMMITTEE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
OTHER MATTERS
GENERAL INFORMATION

PINNACLE FINANCIAL PARTNERS, INC.
211 Commerce Street, Suite 300
Nashville, Tennessee 37201
(615) 744-3700
March 11, 2009
Dear Shareholder:
          You are cordially invited to attend our annual meeting of shareholders, which will be held at Pinnacle Financial Partners’ main office located at 211 Commerce Street, Nashville, Tennessee 37201, on Tuesday, April 21, 2009, at 11:00 a.m., CDT. I sincerely hope that you will be able to attend the meeting, and I look forward to seeing you.
          The attached notice of the annual meeting and proxy statement describes the formal business to be transacted at the meeting. We will also report on our operations for the year ended December 31, 2008 and the first quarter of 2009, as well as our plans for the future. Your attention is directed to the proxy statement accompanying this notice for a more complete statement regarding the matters proposed to be acted upon at the meeting.
          A copy of our annual report, which contains information on our operations and financial performance as well as our audited financial statements, is also included with this proxy statement.
          Please take this opportunity to become involved in the affairs of Pinnacle Financial Partners, Inc. Whether or not you expect to be present at the meeting, please mark, date, and sign the enclosed proxy card, and return it to us in the envelope provided as soon as possible. This will not prevent you from voting in person, but will help to secure a quorum and avoid added solicitation costs. If you decide later to attend the meeting, you may withdraw your proxy at any time and vote your shares in person.
Sincerely,

M. Terry Turner
President and Chief Executive Officer

PINNACLE FINANCIAL PARTNERS, INC.
211 Commerce Street, Suite 300
Nashville, Tennessee 37201
(615) 744-3700
NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 21, 2009
     The annual meeting of shareholders of Pinnacle Financial Partners, Inc. (the “Company”) will be held on Tuesday, April 21, 2009, at 11:00 a.m., CDT at our main office located at 211 Commerce Street, Nashville, Tennessee 37201 for the following purposes:
(1)	To elect five persons to serve as Class III directors for a three-year term;

(2)	To consider and act upon a proposal to amend the Company’s 2004 Equity Incentive Plan to increase the number of shares of Pinnacle common stock reserved for issuance under the plan by 750,000 shares;

(3)	To consider and act upon a proposal to ratify use of the performance measures in the Company’s 2004 Equity Incentive Plan;

(4)	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009;

(5)	To approve the Company’s executive compensation programs and procedures in accordance with recently enacted “say on pay” regulations of the American Recovery and Reinvestment Act of 2009; and

(6)	To transact any other business as may properly come before the meeting or any adjournments of the meeting.
     The Board of Directors has set the close of business on February 27, 2009, as the record date for determining the shareholders who are entitled to notice of, and to vote at, the meeting.
     We hope that you will be able to attend the meeting. We ask, however, whether or not you plan to attend the meeting, that you mark, date, sign, and return the enclosed proxy card as soon as possible. Promptly returning your proxy card will help ensure the greatest number of shareholders are present whether in person or by proxy.
     If you attend the meeting in person, you may revoke your proxy at the meeting and vote your shares in person. You may revoke your proxy at any time before the proxy is exercised. Should you desire to revoke your proxy, you may do so as provided in the accompanying proxy statement.
By Order of the Board of Directors,

Hugh M. Queener Corporate Secretary
Nashville, Tennessee
March 11, 2009

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS
Important Notice Regarding the Availability of Proxy Materials for the
Annual Stockholder Meeting to be Held on April 21, 2009
     Pursuant to rules promulgated by the Securities and Exchange Commission, we have provided access to these proxy statement materials (which includes this proxy statement, a proxy card and our 2008 Annual Report) both by sending you this full set of proxy statement materials, including a proxy card, and by notifying you of the availability of such materials on the Internet.
     This proxy statement, the Company’s 2008 Annual Report and a proxy card are available at http://www.cfpproxy.com/5013.
     The Annual Meeting of Shareholders will be held April 21, 2009 at 11:00 a.m. local time at Pinnacle Financial Partners’ main office located at 211 Commerce Street, Nashville, Tennessee 37201. In order to obtain directions to attend the Annual Meeting of Shareholders, please call Hugh Queener, our Chief Administrative Officer, at (615) 744-3700.
     The Proposals to be voted upon at the Annual Meeting of Shareholders, all of which are more completely set forth in this proxy statement, are as follows:

(1)	To elect five persons to serve as Class III directors for a three-year term;

(2)	To consider and act upon a proposal to amend the Company’s 2004 Equity Incentive Plan;

(3)	To consider and act upon a proposal to ratify use of the performance measures in the Company’s 2004 Equity Incentive Plan;

(4)	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009;

(5)	To approve the Company’s executive compensation programs and procedures in accordance with recently enacted “say on pay” regulations of the American Recovery and Reinvestment Act of 2009; and

(6)	To transact any other business as may properly come before the meeting or any adjournments of the meeting.
     Our Board of Directors recommends that you vote FOR the approval of all of the Proposals.
     For information on how to vote in person at the Annual Meeting of Stockholders, please see the section entitled “Important Meeting and Voting Information” below.

PINNACLE FINANCIAL PARTNERS, INC.
211 Commerce Street, Suite 300
Nashville, Tennessee 37201
(615) 744-3700
* * * * * * * * *
PROXY STATEMENT FOR 2009 ANNUAL MEETING
* * * * * * * * *
     The Board of Directors (the “Board”) of Pinnacle Financial Partners, Inc. (the “Company”) is furnishing this proxy statement in connection with its solicitation of proxies for use at the 2009 Annual Meeting of Shareholders (the “Meeting”) to be held at 11:00 a.m. CDT on Tuesday, April 21, 2009 at our main office located at 211 Commerce Street, Nashville, Tennessee 37201, and at any adjournments of the meeting. The enclosed proxy is solicited by the Board of Directors of the Company.
     The purposes of the Meeting are to elect five Class III directors, to amend the Company’s 2004 Equity Incentive Plan to increase the number of shares of Company common stock for issuance under the plan by 750,000 shares, to ratify use of the performance measures in the Company’s 2004 Equity Incentive Plan, to ratify the appointment of the Company’s independent registered public accounting firm, to approve the Company’s executive compensation programs and procedures in accordance with recently enacted “say on pay” regulations of the American Recovery and Reinvestment Act of 2009, and to transact such other business as may properly be brought before the Meeting or any adjournment thereof.
     The close of business on February 27, 2009 is the record date for the determination of shareholders entitled to notice of, and to vote at, the Meeting. We first mailed this proxy statement and the accompanying proxy card to shareholders on March 11, 2009.
     As of the close of business on the record date, the Company had 90,000,000 shares of Common Stock, $1.00 par value per share (the “Common Stock”), authorized, of which 24,000,021 shares were issued and outstanding and 10,000,000 shares of preferred stock, no par value (the “Preferred Stock”), authorized, of which 95,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A (“Series A Preferred Stock”) were issued and outstanding. Each issued and outstanding share of Common Stock is entitled to one vote on all matters presented at the meeting. Pursuant to the Company’s Amended and Restated Charter, none of the issued and outstanding shares of the Series A Preferred Stock entitle a holder thereof to a vote upon any of the matters to be presented at the Meeting.
IMPORTANT MEETING AND VOTING INFORMATION
Proxy Voting Procedures
     If you properly sign, return and do not revoke your proxy, the persons appointed as proxies will vote your shares according to the instructions you have specified on the proxy card. If you sign and return your proxy card but do not specify how the persons appointed as proxies are to vote your shares, your proxy will be voted as follows:
•	FOR the election of the director nominees;

Pinnacle Financial Partners, Inc.	Page 1

•	FOR the amendment to the Company’s 2004 Equity Incentive Plan to increase the number of shares of the Company’s Common Stock reserved for issuance under the plan by 750,000 shares;

•	FOR the ratification of the performance measures in the Company’s 2004 Equity Incentive Plan;

•	FOR the ratification of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009;

•	FOR the approval of the Company’s executive compensation programs and procedures in accordance with recently enacted “say on pay” regulations of the American Recovery and Reinvestment Act of 2009; and

•	In the best judgment of the persons appointed as proxies as to all other matters properly brought before the Meeting.
     If any nominee for election to the Board of Directors named in this proxy statement becomes unavailable for election for any reason, the proxy will be voted FOR a substitute nominee selected by the Board of Directors.
     You may also vote in person by attending the meeting to be held at 11:00 a.m. CDT on Tuesday, April 21, 2009 at our main office located at 211 Commerce Street, Nashville, Tennessee 37201.
Internet Availability of Proxy Materials
     This proxy statement, proxy card and accompanying proxy materials are available on our website at http://www.cfpproxy.com/5013
Revocability of Proxies
     You can revoke your proxy at any time before it is voted by delivering to Mr. Hugh M. Queener, Corporate Secretary, Pinnacle Financial Partners, Inc., 211 Commerce Street, Suite 300, Nashville, Tennessee 37201, either a written revocation of the proxy or a duly executed proxy bearing a later date. You may also revoke your proxy by attending the Meeting and voting in person.
Shareholder Approval Requirements
     A quorum will be present at the meeting if at least 12,000,011 shares of Common Stock are represented in person or by valid proxy at the Meeting, which is a majority of the Company’s outstanding shares of Common Stock as of the record date. According to Tennessee law and the Company’s Amended and Restated Charter and Bylaws, the aggregate number of votes entitled to be cast by all shareholders present in person or represented by proxy at the Meeting, whether those shareholders vote “for,” “against” or “abstain” from voting, together with all broker non-votes will be counted for purposes of determining whether a quorum is present.
     Broker Proxies. Proxies that are returned to us where brokers have received instructions to vote on one or more proposals but do not vote on other proposal(s) are referred to as “broker non-votes” with respect to the proposal(s) not voted upon. Broker non-votes are included in determining the presence of a quorum.
     Vote Required to Elect Directors. The affirmative vote of a plurality of the votes cast by the shareholders entitled to vote at the Meeting is required for the election of directors. A properly executed proxy marked

Pinnacle Financial Partners, Inc.	Page 2

“WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted in determining whether there is a quorum. Therefore, so long as a quorum is present, withholding authority will have no effect on whether one or more directors is elected.
     The Company’s Board of Directors has adopted Corporate Governance Guidelines, as described in more detail below, which provide that, should an incumbent director receive more “Withhold Authority” votes than “For” votes, that director shall tender his or her resignation to the Chairman of the Board following the shareholder vote. Subsequently, the Company’s Nominating and Corporate Governance Committee shall consider the relevant facts and circumstances, including the factors that may have given rise to the resulting shareholder vote and the service and qualifications of the impacted director(s), and recommend to the Board within ninety days of the shareholder vote as to whether to accept or reject the resignation of the impacted director(s). The Board shall also consider the relevant facts and circumstances as to whether to accept or reject the Nominating and Corporate Governance Committee’s recommendation. Subsequently, the Company shall describe a full explanation of the above process and the decisions reached in a Form 8-K filing with the Securities and Exchange Commission. Any director who tenders his resignation pursuant to this provision shall not participate in any discussion or recommendation related to the above process.
     Vote Required to Amend the Company’s 2004 Equity Incentive Plan, Ratify Performance Measures in the Company’s 2004 Equity Incentive Plan, Approve the Company’s Executive Compensation Programs and Procedures in accordance with recently enacted “say on pay” regulations of the American Recovery and Reinvestment Act of 2009, and Ratify the Appointment of KPMG LLP. The amendment to the Company’s 2004 Equity Incentive Plan, ratification of the performance measures under the Company’s 2004 Equity Incentive Plan, approval of the Company’s executive compensation programs and procedures in accordance with recently enacted “say on pay” regulations of the American Recovery and Reinvestment Act of 2009 and ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the 2009 fiscal year and any matter other than that enumerated above that properly comes before the Meeting will also be approved if the number of shares of Common Stock voted in favor of the proposal exceeds the number of shares of Common Stock voted against it. A properly executed proxy marked “ABSTAIN” with respect to a proposal will not be voted on that proposal, although it will be counted in determining whether there is a quorum. Therefore, abstaining from voting on the amendment of the Company’s 2004 Equity Incentive Plan, ratification of the use of the performance measures under the 2004 Equity Incentive Plan, approval of the Company’s executive compensation programs and procedures or ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm and any other proposal that properly comes before the Meeting will have no effect on whether the proposal is approved so long as a quorum is present.
Proxy Solicitation
     The Company has engaged The Altman Group to assist it in the solicitation of proxies in connection with the Meeting. The Company will pay the fees and expenses of this firm, which the Company currently expects to be between $8,000 and $10,000. Our directors, officers and employees also may, without additional compensation, solicit proxies by personal interview, telephone, fax, or otherwise. We will direct brokerage firms or other custodians, nominees or fiduciaries to forward our proxy solicitation material to the beneficial owners of Common Stock held of record by these institutions and will reimburse them for the reasonable out-of-pocket expenses they incur in connection with this process.
Shareholder Proposals for Next Year’s Meeting
     In order for shareholder proposals for the 2010 Annual Meeting of Shareholders to be eligible for inclusion in the Company’s 2010 Proxy Statement, all such proposals must be mailed to Hugh M. Queener, Corporate Secretary, Pinnacle Financial Partners, Inc., 211 Commerce Street, Suite 300, Nashville, Tennessee 37201, and must be received no later than the close of business on November 11, 2009. After this date, a shareholder who

Pinnacle Financial Partners, Inc.	Page 3

intends to raise a proposal to be acted upon at the 2010 Annual Meeting of Shareholders, but who does not desire to include the proposal in the Company’s 2010 Proxy Statement, must inform the Company in writing no later than January 25, 2010. If notice is not provided by that date, such notice will be considered untimely and the Board may exclude such proposals from being acted upon at the 2010 Annual Meeting of Shareholders. Further, if the Board elects not to exclude the proposal from consideration at the meeting (although not included in the Proxy Statement), the persons named as proxies in the Company’s proxy for the 2010 Annual Meeting of Shareholders may exercise their discretionary authority to act upon any such proposal.
CORPORATE GOVERNANCE
     The Company has developed sound corporate governance principles which it believes are essential to running the Company’s business efficiently and to maintaining the Company’s integrity in the marketplace.
Corporate Governance Guidelines
     The Company’s Board has established a set of Corporate Governance Guidelines which address such matters as director qualifications, director nominations, board composition, director meetings, board committees and other matters. The Board believes such guidelines to be appropriate for the Company in its effort to maintain “best practices” as to corporate governance. You may access a copy of the Company’s Corporate Governance Guidelines on the “Corporate Governance” section of the Company’s website at www.pnfp.com.
Director Independence
     The Board has determined that each of the following directors is an “independent director” within the meaning of NASDAQ Marketplace Rule 4200(a)(15) :

Harold Gordon Bone;	Reese L. Smith, III.
Colleen Conway-Welch;	Gregory L. Burns;
William H. Huddleston, IV;	James C. Cope;
Hal N. Pennington;	Clay T. Jackson;
Dr. Wayne J. Riley;	Dale W. Polley.
     The Board determined that Ms. Sue G. Atkinson did not meet the definition of an “independent director” within the meaning of NASDAQ Marketplace Rule 4200(a)(15) due to the relationship the Company has with her public relations firm and the services her firm provides the Company on an ongoing basis.
     When considering the independence of Mr. Jackson, the Nominating and Corporate Governance Committee of the Board considered those transactions described below under “Certain Relationships and Related Transactions.” When considering the independence of Mr. Cope, the Nominating and Corporate Governance Committee and the Board considered the services provided to the Company by the law firm of which Mr. Cope is a partner. When considering the independence of Mr. Huddleston, the Nominating and Corporate Governance Committee and the Board of Directors considered the engineering work performed for the Company by the engineering firm of which Mr. Huddleston is the President.
     In January and June of 2008, the independent directors held two meetings at which only independent directors were present. For the January meeting, the independent directors elected Hal N. Pennington to be the chairperson and for the June meeting, former director, James L. Shaub II, was elected chairperson. For 2009, the independent directors have determined that the chairman of the Company’s Nominating and Corporate Governance Committee, Hal N. Pennington, will serve as lead independent director and preside as chairman at such meetings.

Pinnacle Financial Partners, Inc.	Page 4

Director Qualifications
     The Company’s Corporate Governance Guidelines contain certain criteria that apply to nominees for a position on the Company’s Board. The Company’s Board and its Nominating and Corporate Governance Committee have also adopted procedures for the evaluation of director candidates (the “Nominee Procedures”) that contain certain minimum qualifications for candidates, including those identified by the Company’s shareholders. The Company’s Corporate Governance Guidelines provide that the Nominating and Corporate Governance Committee will annually review with the Board the composition of the Board as a whole and will consider with the Board the current composition of the Board in an effort to ensure that the members of the Board have a diversity of age, skills and experience in the context of the needs of the Board.
     The Nominee Procedures provide that the Nominating and Corporate Governance Committee may consider whatever factors it deems appropriate in its assessment of a candidate for board membership and that candidates nominated to serve as directors will, at a minimum, in the Committee’s judgment:
•	be able to represent the interests of the Company and all of its shareholders and not be disposed by affiliation or interest to favor any individual, group or class of shareholders or other constituency;

•	meet the minimum qualifications for directors set forth in the Corporate Governance Guidelines and fulfill the needs of the Board at that time in terms of age, diversity, experience and expertise; and

•	possess the background and demonstrated ability to contribute to the performance by the Board of its collective responsibilities, through senior executive management experience, relevant professional or academic distinction, and/or a record of relevant civic and community leadership.
     In addition to these minimum qualifications, the Nominating and Corporate Governance Committee may also consider whether the candidate:
•	is of the highest ethical character and shares the core values of the Company as reflected in the Company’s Corporate Governance Guidelines and the Company’s Code of Conduct;

•	has a reputation, both personal and professional, consistent with the image and reputation of the Company;

•	is highly accomplished in the candidate’s field;

•	has expertise and experience that would complement the expertise and experience of other members of the Board;

•	has the ability to exercise sound business judgment; and

•	is “independent” as such term is defined by the NASDAQ Marketplace rules and the applicable provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
Service Limitations for other Public Company Boards of Directors
     The Company’s Corporate Governance Guidelines limit the number of public company boards of directors on which the Company’s directors may serve. Generally, non-employee directors may serve on the Company’s board of directors and no more than three other public company boards, unless the non-employee director is the chief executive officer of a public company, in which case the limitation is reduced to two other public company

Pinnacle Financial Partners, Inc.	Page 5

boards. Employee directors are limited to the Company’s board of directors plus two other public company boards.
Stock Ownership Guidelines
     All of the Company’s directors are encouraged to maintain a meaningful personal ownership of Common Stock in excess of minimum guidelines established by the Nominating and Corporate Governance Committee. Generally, the guidelines require that directors own shares with a value of approximately three times the average annual compensation paid a board member, provided that until such level is reached, the minimum level may be satisfied by the retention of ownership of all restricted shares granted that have vested, if any. All of the Company’s directors are in compliance with the minimum guidelines.
Process for Identifying Candidates
     The Nominating and Corporate Governance Committee seeks to identify potential candidates for membership on the Company’s Board through conversations with members of the Board, senior management and other members of the communities served by the Company.
     The Nominating and Corporate Governance Committee also considers nominees proposed by the Company’s shareholders in accordance with the provisions contained in the Company’s Bylaws. The Nominating and Corporate Governance Committee considers candidates recommended by the Company’s shareholders within the context of the criteria and procedures described in the Nominee Procedures and under the “Director Qualifications” and “Evaluation of Candidate” sections of this proxy statement. Under the Company’s Bylaws, any shareholder may nominate a person for election to the Company’s Board at the Meeting, provided that the nomination is received by the Secretary of the Company no later than March 22, 2009. Each nomination submitted in this manner shall include the name and address of the nominee(s) and all other information with respect to the nominee as required to be disclosed in the proxy statement for the election of directors under applicable rules of the Securities and Exchange Commission, including the nominee’s consent to being named as a nominee and to serving as a director, if elected. Additionally, the nominating shareholder must provide his or her name and address as it appears in the stock records of the Company and the number of shares of Common Stock beneficially owned by the shareholder.
Evaluation of Candidates
     The Nominating and Corporate Governance Committee will consider all candidates nominated through the processes described above. The chair of the Nominating and Corporate Governance Committee will preliminarily assess a candidate’s qualifications and suitability, working with staff support and seeking input from the Board, and report such assessment as promptly as practicable to the Nominating and Corporate Governance Committee members. When feasible, the chair of the Nominating and Corporate Governance Committee will interview candidates whom the chair believes are likely to meet the criteria for board membership as part of the preliminary assessment process. The report may be made to the Nominating and Corporate Governance Committee at a meeting of the committee or informally to each committee member between meetings.
     If it is the consensus of the Nominating and Corporate Governance Committee that a candidate is likely to meet the criteria for Board membership, the chair of the Nominating and Corporate Governance Committee will advise the candidate of the committee’s preliminary interest and, if the candidate expresses sufficient interest, with the assistance of the Company’s corporate secretary’s office, will arrange interviews of the candidate with one or more members of the Nominating and Corporate Governance Committee and senior management of the Company, and request such additional information from the candidate as the committee deems appropriate. The Nominating and Corporate Governance Committee of the Company will consider the candidate’s qualifications,

Pinnacle Financial Partners, Inc.	Page 6

including the individual’s background, skills and abilities, and whether such characteristics are consistent with the Company’s Corporate Governance Guidelines and the qualifications set forth in the Nominee Procedures and whether the candidate’s qualifications and characteristics fulfill the needs of the Board at that time. The Nominating and Corporate Governance Committee will then confer and reach a collective assessment as to the qualifications and suitability of the candidate for membership on the Company’s Board. On the basis of its assessment, the Nominating and Corporate Governance Committee will formally consider whether to recommend the candidate’s nomination for election to the Board.
Code of Conduct
     The Company has a code of conduct that applies to the Company’s associates and directors. The purpose of the code of conduct is to, among other things, provide written standards that are reasonably designed to deter wrongdoing and to promote honest and ethical conduct; full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with the Securities and Exchange Commission and other public communications by the Company; compliance with applicable governmental laws, rules and regulations; prompt internal reporting of violations of the code of conduct; and accountability for adherence to the code of conduct. Each director and associate is required to read and certify annually that he or she has read, understands and will comply with the code of conduct.
     Under the Sarbanes-Oxley Act of 2002 and the Securities and Exchange Commission’s related rules, the Company is required to disclose whether it has adopted a code of ethics that applies to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The Company’s chief executive officer and senior financial officers are bound by the Company’s code of conduct which contains provisions consistent with the Securities and Exchange Commission’s description of a code of ethics.
     A copy of the Company’s code of conduct can be obtained from the “Corporate Governance” section of the Company’s website at www.pnfp.com. The Company intends to disclose any legally required amendments to, or waivers from, the code of conduct with respect to its directors and officers in accordance with the rules and regulations of the Securities and Exchange Commission and the NASDAQ Stock Market. If such disclosure is made on the Company’s website it will be located in the “Investor Relations” section of the Company’s website at www.pnfp.com.
Communications with Members of the Board
     The Company’s Board has established procedures for the Company’s shareholders to communicate with members of the Board. Shareholders may communicate with any of the Company’s directors, including the chairperson of any of the committees of the Board, by writing to a director c/o Pinnacle Financial Partners, Inc., 211 Commerce Street, Suite 300, Nashville, Tennessee 37201.
Board Member Attendance at Annual Meeting
     The Company encourages each member of the Board to attend the Annual Meeting of Shareholders. All of the Company’s directors who served on the Board at that time attended the 2008 Annual Meeting of Shareholders except Mr. Bone.
PROPOSAL #1: ELECTION OF DIRECTORS
     The Company’s Bylaws provide that the Board shall consist of not less than five (5) nor more than twenty-five (25) directors, and shall be divided into three classes. Effective November 18, 2008, James L. Shaub, II, a Class III director, resigned from the Board. Tennessee law and the Company’s Bylaws require that each class of

Pinnacle Financial Partners, Inc.	Page 7

director be as nearly equal in number as possible. Accordingly, following Mr. Shaub’s resignation and by resolution of the Board, Colleen Conway-Welch, formerly a Class I director, became a Class III director.
     The terms for five (5) of the Company’s incumbent Class III directors including Ms. Conway-Welch expire at the 2009 Annual Meeting. These directors are Colleen Conway-Welch, Ed C. Loughry, Jr., Dale W. Polley, Reese L. Smith, III, and M. Terry Turner. The nomination of directors Loughry, Conway-Welch, Polley, Smith, and Turner for their re-election to another three-year term has been recommended by the Nominating and Corporate Governance Committee and approved by the Board. The Nominating and Corporate Governance Committee has determined that Messrs. Polley and Smith and Ms. Conway-Welch qualify as independent under the NASDAQ Marketplace rules requiring that a majority of the Board meet required independence criteria. There are five (5) directors whose terms expire at the 2010 annual meeting and six (6) other directors whose terms expire at the 2011 annual meeting. In each case, directors are elected until their respective successors are duly elected and qualified. At each annual meeting, one class of directors is elected for a three-year term.
     Unless a proxy specifies otherwise, the persons named in the proxy will vote the shares covered thereby FOR the nominees as listed. Each nominee has consented to be a candidate and to serve, if elected. While the Board has no reason to believe that any nominee will be unavailable, if such an event should occur, it is intended that such shares will be voted for substitute nominee(s) as selected by the Board.
     All of the Company’s directors also currently serve as directors of the Company’s wholly-owned subsidiary, Pinnacle National Bank (the “Bank”), Nashville, Tennessee.
     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSED DIRECTOR NOMINEES.
Nominees for Election to the Board
Class III Directors:

Colleen Conway-Welch (64)	Director since February 28, 2000
Term to expire 2009
Dr. Conway-Welch is the dean and holds responsibilities as the chief executive officer of the Vanderbilt University School of Nursing, Nashville, Tennessee, a position she has held since 1984. Because of her international stature as a voice for the nursing profession, Dr. Conway-Welch has been previously called on to serve on President Reagan’s 1988 Commission on HIV and the 1998 Congressional National Bipartisan Commission on the Future of Medicare, the 2002 Advisory Council to Secretary Thompson on Public Health Preparedness and the DHHS Center for Medicare and Medicaid’s Advisory Committee for Medicare Coverage, is an elected member of the Institute of Medicine of the National Academy of Science, and in 2007, was appointed by President Bush to the Board of Regents of the Uniformed Services University of the Health Sciences.
Her professional activities include serving as a member of the board of directors of the following registered public companies; Ardent Health Systems and RehabCare Group. Formerly, she served on the board of directors of First Union Bank of Tennessee.
In her community role, she has served on and chaired the Board of Directors for the Nashville Symphony, chaired the “Report Card” Committee on Nashville Schools for the Nashville Area Chamber of Commerce and is a member of the Nashville Downtown Rotary. She also chaired the Middle Tennessee United Way annual campaign in 1999.

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Ed C. Loughry, Jr. (66)	Director since March 15, 2006
Term to expire 2009
Mr. Loughry served as Vice-Chairman of the Company until his retirement on December 31, 2007, a position he had held since March 15, 2006, following the merger between the Company and Cavalry Bancorp, Inc. (“Cavalry”). Mr. Loughry joined Cavalry Banking in 1968 and served as President and Chief Executive Officer of Cavalry Banking from 1982 until its merger with Pinnacle National Bank in March 2006. He also served as President and Chief Executive Officer of Cavalry from its inception in 1998 until its merger with the Company in March 2006. Mr. Loughry has served on the boards of directors of the Rutherford County Chamber of Commerce, United Way, Heart Fund, Federal Home Loan Bank of Cincinnati, the Nashville branch of the Federal Reserve Bank of Atlanta board, the American Bankers Association board and the ABA Bank Pac board. He is past Chairman of the Tennessee Bankers Association. He has received the Leader in Banking Excellence award from the Tennessee Bankers Association. He is also currently serving on the Middle Tennessee Medical Center board and the Christy-Houston Foundation. He was selected Business Person of the Year in 1993 and Business Legend in 2000 by the Rutherford County Chamber of Commerce.
Mr. Loughry served as a director of Cavalry Banking from 1982 to 2006 and Cavalry from 1998 to 2006. He was the Chairman of Cavalry’s Board from 1999 to 2006.

Dale W. Polley (59)	Director since February 28, 2000
Term to expire 2009
Mr. Polley retired as a vice chairman and member of the board of directors of First American Corporation and First American National Bank in 2000. In the nine years preceding these positions, Mr. Polley served in various executive management positions at First American, which included serving as its president from 1997 to 1999. Before joining First American in 1991, Mr. Polley was group executive vice president and treasurer for C&S/Sovran Corporation, and held various executive positions within Sovran before its merger with C&S. Mr. Polley joined Sovran from Commerce Union Bank of Nashville where he was its executive vice president and chief financial officer.
Mr. Polley serves on the board of directors of O’Charley’s Inc. and HealthStream, Inc., registered public companies, headquartered in Nashville, Tennessee.
Mr. Polley also serves on the boards of the Nashville Sports Council, Gaylord Hotels Music City Bowl, St. Thomas Health Services Foundation (currently Treasurer) and Vanderbilt-Ingram Cancer Center. Additionally, he has formerly served on the boards of directors of the Federal Reserve Bank of Atlanta (Nashville branch), Nashville Area Chamber of Commerce, T.J. Martel Foundation, the American Cancer Society, the American Heart Association, the Pencil Foundation, YMCA, and the United Way, where he served as chairman of the board and chairman of the community’s 1995 fundraising campaign. Mr. Polley has also served as president of the Nashville Club for the University of Kentucky Alumni Association. In 2006, Mr. Polley served as the chairman of the steering committee for the Nashville Sports Council’s hosting of the 2006 SEC Men’s Basketball Tournament, a position he also held in 2001. Mr. Polley is a member of Leadership Nashville, Tennessee Society of Certified Public Accountants and the Financial Executives Institute.

Reese L. Smith, III (60)	Director since February 28, 2000

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Term to expire 2009
Mr. Smith is president of Haury & Smith Contractors, Inc., a real estate development and home building firm. He is a native Tennessean, and has operated this business in the Nashville area since his graduation from the University of Tennessee at Martin in 1970. From 1996 to 1999, Mr. Smith served as a board member of First Union National Bank of Nashville, and was a founder and director of Brentwood National Bank from its inception in 1991 to 1996. Mr. Smith serves on the Tennessee State Board for Licensing Contractors. He previously served as a trustee of Brentwood Academy. Currently, Mr. Smith serves as a senior life national director of the National Association of Home Builders and is a trustee of Martin Methodist College and Battle Ground Academy.

M. Terry Turner (53)	Director since February 28, 2000
Term to expire 2009
Mr. Turner is president and chief executive officer of the Company and the Bank, positions he has held since the Company’s and the Bank’s organization. Mr. Turner is a graduate of the Georgia Institute of Technology where he received his bachelor’s degree in Industrial Management in 1976. Following his graduation, Mr. Turner worked for Arthur Andersen & Company as a consultant in Atlanta, Georgia, and joined one of his clients, Park National Bank, Knoxville, Tennessee in 1979 where he held various management positions, including senior vice president of that bank’s commercial division. In 1985, Mr. Turner joined First American National Bank, Nashville, Tennessee, as a result of its acquisition of Park National Bank. Mr. Turner served from January 1994 until November 1998 as President of the Retail Bank of First American National Bank. From November 1998 until October 1999, he served as President of the Investment Services Group of First American Corporation. Mr. Turner’s banking career at First American in Nashville covered 14 years, and entailed executive level responsibilities for almost all aspects of its banking and investment operations.
During Mr. Turner’s tenure in Nashville, he has served as chairman of the board of the Nashville Sports Council, chairman of the board of trustees for Brentwood Academy, advisory board chairman for the Salvation Army, vice chairman for the Southern Baptist Foundation, member of the board of trustees of Belmont University, member of the Nashville branch of the Federal Reserve Bank of Atlanta, member of the executive committee of the Nashville Credit Bureau and a member of the board of governors of the Nashville Chamber of Commerce. Mr. Turner continues to serve on the board of Belmont University, the Nashville Sports Council and the board of the Gaylord Hotels Music City Bowl, is an active member in the World President’s Organization and is also a member of numerous local clubs and organizations including Leadership Nashville.
     The following directors serve as Class I and Class II directors and, accordingly, their terms will expire at the 2010 and 2011 Annual Meeting of Shareholders, respectively, and when their successors are duly elected and qualified.
Continuing Directors Until 2010 Meeting

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Class I Directors:

Sue G. Atkinson (68)	Director since February 28, 2000
Term to expire 2010
Ms. Atkinson has been chairman of Atkinson Public Relations of Nashville, Tennessee since 1986. Ms. Atkinson was raised in Tennessee and educated at Vanderbilt University, Nashville, Tennessee, where she received a bachelor’s degree. She began her professional career as director of development for Nashville Public Television in 1971, serving until 1979. In 1979, she joined Holder Kennedy Public Relations of Nashville, and was president of that firm until founding her own public relations firm in 1986. In the area of public relations, Ms. Atkinson worked with First American Corporation from 1991 until 2000 (the year the Company was founded), and with Commerce Union/Sovran Bank/C&S Sovran from 1986 to 1991. Ms. Atkinson currently serves on the Board of Directors of the PENCIL Foundation, the Gaylord Hotels Music City Bowl, is chairman of the Centennial Medical Center Board and a member of the Tennessee Higher Education Commission. Ms. Atkinson formerly served on the Board of Directors of the Nashville Area Chamber of Commerce, the Metropolitan Nashville Convention Commission, the Nashville Symphony Association, Children’s Hospital of Vanderbilt University and Leadership Nashville. She has also served on the board of trustees of the Alumni Association of Vanderbilt University.

Harold Gordon Bone (67)	Director since November 30, 2007
Term to expire 2010
Mr. Bone is a graduate of Cumberland University and the University of Tennessee. He also graduated from the University of Virginia’s consumer banking school. Since 1977, Mr. Bone has been a partner and licensed general contractor of B&B Enterprise and is also involved in numerous other business ventures. Mr. Bone served as a director of First Bank and Trust in Mt. Juliet, Tennessee until its 2000 merger with a large regional bank holding company. Since 1984, Mr. Bone has served on the board of Middle Tennessee Electric Cooperative where he currently serves as chairman. Mr. Bone is also a vice-president of Community Progress Committee, Inc., a not for profit entity focusing on healthcare and education issues. A lifetime member of the First Presbyterian Church in Lebanon, Tennessee, Mr. Bone has served as elder, deacon and trustee. Mr. Bone also serves on the Board of the Lebanon, Tennessee Breakfast Rotary Club, and as a Director of the Crohn’s and Colitis Foundation of America – Tennessee Chapter.
Prior to our acquisition of Mid-America Bancshares, Inc. (“Mid-America”) on November 30, 2007, Mr. Bone served as a director of Mid-America’s subsidiary, Bank of the South, from 2001 and as a director of Mid-America from 2006.

Gregory L. Burns (53)	Director since June 17, 2001
Term to expire 2010
Mr. Burns is a retired businessman. Prior to his retirement on February 12, 2009, Mr. Burns served as chairman of the board and chief executive officer for O’Charley’s Inc., a registered public company, headquartered in Nashville, Tennessee. Mr. Burns joined O’Charley’s in 1983 as controller, and later held the positions of executive vice president, chief financial officer and president before becoming chief executive officer in February, 1994. Prior to joining O’Charley’s, he served as chief financial officer for the Nashville Banner Publishing Company and a senior accountant for Price Waterhouse. Mr. Burns recently served as chairman of the board of directors for

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Nashville Sports Council and is a board member for Vanderbilt Ingram Cancer Center, Second Harvest Food Bank, Boy Scouts of America of the Middle Tennessee Council, the University of Kentucky Business Partnership Foundation and the Nashville Alliance for Public Education. Other civic activities have included serving as chair and board member of the American Cancer Society, as a board member of the Nashville Ballet, the Gaylord Hotels Music City Bowl, and the Nashville Symphony, as well as serving as a member of the Mayor of Nashville’s Tourism Working Group as a part of his involvement with the Chamber of Commerce. Mr. Burns was also inducted into the University of Kentucky Gatton College of Business and Economics Alumni Hall of Fame in 2000.

Clay T. Jackson (54)	Director since February 28, 2000
Term to expire 2010
Mr. Jackson is Senior Vice President, Regional Agency Manager, Tennessee for BB&T – Cooper, Love, Jackson, Thornton & Howell. Mr. Jackson is a native of Nashville and began his insurance career with Cooper, Love and Jackson in 1976. Prior to the 2003 merger with BB&T, he was the president and a principal of Cooper, Love & Jackson, Inc. and had served in this capacity since 1989. Currently, Mr. Jackson serves on the Board of Governors of the Nashville Area Chamber of Commerce, Montgomery Bell Academy, the Agents and Brokers Roundtable Committee for Independent Insurance Agents and Brokers of America, and the Nashville Symphony. He is also active with the Rotary Club, is Chairman of the Cultural and Natural Resources Committee for the City of Forest Hills, and a member of the Forest Hills Planning Committee, is Chairman of the Forest Hills Large Parcel Committee, and is a member of the Forest Hills Green Committee. He served in various leadership roles with Insurors of Tennessee. He served as past chairman of USF&G’s National Agency Council, a member of USF&G’s Board of Directors and the Alumni Board of Washington & Lee University.

Gary L. Scott (62)	Director since November 30, 2007
Term to expire 2010
Mr. Scott began his banking career in 1971 eventually serving as Chairman and CEO of Cheatham State Bank and CSB Corporation until 1998. He served several terms on the Board of the Tennessee Bankers Association and on the ABA’s Community Bankers Council. He is a past President of the Cheatham County Chamber of Commerce and is currently a Director and Treasurer of Leadership Middle Tennessee. He has served on the boards of numerous civic organizations. He has received the Leader of Business Excellence award from the Tennessee Bankers Association.
Prior to our acquisition of Mid-America on November 30, 2007, Mr. Scott served as CEO and Chairman of the Board of Mid-America’s subsidiary, PrimeTrust Bank, from 2001 and as CEO and Chairman of the Board of Mid-America from 2006. From November 30, 2007 until his retirement on October 31, 2008, Mr. Scott served as Area Chairman for the Company’s operations in Dickson and Cheatham Counties.
Continuing Directors Until 2011 Meeting

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Class II Directors:

James C. Cope (59)	Director since March 15, 2006
Term to expire 2011
Mr. Cope is a member in the law firm of Cope, Hudson, Scarlett, Reed & McCreary PLLC in Murfreesboro, Tennessee and has practiced law continuously in Murfreesboro, Tennessee since 1976. Mr. Cope is a graduate of the University of Tennessee and received his Doctor of Jurisprudence degree from Vanderbilt University in 1974. Mr. Cope serves as attorney for Rutherford County, Tennessee, the Middle Tennessee Electric Membership Corporation, the Consolidated Utility District of Rutherford County, the Murfreesboro Housing Authority, the Smyrna/Rutherford County Airport Authority and otherwise engages in a general practice of civil law. He is admitted to practice before the Sixth Circuit and Eleventh Circuit Courts of Federal Appeals and the Supreme Court of the United States of America. He is a member of the American Bar Association and the Tennessee Bar Association. He has served as a hearing officer appointed by the Supreme Court of the State of Tennessee for the Board of Professional Responsibility (1988-1993).He is past President of the Middle Tennessee State University Foundation and the Murfreesboro Rotary Club. He also served on the board and was an initial class member of Leadership Rutherford. In addition, he also served on the board of the YMCA of Rutherford County.
Prior to our acquisition of Cavalry on March 15, 2006, Mr. Cope served as a director of Cavalry’s subsidiary, Cavalry Banking, from 1992 and as a director of Cavalry from 1998.

William H. Huddleston, IV (45)	Director since March 15, 2006
Term to expire 2011
Mr. Huddleston, a professional engineer and registered land surveyor licensed in the State of Tennessee, has been the President of Huddleston-Steele Engineering, Inc., in Murfreesboro, Tennessee since 1994. Mr. Huddleston currently serves on the Middle Tennessee Medical Center Board of Directors, City of Murfreesboro Construction Board of Adjustments and Appeals and the Webb School Board of Trustees, and was formerly a member of the First United Methodist Church Finance and Special Gifts Committees. He is also a member of the Middle Tennessee State University Foundation Board of Trustees.
Prior to our acquisition of Cavalry on March 15, 2006, Mr. Huddleston had served as a director of Cavalry and Cavalry Banking since 1999.

Robert A. McCabe, Jr. (58)	Director since February 28, 2000
Term to expire 2011
Mr. McCabe began his banking career with the former Park National Bank of Knoxville, Tennessee, as an officer trainee in 1976. From 1976 to 1984, Mr. McCabe held various positions with Park National Bank in Knoxville, including senior vice president, until the acquisition of Park National by First American National Bank in 1985. Mr. McCabe joined First American as an executive vice president of the retail bank of First American National Bank of Nashville, a position he held until 1987 when First American promoted him to president and chief operating officer of the First American Bank of Knoxville. In 1989, Mr. McCabe was given added responsibility by being named president and chief operating officer for First American’s east Tennessee region. Mr. McCabe continued in that position until 1991, when First American selected him as president of First American’s Corporate Banking division, and shortly thereafter, as president of its General Banking

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division. In 1994, First American appointed Mr. McCabe as a vice chairman of First American Corporation. In March 1999, Mr. McCabe was appointed by First American to manage all banking and non-banking operations, a position he held until First American’s merger with AmSouth Bancorporation in October 1999.
Mr. McCabe also serves as a director of the following registered public companies: Goldleaf Financial Solutions, Inc. of Nashville, Tennessee, where he serves as the chairman of the board, and National Health Investors of Murfreesboro, Tennessee. He is also a director of SSC Services of Knoxville, Tennessee.
Mr. McCabe has been active in various civic organizations within his community, including Leadership Knoxville, Leadership Nashville. He is a member of the World President’s Organization, Chief Executives Organization, serves as Chairman of The Ensworth School and is past chairman of Cheekwood Botanical Gardens and Museum of Art. He is also a member of the Middle Tennessee Boy Scout Council, The Nashville Symphony and the Nashville Downtown Partnership.

David Major (60)	Director since November 30, 2007
Term to expire 2011
Mr. Major began his banking career as a bank regulator in 1971 and has since served in numerous positions, including Chief Executive Officer and director of numerous banks and bank holding companies. He previously served on the board of the Tennessee Bankers Association and was chairman of the TBA’s for-profit subsidiary, Financial Products and Services, Inc. He is past-President of the West Wilson County Chamber of Commerce and Chairman of Prospect, Inc. He has served on the boards of numerous civic organizations. He recently received the Leader in Banking Excellence award from the Tennessee Bankers Association and the Paul Bauman Excellence award from the West Wilson County Chamber of Commerce.
Prior to our acquisition of Mid-America on November 30, 2007, Mr. Major served as CEO and Chairman of the Board of Mid-America’s subsidiary, Bank of the South, from 2001 and as President and director of Mid-America from 2006. From November 30, 2007 until his retirement on October 31, 2008 Mr. Major served as the Company’s Area Chairman for Wilson County.

Hal N. Pennington (71)	Director since February 22, 2006
Term to expire 2011
Mr. Pennington is the chairman of Genesco, Inc. Genesco, a Nashville-based specialty retailer, sells footwear, headwear and accessories in more than 2,000 retail stores in the United States and Canada. Genesco, Inc. is a registered public company whose stock trades on the New York Stock Exchange. Mr. Pennington became a member of Genesco’s board in November 1999, when he was named executive vice president and chief operating officer. He became president of Genesco in 2000, was named chief executive officer in April 2002 and chairman in 2004, positions he held until August 1, 2008.
Mr. Pennington received his Bachelor of Science degree in industrial management from Auburn University.
Actively involved in the community, he currently serves on the Nashville Symphony Association Board of Directors, Cheekwood Board of Trustees, the Executive Committee and Board for the Footwear Distributors and Retailers Association (FDRA) and as a director of the Two/Ten

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Foundation.  In addition, he has served in a variety of leadership roles with nonprofit organizations, including Leadership Nashville and the Boy Scouts of America, among others.

Dr. Wayne J. Riley (49)	Director since December 18, 2007
Term to expire 2011
Dr. Riley is the President and CEO of Meharry Medical College in Nashville, Tennessee. Dr. Riley became Meharry’s 10th president in January 2007. Prior to his appointment at Meharry, he was vice president and vice dean for health affairs and governmental relations and associate professor of medicine at Baylor College of Medicine and an adjunct professor of management at Rice University’s Jesse H. Jones Graduate School of Management, both in Houston. At Houston’s Ben Taub General Hospital, Baylor’s primary public hospital teaching affiliate, he was assistant chief of medicine and a practicing academic general internist.
Dr. Riley holds a bachelor’s degree from Yale University, the Master of Public Health (M.P.H.) degree in health systems management from Tulane University and the Doctor of Medicine (M.D.) degree from the Morehouse School of Medicine in Atlanta. In May 2002, he earned a master’s degree from Rice University’s Jesse H. Jones Graduate School of Management’s (JGSM) MBA for Executives program.
Meetings and Committees of the Board
     During the fiscal year ended December 31, 2008, the Board of Directors of the Company held ten meetings. The Company’s governance guidelines require all incumbent directors to attend at least 75% of the total number of meetings of the Company’s Board and committees of the Board on which he or she serves in the year prior to their election in order for the Nomination and Corporate Governance Committee to renominate them to their Board seat. All incumbent directors attended at least 75% of the total number of meetings of the Company’s Board and committees of the Board on which he or she served during the time period when the director was a member of the Board in 2008.
     In accordance with the Company’s Corporate Governance Guidelines, the Company’s Board has established the committees described below. The members of each committee are the same for the Company and the Bank and are as identified below.
EXECUTIVE COMMITTEE. The members of the Executive Committee are M. Terry Turner, Robert A. McCabe, Jr., Gregory L. Burns, Dale W. Polley, Clay T. Jackson; Hal N. Pennington and Ed C. Loughry, Jr. Under the Company’s Bylaws, the Executive Committee may exercise all authority of the Board in the intervals between Board meetings, except for certain matters. The Executive Committee recommends to the Board all major policies and procedures pertaining to loan policy. Additionally, the Executive Committee has overall responsibility for asset liability management strategy of the Company and the Bank. The Executive Committee held twelve meetings in 2008.
AUDIT COMMITTEE. The Company has a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The members of the Audit Committee are Dale W. Polley, William H. Huddleston, IV, Clay T. Jackson, and Dr. Wayne J. Riley. The Audit Committee’s responsibilities are set forth in a written charter that has been adopted by the Board, a copy of which is available on the “Corporate Governance” section of the Company’s website at www.pnfp.com. The Audit Committee’s charter provides that the Audit Committee shall consist of at least three members, all of whom shall be

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“independent”. Members of the Audit Committee shall be considered independent so long as they meet the applicable requirements for independence set forth under the NASDAQ Marketplace rules and as required by the rules and regulations of the Exchange Act, including Rule 10A-3. All members of the Audit Committee are independent within the NASDAQ Marketplace rules including, Rule 10A-3 promulgated under the Exchange Act. The Audit Committee charter also provides that the members of the Audit Committee shall be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and statement of cash flows. The Company believes that the members of the Audit Committee meet these requirements. Additionally, the rules and the regulations of the SEC require the Company to disclose whether it has an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC. The Company’s Board has determined that Dale W. Polley is an “audit committee financial expert” as that term is defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC and that he is “independent” as defined by the rules and regulations of the SEC. The primary functions of the Audit Committee consist of:
•	Ensuring that the affairs of the Company are subject to effective internal and external independent audits and control procedures;

•	Approving the selection of internal and external independent auditors annually;

•	Reviewing all Forms 10-K and Forms 10-Q, prior to their filing with the Securities and Exchange Commission, and reviewing the corresponding Chief Executive Officer and Chief Financial Officer certifications of these reports; and

•	Preparing an audit committee report for inclusion in the Company’s proxy statement disclosing that the Committee has discussed the annual audited financial statements with management and the Company’s independent registered public accountants and, based on these discussions, recommended whether such financial statements should be included in the Company’s annual report filed with the SEC.
Company management, internal and external auditors, independent loan reviewers, compliance consultants and the Company’s outside counsel may attend each meeting or portions thereof as required by the Audit Committee. The Audit Committee held nine meetings in 2008.
COMMUNITY AFFAIRS COMMITTEE. The members of the Community Affairs Committee are Sue G. Atkinson, Colleen Conway-Welch, William H. Huddleston, IV, Clay T. Jackson, Ed C. Loughry, Jr., Robert A. McCabe, Jr., and Gary L. Scott. The Community Affairs Committee evaluates overall community relations including public affairs and advertising. The Community Affairs Committee establishes the Bank’s community development program, and assesses and works to ensure compliance with the Community Reinvestment Act, fair lending laws, and the Home Mortgage Disclosure Act. Additionally, this committee oversees the Bank’s corporate contribution program. The Community Affairs Committee held four meetings in 2008.
HUMAN RESOURCES AND COMPENSATION COMMITTEE. The members of the Human Resources and Compensation Committee are Gregory L. Burns, James C. Cope, Harold Gordon Bone, and Reese L. Smith, III. The Human Resources and Compensation Committee’s responsibilities are set forth in a written charter which has been approved by the

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Board. A copy of this charter is available on the “Corporate Governance” section of the Company’s website at www.pnfp.com.
The Human Resources and Compensation Committee’s charter provides that the Human Resources and Compensation Committee shall consist of at least three members, all of whom shall be “independent”. Members of the Human Resources and Compensation Committee shall be considered independent so long as they are not associates or employees of the Company, do not have any other relationship to the Company that, in the opinion of the Board, would interfere with the exercise of independent judgment and otherwise meet the applicable requirements for independence set forth under the NASDAQ Marketplace rules. All members of the Human Resources and Compensation Committee are independent in accordance with the Human Resources and Compensation Committee Charter.
The Human Resources and Compensation Committee establishes or approves all policies and procedures related to the human resources function of the Company and the Bank including employee compensation, incentive programs, the Company’s 401(k) plan and employee stock incentive plans. Additionally, this committee evaluates and establishes the compensation of the Company’s five most highly compensated executive officers, including the Chief Executive Officer and Chief Financial Officer (the “Named Executive Officers”). The Human Resources and Compensation Committee also reviews the compensation of the other members of the Company’s Leadership Team and establishes the compensation for the directors. The Human Resources and Compensation Committee receives recommendations from the Chief Executive Officer and the senior human resources officer in connection with the determination concerning executive compensation. Additionally and with respect to the Named Executive Officers (as defined below), the Human Resources and Compensation Committee has also engaged Mercer (US) Inc. (“Mercer”) to provide additional assistance in these matters, including peer group analysis, compensation structure and other assistance. The Human Resources and Compensation Committee also approves the Company’s annual compensation discussion and analysis included in this proxy statement. The Human Resources and Compensation Committee held six meetings in 2008.
Additionally, because the Company is participating in the Capital Purchase Program established by the U.S. Department of Treasury under the Emergency Economic Stabilization Act of 2008, the Human Resources and Compensation Committee has additional responsibilities under the EESA as amended by the America Recovery and Reinvestment Act of 2009 (the “ARRA”). Those additional responsibilities include the following:
•	reviewing the Company’s employee compensation plans

•	identifying the features of the Company’s Named Executive Officer incentive compensation arrangements that could lead the Named Executive Officers to take unnecessary and excessive risks that could threaten the value of the Company;

•	reviewing with the Company’s senior risk officers incentive compensation arrangements with the Named Executive Officers to ensure that the Named Executive Officers are not encouraged to take unnecessary and excessive risks;

•	meeting at least semi annually to discuss and evaluate employee compensation plans in light of any risk to the Company from its employee compensation plans and at least annually with the Company’s senior risk officers to discuss and review the

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relationship between the Company’s risk management policies and practices and the Named Executive Officers’ incentive compensation arrangements; and

•	certifying that the Human Resources and Compensation Committee has completed its review of the Named Executive Officers’ incentive compensation arrangements as set forth above.
Compensation decisions for the Company’s Named Executive Officers are made by the Human Resources and Compensation Committee. Since 2006, the Human Resources and Compensation Committee has retained Mercer to provide information, analyses, and advice regarding executive and director compensation. The Mercer consultant who performs these services reports directly to the Human Resources and Compensation Committee chair. The Human Resources and Compensation Committee has established procedures that it considers adequate to ensure that Mercer’s advice to the Human Resources and Compensation Committee remains objective and is not influenced by the Company’s management. These procedures include: a direct reporting relationship of the Mercer consultant to the Human Resources and Compensation Committee; provisions in the Human Resources and Compensation Committee’s engagement letter with Mercer specifying the information, data, and recommendations that can and cannot be shared with management; an annual update to the Human Resources and Compensation Committee on Mercer’s financial relationship with the Company, including a summary of the work performed for the Human Resources and Compensation Committee during the preceding 12 months; and written assurances from Mercer that, within the Mercer organization, the Mercer consultant who performs services for the Human Resources and Compensation Committee has a reporting relationship and compensation determined separately from any other Mercer line of business. Mercer also assists the Human Resources and Compensation Committee in establishing compensation for the independent directors of the Board.
The agenda for meetings of the Human Resources and Compensation Committee is determined by its Chairman with the assistance of the Company’s Chief Executive Officer, Chief Financial Officer and Chief Human Resources Officer. Human Resources and Compensation Committee meetings are regularly attended by the Chief Executive Officer, the Chief Financial Officer and the Chief Human Resources Officer. At certain meetings in 2008, the Human Resources and Compensation Committee met in executive session. The Human Resources and Compensation Committee’s Chairman reports the Committee’s recommendations on executive compensation to the Board of Directors. Independent advisors and the Company’s human resources department support the Human Resources and Compensation Committee in its duties and, along with the Chief Executive Officer, may be delegated authority to fulfill certain administrative duties regarding the compensation programs. The Human Resources and Compensation Committee has authority under the Human Resources and Compensation Committee Charter to retain, approve fees for and terminate advisors, consultants and agents as it deems necessary to assist in the fulfillment of its responsibilities. The Human Resources and Compensation Committee reviews the total fees paid to outside compensation consultants by the Company to ensure that the consultant maintains its objectivity and independence when rendering advice to the committee.
NOMINATING AND CORPORATE GOVERNANCE COMMITTEE: The members of the Nominating and Corporate Governance Committee are Hal N. Pennington, Harold Gordon Bone, Colleen Conway-Welch, James C. Cope and Dr. Wayne J. Riley. The Nominating and Corporate Governance Committee’s responsibilities are set forth in a written charter which

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has been approved by the Board. A copy of this charter is available on the “Corporate Governance” section of the Company’s website at www.pnfp.com.
The Nominating and Corporate Governance Committee’s charter provides that the Nominating and Corporate Governance Committee shall consist of at least three members, all of whom shall be “independent”. Members of the Nominating and Corporate Governance Committee shall be considered independent so long as they are not associates or employees of the Company, do not have any other relationship to the Company that, in the opinion of the Board, would interfere with the exercise of independent judgment and otherwise meet the applicable requirements for independence set forth under the NASDAQ Marketplace rules. All members of the Nominating and Corporate Governance Committee are independent in accordance with the Nominating and Corporate Governance Committee Charter.
The Nominating and Corporate Governance Committee is also responsible for recommending individuals to the Board for nomination to fill expired or otherwise vacant seats on the Board. As discussed above, the Nominating and Corporate Governance Committee and the Board have established the Nominee Procedures the committee shall follow in evaluating director candidates, including candidates submitted by the Company’s shareholders. The Nominating and Corporate Governance Committee recommends nominees to the Board for approval and election for inclusion in the proxy statement. The Nominating and Corporate Governance Committee held three meetings in 2008.
Director Compensation
     For 2008, non-employee directors received a $10,000 annual cash retainer which was paid in quarterly installments and $1,500 for each board and committee meeting attended. In addition, each committee chairperson will received a quarterly fee as follows: Audit Committee – $2,500 per quarter; Community Affairs Committee – $1,250 per quarter; Nominating and Corporate Governance Committee – $1,500 per quarter; and Human Resources and Compensation Committee – $1,875 per quarter. Additionally, each non-employee director received as a retainer a restricted stock award of 751 shares of Company Common Stock with a value of approximately $20,000 as of the date of the award. The restrictions on these shares lapsed on the one year anniversary date of the award as all directors to whom awards were granted attended at least 75% of their assigned board and committee meetings in 2008.
     For 2009, the Board adopted the same compensation schedule for all non-employee directors as was adopted for 2008. The restricted stock award of Company Common Stock for 2009 was based on the February 27, 2009 closing price of $19.84. As a result each non-employee director has the opportunity to earn 1,008 shares of Company Common Stock should the restrictions lapse on these awards. The restrictions on these shares will lapse on February 28, 2010 should the director attend at least 75% of their assigned board and committee meetings between March 1, 2009 and February 28, 2010. Should the director attend at least 50% of the assigned meetings but less than 75%, the restrictions will lapse on 504 shares with the remaining share awards cancelled. Should the director attend less than 50% of the assigned meetings, no restrictions will lapse and all share awards will be cancelled.
     Directors of the Company who are employees of the Company and/or the Bank receive no additional compensation for being a director of the Company or the Bank or for serving on a committee of the Board. Additionally, directors do not receive separate compensation for serving on the Bank’s Board.

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     The following table sets forth the compensation of the Company’s directors for services rendered during 2008:

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(k)
					Change in
					Pension Value
					and
	Fees				Nonqualified
	Earned or	Stock		Non-Equity	Deferred
	Paid in	Awards (2)	Option	Incentive Plan	Compensation	All Other
Name	Cash (1)	(3)	Awards (4)	Compensation	Earnings	Compensation	Total

Sue G. Atkinson	$32,000	$19,992	—	—	—	—	$51,992
Harold Gordon Bone	$31,475	$19,992	—	—	—	—	$51,467
Gregory L. Burns	$46,625	$19,992	—	—	—	—	$66,617
Colleen Conway-Welch	$23,525	$19,992	—	—	—	—	$43,517
James C. Cope	$27,500	$19,992	—	—	—	—	$47,492
William H. Huddleston, IV	$36,950	$19,992	—	—	—	—	$56,942
Clay T. Jackson	$56,575	$19,992	—	—	—	—	$76,567
Ed C. Loughry, Jr. (5)	$54,700	$19,992	—	—	—	—	$74,692
David Major	$1,500	—	—	—	—	—	$1,500
Robert A. McCabe, Jr.	—	—	—	—	—	—	—
Hal N. Pennington	$40,800	$19,992	—	—	—	—	$60,792
Dale W. Polley	$60,000	$19,992	—	—	—	—	$79,992
Wayne J. Riley	$34,600	$19,992	—	—	—	—	$54,592
Gary L. Scott	$1,500	—	—	—	—	—	$1,500
James L. Shaub, II (6)	$36,500	—	—	—	—	—	$36,500
Reese L. Smith, III	$27,350	$19,992	—	—	—	—	$47,342
M. Terry Turner	—	—	—	—	—	—	—

(1)	Messrs. McCabe, and Turner, were employees of the Company and, thus, did not receive any compensation for serving as a director in 2008. On October 31, 2008, Mr. Major retired as an employee of the Company and was compensated as a director beginning on December 2, 2008. On October 31, 2008, Mr. Scott retired as an employee of the Company and was compensated as a director beginning on December 2, 2008.

(2)	All non-employee directors were awarded a restricted share award in 2008 of 751 shares of Company Common Stock. The restrictions on these shares lapsed based on meeting minimum meeting attendance requirements for each director. At December 31, 2008, the Company’s directors denoted in the table below held the following restricted shares of the Company’s Common Stock. During 2008, each of the following directors met the attendance requirements and all restrictions lapsed on these shares on February 27, 2009.

Number of Restricted
Name	Shares

Sue G. Atkinson	751
Harold Gordon Bone	751
Gregory L. Burns	751
Colleen Conway-Welch	751
James C. Cope	751
William H. Huddleston, IV	751
Clay T. Jackson	751
Ed C. Loughry, Jr.	751
Hal N. Pennington	751
Dale W. Polley	751
Wayne J. Riley	751
Reese L. Smith, III	751

(3)	The amounts in the column captioned “Stock Awards” reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008, in accordance with FAS 123(R) of awards pursuant to the Company’s equity incentive plans and thus may include amounts from awards granted in and prior to 2008. For a

Pinnacle Financial Partners, Inc.	Page 20

description of the assumptions used by the Company in valuing these awards for the fiscal year ended December 31, 2008 please see “Note 15. Stock Option Plan and Restricted Shares” to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed with the Securities and Exchange Commission on February 19, 2009.

(4)	At December 31, 2008, except for Mr. Loughry, who retired as an employee of the Company in 2007, none of the Company’s non-employee directors held any options to purchase any shares of the Company’s Common Stock.

(5)	On January 18, 2008, the Human Resources and Compensation Committee approved an amendment to option grants made to Mr. Loughry on March 15, 2006 and January 19, 2007. These amendments extend the time within which Mr. Loughry must exercise his options following his December 31, 2007 retirement as an employee and allow for the continued vesting of these options until such time as he ceases to serve as a director of the Company.

(6)	Mr. Shaub resigned from the Board effective November 18, 2008. The Company filed a Form 8-K with the Securities and Exchange Commission on November 19, 2008 concerning this matter.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR”
THE PROPOSED DIRECTOR NOMINEES
* * * * *
PROPOSAL # 2: AMENDMENT TO PINNACLE FINANCIAL PARTNERS, INC.
2004 EQUITY INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES OF PINNACLE
COMMON STOCK RESERVED FOR ISSUANCE UNDER THE PLAN BY 750,000 SHARES
     The Company’s 2004 Equity Incentive Plan, as amended on March 14, 2005, April 14, 2006, September 19, 2006, and November 27, 2007 (the “Equity Incentive Plan”), was adopted by the Company’s shareholders on April 20, 2004.
     Based in part upon the recommendation of the Human Resources and Compensation Committee, the Board believes that amending the Equity Incentive Plan to increase the number of shares available for awards under the Equity Incentive Plan is necessary to provide the Board with the flexibility to continue the Company’s historical practice of awarding equity incentives to a broad based group of the Company’s associates.
     Equity-based compensation advances the interests of the Company by encouraging, and providing for, the acquisition of equity interest in the Company by all of the Company’s associates, thereby providing substantial motivation for superior performance and aligning their interest with shareholders of the Company. In order to provide the Company with greater flexibility to adapt to changing economic and competitive conditions, and to continue its practice of attracting and retaining experienced client-contact associates, the Board proposes the adoption, subject to shareholder approval, of an amendment of the Equity Incentive Plan to increase the number of shares of Common Stock authorized for issuance thereunder by 750,000 shares. The Board believes that the approval of this amendment is essential to further the long-term stability and financial success of the Company by attracting, motivating and retaining qualified associates at all levels of the Company through the use of stock incentives.
     The proposed amendment increases the number of shares of Common Stock which may be issued under the Equity Incentive Plan by 750,000 shares or 3.13% of the 24,000,021 shares of Common Stock outstanding on February 27, 2009. When these additional shares are added to the 245,533 shares of Common Stock reserved, but not yet issued, under the Equity Incentive Plan and the 92,318 shares of Common Stock reserved, but not yet issued, under the Mid-America Bancshares, Inc. 2006 Equity Incentive Plan (which shares may only be issued to employees of the Company or its affiliates that were employees of Mid-America or its affiliates at the time of the Company’s and Mid-America’s merger) the total number of shares available for new awards under the Equity Incentive Plan and the Mid-America plan as of February 27, 2009 totaled

Pinnacle Financial Partners, Inc.	Page 21

1,087,851, or 4.53% of the Company’s total outstanding shares of Common Stock as of that date. As of February 27, 2009, there were 2,600,034 shares of Common Stock issuable upon exercise of options, stock appreciation rights or subject to forfeiture in the case of restricted shares under the Equity Incentive Plan, the Company’s 2000 Stock Incentive Plan (the “2000 Plan”) and the various plans that the Company has assumed in connection with its acquisitions of Cavalry and Mid-America (the “Assumed Plans”). Since inception (or in the case of the Assumed Plans , since March 15, 2000, in the case of Cavalry and November 30, 2007, in the case of Mid-America) and through February 27, 2009, 558,476 shares (adjusted for subsequent stock splits) have been acquired by employees under the Equity Incentive Plan, the 2000 Plan and the Assumed Plans. Additionally, 510,690 shares have been issued as restricted stock to associates, executive officers and directors.
     Two measurements that are considered meaningful by some shareholders in consideration of proposals to increase the number of shares available for issuance under an equity incentive plan are “overhang ratios” and “equity award burn rates.” The overhang ratio is the ratio of all common stock of a company that is reserved for issuance pursuant to an equity based plan to total outstanding common stock plus the impact of the issued equity based awards. The Company’s overhang ratio has ranged between 10.5 % and 19.8% since inception. Should the proposed amendment be approved by the Company’s shareholders, the overhang ratio would approximate 12.5% which is consistent with prior periods. The following is an analysis of the Company’s overhang ratio as of the following selected dates:

December 31, 2000	19.8%
December 31, 2001	17.1%
December 31, 2002	11.8%
December 31, 2003	11.8%
December 31, 2004	16.7%
December 31, 2005	16.3%
December 31, 2006	12.9%
December 31, 2007	12.6%
December 31, 2008	10.5%

After giving effect of the amendment to increase the shares reserved under the 2004 Equity Incentive Plan (*)	12.5%

(*) Includes impact of additional allocation of 750,000 shares as contemplated by this proposal.
     A company’s burn rate is computed by dividing the number of stock option grants plus an additional component for the impact of restricted share awards during any particular period by the number of outstanding shares of common stock at the end of the period. Thus a higher burn rate would be indicative of an increased number of equity awards being granted to employees and/or directors. The result is usually compared to industry data, particularly data furnished by various shareholder services groups. For restricted share awards, companies typically multiply the number of restricted share awards by a factor greater than one so that the restricted share awards can be aggregated with any stock option grants so that the end result is increased for the implied increased value of the restricted share award. Accordingly, the Company has multiplied the number of restricted share award in years prior to 2008 by a factor of two, such that every one restricted share award would equal two stock option grants for purposes of calculating the Company’s burn rate for those periods prior to 2008. Based on information from a leading shareholder services group, the Company increased the restricted share factor to 2.5 (based on the volatility of the Company’s share price during the year ended December 31, 2008 for awards granted in 2008). As a result, the Company’s burn rate for the year ended December 31, 2008, was 2.7%. The Company believes that its burn rate for 2009 will be consistent with its burn rate for 2008.

Pinnacle Financial Partners, Inc.	Page 22

     The following is an analysis of Pinnacle’s burn rate for each of the years ended:

December 31, 2000	9.8%
December 31, 2001	2.3%
December 31, 2002	3.3%
December 31, 2003	2.5%
December 31, 2004	2.3%
December 31, 2005	2.9%
December 31, 2006	2.7%
December 31, 2007	2.1%
December 31, 2008	2.7%
     A copy of the proposed Equity Incentive Plan, as amended, is attached hereto as Appendix A. If approved by the shareholders, the amendment will become effective as of April 21, 2009.
Summary of Material Provisions of the Equity Incentive Plan
     The purpose of the Equity Incentive Plan is to promote the interests of the Company and its shareholders by, among other things:
          (i) Attracting and retaining associates through the utilization of broad-based incentive plans such as the Equity Incentive Plan;
          (ii) Motivating such individuals by means of performance-related incentives to achieve long-range performance goals;
          (iii) Enabling such individuals to participate in the long-term growth and financial success of the Company;
          (iv) Encouraging ownership of stock in the Company by such individuals; and
          (v) Linking their compensation to the long-term interests of the Company and its shareholders.
     Because awards under the Equity Incentive Plan are at the discretion of the Human Resources and Compensation Committee, the benefits that will be awarded under the Equity Incentive Plan to the Company’s Named Executive Officers (as identified below) or the Company’s other executive officers cannot be determined at this time.
     To date, the Company has awarded stock options pursuant to the Equity Incentive Plan under a broad-based framework whereby all employees have received stock option awards. The Company wishes to continue these broad-based awards and the Human Resources and Compensation Committee believes the structure of the Equity Incentive Plan is appropriate for that purpose. The Human Resources and Compensation Committee has also issued shares of restricted stock to the Company’s directors and members of executive management as well as substantially all other associates. The proposed Equity Incentive Plan provides a flexible solution to the Human Resources and Compensation Committee for long-term incentives to employees including stock options, stock appreciation rights, restricted shares and units, performance shares and performance units.
     As described in more detail below, the Equity Incentive Plan contains the following provisions:

Pinnacle Financial Partners, Inc.	Page 23

•	The Equity Incentive Plan prohibits the Human Resources and Compensation Committee from amending the terms of previously granted options to reduce the exercise price or canceling a previously granted option and substituting another option with a lower exercise price. The Company has never repriced any of its options.

•	The Equity Incentive Plan provides that any options granted under the Equity Incentive Plan, other than Substitute Awards (as defined herein), may not be granted at less than the fair market value of the Common Stock on the date of grant.

•	The Equity Incentive Plan limits to 50,000 the maximum number of shares with respect to which all performance awards may be granted to a Covered Officer (as defined in the Equity Incentive Plan) in each year of the performance period and to five times the Covered Officer’s annual salary the maximum amount of any award to such an employee that may be settled in cash in each year of the performance period
     The following is a brief summary of the principal features of the Equity Incentive Plan, which is qualified in its entirety by reference to the Equity Incentive Plan itself, a copy of which is attached as Appendix A hereto.
Shares Available for Awards under the Plan
     Under the Equity Incentive Plan, awards may be made in Common Stock. Subject to adjustment as provided by the terms of the Equity Incentive Plan, the maximum number of shares of Common Stock with respect to which awards may be granted under the Equity Incentive Plan if the amendment described herein is approved by the Company’s shareholders is 2,255,207 (which includes 1,451,211 shares subject to awards outstanding as of the date hereof).
     Shares of Common Stock subject to an award under the Equity Incentive Plan or the Company’s 2000 Stock Incentive Plan that are cancelled, expire unexercised, forfeited, settled in cash or otherwise terminated without a delivery of shares of Common Stock to the participant, including, with respect to the Equity Incentive Plan, shares of Common Stock withheld or surrendered in payment of any exercise or purchase price of an award or taxes relating to an award, remain available for awards under the Equity Incentive Plan. Shares of Common Stock issued under the Equity Incentive Plan may be either newly issued shares or shares which have been reacquired by the Company. Shares issued by the Company as substitute awards granted solely in assumption of outstanding awards previously granted by a company acquired by the Company or with which the Company combines (“Substitute Awards”) do not reduce the number of shares available for awards under the Equity Incentive Plan.
     In addition, the Equity Incentive Plan imposes individual limitations on the amount of certain awards in order to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Under these limitations, no single participant may receive options or SARs in any calendar year that relate to more than 50,000 shares of Common Stock, subject to adjustment in certain circumstances.
     With certain limitations, awards made under the Equity Incentive Plan may be adjusted by the Human Resources and Compensation Committee in an equitable and proportionate manner to prevent dilution or enlargement of benefits or potential benefits intended to be made available under the Equity Incentive Plan in the event of any stock dividend, reorganization, recapitalization, stock split, combination, merger, consolidation, change in laws, regulations or accounting principles or other relevant unusual or nonrecurring event affecting the Company.

Pinnacle Financial Partners, Inc.	Page 24

Eligibility and Administration
     Associates and directors of the Company or its subsidiaries or affiliates are eligible to be granted awards under the Equity Incentive Plan. The Human Resources and Compensation Committee administers the Equity Incentive Plan and is to be composed of not less than two non-employee directors, each of whom is a “non-employee director” for purposes of Section 16 of the Exchange Act and Rule 16b-3 thereunder and an “outside director” within the meaning of Section 162(m) and the regulations promulgated under the Code. Subject to the terms of the Equity Incentive Plan, the Human Resources and Compensation Committee is authorized to select participants, determine the type and number of awards to be granted, determine and later amend (subject to certain limitations) the terms and conditions of any award, interpret and specify the rules and regulations relating to the Equity Incentive Plan, and make all other determinations which may be necessary or desirable for the administration of the Equity Incentive Plan.
Stock Options and Stock Appreciation Rights
     The Human Resources and Compensation Committee is authorized to grant stock options, including both incentive stock options, which can result in potentially favorable tax treatment to the participant, and non-qualified stock options. The Human Resources and Compensation Committee may specify the terms of such grants subject to the terms of the Equity Incentive Plan. The Human Resources and Compensation Committee is also authorized to grant stock appreciation rights, or SARs, either with or without a related option, which SARs may be settled in cash or Common Stock, as the Human Resources and Compensation Committee may determine. The exercise price per share subject to an option is determined by the Human Resources and Compensation Committee, but may not be less than the fair market value of a share of Common Stock on the date of the grant, except in the case of Substitute Awards. The maximum term of each option or SAR, the times at which each option or SAR will be exercisable, and the provisions requiring forfeiture of unexercised options at or following termination of employment generally are fixed by the Human Resources and Compensation Committee, except that no option or tandem SAR relating to an option may have a term exceeding ten years. Incentive stock options or tandem SARs related thereto that are granted to holders of more than ten percent of the Company’s voting securities are subject to certain additional restrictions, including a five-year maximum term and a minimum exercise price of 110% of fair market value.
Restricted Shares and Restricted Share Units
     The Human Resources and Compensation Committee is authorized to grant restricted shares of Common Stock and restricted share units. Restricted shares are shares of Common Stock subject to transfer restrictions as well as forfeiture upon certain terminations of employment prior to the end of a restricted period or other conditions specified by the Human Resources and Compensation Committee in the award agreement. A participant granted restricted shares of Common Stock generally has most of the rights of a shareholder of the Company with respect to the restricted shares, including the right to receive dividends, if any, and the right to vote such shares. Except as provided in the Equity Incentive Plan, none of the restricted shares may be transferred, encumbered or disposed of during the restricted period or until after fulfillment of the restrictive conditions.
     Each restricted share unit has a value equal to the fair market value of a share of Common Stock on the date of grant. The Human Resources and Compensation Committee determines, in its sole discretion, the restrictions applicable to the restricted share units. A participant will be credited with dividend equivalents on any vested restricted share units at the time of any payment of dividends to shareholders on shares of Common Stock. Except as determined otherwise by the Human Resources and Compensation Committee, restricted share units may not be transferred, encumbered or disposed of, and such units shall terminate, without further obligation on the part of the Company, unless the participant remains in continuous

Pinnacle Financial Partners, Inc.	Page 25

employment of the Company for the restricted period and any other restrictive conditions relating to the restricted share units are met.
Performance Share and Performance Unit Awards
     A performance share award consists of a right to receive shares of Common Stock upon the achievement of certain performance goals during certain performance periods as established by the Human Resources and Compensation Committee, and payable at such time as the Human Resources and Compensation Committee shall determine. Performance share awards may be paid in a lump sum or in installments following the close of a performance period or on a deferred basis, as determined by the Human Resources and Compensation Committee. Absent a determination by the Human Resources and Compensation Committee to the contrary, a participant’s rights to any performance share award may not be transferred, encumbered or disposed of in any manner, except by will or the laws of descent and distribution.
     A performance unit award consists of a right that is (1) denominated in cash, (2) valued, as determined by the Human Resources and Compensation Committee, in accordance with the achievement of such performance goals during such performance periods as the Human Resources and Compensation Committee shall establish, and (3) payable at such time and in such form as the Human Resources and Compensation Committee shall determine. Performance unit awards may be paid in a lump sum or in installments following the close of a performance period or on a deferred basis, as determined by the Human Resources and Compensation Committee. Absent a determination by the Human Resources and Compensation Committee to the contrary, a participant’s rights to any performance unit award may not be transferred, encumbered or disposed of in any manner, except by will or the laws of descent and distribution.
     Performance share and performance unit awards are subject to certain specific terms and conditions under the Equity Incentive Plan. Performance goals will be limited to one or more of the following financial performance measures relating to the Company or any of its subsidiaries, operating units or divisions:
•  earnings or book value per share;
•  net income;
•  return on equity, assets, capital, capital employed or investments;
•  earnings before interest, taxes, depreciation and/or amortization;
•  operating income or profit;
•  operating efficiencies;
•  the ratio of criticized/classified loans to capital;
•  allowance for loan losses;
•  the ratio of non-performing loans to total loans;
•  the ratio of past due loans greater than 90 days and non-accruals to total loans;
•  the ratio of net charge-offs to average loans;
•  after tax operating income;

Pinnacle Financial Partners, Inc.	Page 26

•  cash flows;
•  total revenues or revenues per employee;
•  stock price or total shareholder return;
•  growth in deposits;
•  dividends;
•  strategic business objectives, consisting of one or more objectives based on meeting specified cost targets, business expansion goals and goals relating to acquisitions or divestitures; or
•  any combination thereof.
     Each goal may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on internal targets, the past performance of the Company or any subsidiary, operating unit or division of the Company and/or the past or current performance of other companies, and in the case of earnings-based measures, may use or employ comparisons relating to capital, shareholders’ equity and/or shares outstanding, or to assets or net assets.
     To the extent necessary to comply with Section 162(m), with respect to grants of performance share, performance unit and other performance awards, no later than 90 days following the commencement of each performance period (or such other time as may be required or permitted by Section 162(m)), the Human Resources and Compensation Committee will, in writing, (1) select the performance goal or goals applicable to the performance period, (2) establish the various targets and bonus amounts which may be earned for such performance period, and (3) specify the relationship between performance goals and targets and the amounts to be earned by each covered officer for such performance period. Following the completion of each performance period, the Human Resources and Compensation Committee will certify in writing whether the applicable performance targets have been achieved and the amounts, if any, payable to covered officers for such performance period. In determining the amount earned by a covered officer for a given performance period, subject to any applicable award agreement, the Human Resources and Compensation Committee shall have the right to reduce (but not increase) the amount payable at a given level of performance to take into account additional factors that the Human Resources and Compensation Committee may deem relevant to the assessment of individual or corporate performance for the performance period. With respect to any covered officer, the maximum number of shares in respect of which all performance awards may be granted under the Equity Incentive Plan in each year of the performance period is 50,000 and the maximum amount of any award settled in cash is $1,000,000 in each year of the performance period.
Other Stock-Based Awards
     The Human Resources and Compensation Committee is authorized to grant any other type of awards that are denominated or payable in, valued by reference to, or otherwise based on or related to shares of the Company Common Stock. The Human Resources and Compensation Committee will determine the terms and conditions of these awards, consistent with the terms of the Equity Incentive Plan.
Termination of Employment
     The Human Resources and Compensation Committee will determine the terms and conditions that apply to any award upon a Termination of Service (as defined in the Equity Incentive Plan) with the Company, its

Pinnacle Financial Partners, Inc.	Page 27

subsidiaries and affiliates, and provide these terms in the applicable award agreement or in its rules or regulations.
Change in Control
     All outstanding awards vest, become immediately exercisable or payable or have all restrictions lifted immediately upon a Change in Control (as defined in the Equity Incentive Plan) but only if, and to the extent, determined by the Human Resources and Compensation Committee.
Amendment and Termination
     The Company’s Board may amend, alter, suspend, discontinue or terminate the Equity Incentive Plan or any portion of the Equity Incentive Plan at any time, except that shareholder approval must be obtained for any of these actions if the approval is necessary to comply with any tax or regulatory requirement with which the board deems it desirable or necessary to comply. The Human Resources and Compensation Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate any award, either prospectively or retroactively. The Human Resources and Compensation Committee does not have the power, however, to amend the terms of previously granted options to reduce the exercise price per share subject to an option or to cancel any options and grant substitute options with a lower exercise price per share than the cancelled options. The Human Resources and Compensation Committee also may not adversely affect the rights of any award holder without the award holder’s consent.
Other Terms of Awards
     The Company may take action, including the withholding of amounts from any award made under the Equity Incentive Plan, to satisfy withholding and other tax obligations. The Human Resources and Compensation Committee may provide for additional cash payments to participants to defray any tax arising from the grant, vesting, exercise or payment of any award. Awards granted under the Equity Incentive Plan generally may not be pledged or otherwise encumbered or transferred except (1) by will or by the laws of descent and distribution; (2) to a member of the participant’s immediate family or a trust for the benefit of an immediate family member; (3) to a partnership of which the only partners are members of the participant’s immediate family; or (4) as permitted by the Human Resources and Compensation Committee in its discretion. Incentive stock options may not be pledged or otherwise encumbered or transferred except by will or by the laws of descent and distribution.
Certain Federal Income Tax Consequences
     The following is a brief description of the current federal income tax consequences generally arising with respect to awards under the Equity Incentive Plan.
     Tax consequences to the Company and to participants receiving awards will vary with the type of award. Generally, a participant will not recognize income, and the Company is not entitled to take a deduction, upon the grant of an incentive stock option, a nonqualified option, a reload option, a SAR, a restricted share award, a performance share award or a performance unit award. A participant will not have taxable income upon exercising an incentive stock option (except that the alternative minimum tax may apply). Upon exercising an option other than an incentive stock option, the participant must generally recognize ordinary income equal to the difference between the exercise price and fair market value of the freely transferable and non-forfeitable shares of Common Stock acquired on the date of exercise.
     If a participant sells shares of Common Stock acquired upon exercise of an incentive stock option before the end of two years from the date of grant and one year from the date of exercise, the participant must

Pinnacle Financial Partners, Inc.	Page 28

generally recognize ordinary income equal to the difference between (i) the fair market value of the shares of Common Stock at the date of exercise of the incentive stock option (or, if less, the amount realized upon the disposition of the incentive stock option shares of Common Stock), and (ii) the exercise price. Otherwise, a participant’s disposition of shares of Common Stock acquired upon the exercise of an option (including an incentive stock option for which the incentive stock option holding period is met) generally will result in short-term or long-term capital gain or loss measured by the difference between the sale price and the participant’s tax basis in such shares of Common Stock (the tax basis generally being the exercise price plus any amount previously recognized as ordinary income in connection with the exercise of the option).
     The Company generally will be entitled to a tax deduction equal to the amount recognized as ordinary income by the participant in connection with an option. The Company generally is not entitled to a tax deduction relating to amounts that represent a capital gain to a participant. Accordingly, the Company will not be entitled to any tax deduction with respect to an incentive stock option if the participant holds the shares of Common Stock for the incentive stock option holding periods prior to disposition of the shares.
     Similarly, the exercise of a SAR will result in ordinary income on the value of the stock appreciation right to the individual at the time of exercise. The Company will be allowed a deduction for the amount of ordinary income recognized by a participant with respect to a SAR. Upon a grant of restricted stock or performance shares, the participant will recognize ordinary income on the fair market value of the Common Stock at the time such shares of become vested as a result of the restrictions lapsing with respect to restricted shares or the achievement of the performance goals with respect to performance shares unless a participant makes an election under Section 83(b) of the Code to be taxed at the time of grant. The participant also is subject to capital gains treatment on the subsequent sale of any Common Stock acquired through the exercise of a SAR or restricted share award. For this purpose, the participant’s basis in the Common Stock is its fair market value at the time the SAR is exercised or the restricted share becomes vested (or is granted, if an election under Section 83(b) is made).
     Payments made under performance awards settled in cash are taxable as ordinary income at the time an individual attains the performance goals and the payments are made available to the participant.
     Compensation that qualifies as “performance-based” compensation is excluded from the $1 million deductibility cap of Code Section 162(m), and therefore remains deductible by the company that pays it. Under the Incentive Plan, options granted with an exercise price at least equal to 100% of fair market value of the underlying shares at the date of grant will be, and awards which are conditioned upon achievement of performance goals may be, intended to qualify as such “performance-based” compensation. A number of requirements must be met, however, in order for particular compensation to so qualify. Accordingly, there can be no assurance that such compensation under the Incentive Plan will be fully deductible under all circumstances.
     As a result of the Company’s participation in the United States Treasury Department’s capital purchase program, the Section 162(m) deduction limit applicable to the Company has been reduced from $1,000,000 to $500,000 during the time that the Treasury holds debt or equity securities issued by the Company in connection with the capital purchase program. In addition to this reduction in the deduction limit, performance based compensation is no longer excluded from the deduction limit during the period that the Treasury holds debt or equity securities issued by the Company in connection with the capital purchase program. As such, the compensation expense for performance awards granted under the Equity Incentive Plan prior to the Company’s sale of preferred stock to the Treasury on December 12, 2008 that had not yet vested as of that date and performance awards issued after that date will not be excluded from the $500,000 deduction limit for so long as the Treasury owns debt or equity securities issued by the Company. Notwithstanding the fact that compensation expense associated with these performance awards will not be excluded from the deduction limit during the period that Treasury holds debt or equity securities issued by the

Pinnacle Financial Partners, Inc.	Page 29

Company, the Company intends to continue to seek to qualify these awards as performance-based compensation under Section 162(m) such that the compensation expense associated with these awards will be excluded from the deduction limit after Treasury no longer holds any debt or equity securities issued by the Company in the capital purchase program.
     The foregoing discussion is general in nature and is not intended to be a complete description of the federal income tax consequences of the Equity Incentive Plan. This discussion does not address the effects of other federal taxes or taxes imposed under state, local or foreign tax laws. Participants in the Equity Incentive Plan are urged to consult a tax advisor as to the tax consequences of participation.
     The Equity Incentive Plan is not intended to be a “qualified plan” under Section 401(a) of the Code.
     The following table summarizes information concerning Pinnacle’s equity compensation plans at December 31, 2008:

			Number of Securities
	Number of	Weighted	Remaining Available
	Securities to be	Average	for Future Issuance
	Issued upon	Exercise Price	Under Equity
	Exercise of	of Outstanding	Compensation Plans
	Outstanding	Options,	(Excluding Securities
	Options, Warrants	Warrants and	Reflected in First
Plan Category	and Rights	Rights	Column)
Equity compensation plans approved by shareholders:
2000 Stock Incentive Plan	782,693	$6.09	-
2004 Equity Incentive Plan	1,080,145	$26.81	440,016
1999 Cavalry Bancorp, Inc. Stock Option Plan	71,590	$10.74	-
Bank of the South 2001 Stock Option Plan	56,038	$16.87	-
PrimeTrust Bank 2001 Statutory-Non-Statutory Stock Option Plan	28,408	$7.52	-
PrimeTrust Bank 2005 Statutory-Non-Statutory Stock Option Plan	58,241	$12.89	-
Mid-America Bancshares, Inc. 2006 Omnibus Equity Incentive Plan	144,805	$15.66	92,318
Equity compensation plans not approved by shareholders	N/A	N/A	N/A

Total	2,221,920	$17.41	532,334
     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE AMENDMENT TO THE PINNACLE FINANCIAL PARTNERS, INC. 2004 EQUITY INCENTIVE PLAN.
* * * * *
PROPOSAL # 3: TO RATIFY USE OF THE PERFORMANCE MEASURES
Reason for Shareholder Approval of this Proposal
     In 2004, the Company’s shareholders approved the material terms of the performance measures of the Equity Incentive Plan. You are being asked to re-approve these terms in order for the Company to preserve, subject to the limitations on deductibility described above as a result of the Company’s participation in the Treasury’s capital purchase program, the Company’s federal income tax deduction for performance-based payments under the Equity Incentive Plan to certain executive officers named in the Summary Compensation Table, or the Covered Officers. There has been no change to the terms of the performance measures. Under

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Section 162(m) of the Code, we must seek you approval at five-year intervals to preserve the federal income tax deduction.
     The following description of the material terms of the performance measures under the Equity Incentive Plan is qualified in its entirety by the provisions of the Equity Incentive Plan, a copy of which is attached as Appendix A to this Proxy Statement.
     The performance measures are limited to one or more of the following financial performance measures relating to the Comp any or any of its subsidiaries, operating units or divisions:
•   earnings or book value per share;
•   net income;
•   return on equity, assets, capital, capital employed or investments;
•   earnings before interest, taxes, depreciation and/or amortization;
•   operating income or profit;
•   operating efficiencies;
•   the ratio of criticized/classified loans to capital;
•   allowance for loan losses;
•   the ratio of non-performing loans to total loans;
•   the ratio of past due loans greater than 90 days and non-accruals to total loans;
•   the ratio of net charge-offs to average loans;
•   after tax operating income;
•   cash flows;
•   total revenues or revenues per employee;
•   stock price or total shareholder return;
•   growth in deposits;
•   dividends;
•   strategic business objectives, consisting of one or more objectives based on meeting specified cost targets, business expansion goals and goals relating to acquisitions or divestitures; or
•   any combination thereof.

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     To the extent necessary to comply with Section 162(m), with respect to grants of performance share, performance unit and other performance awards, no later than 90 days following the commencement of each performance period (or such other time as may be required or permitted by Section 162(m)), the Human Resources and Compensation Committee will, in writing, (1) select the performance goal or goals applicable to the performance period, (2) establish the various targets and bonus amounts which may be earned for such performance period, and (3) specify the relationship between performance goals and targets and the amounts to be earned by each Covered Officer for such performance period. Following the completion of each performance period, the Human Resources and Compensation Committee will certify in writing whether the applicable performance targets have been achieved and the amounts, if any, payable to Covered Officers for such performance period. In determining the amount earned by a Covered Officer for a given performance period, subject to any applicable award agreement, the Human Resources and Compensation Committee shall have the right to reduce (but not increase) the amount payable at a given level of performance to take into account additional factors that the Human Resources and Compensation Committee may deem relevant to the assessment of individual or corporate performance for the performance period. With respect to any Covered Officer, the maximum number of shares in respect of which all performance awards may be granted under the Equity Incentive Plan in each year of the performance period is 50,000 and the maximum amount of any award settled in cash is $1,000,000 in each year of the performance period.
     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE PERFORMANCE MEASURES IN PINNACLE’S 2004 EQUITY INCENTIVE PLAN.
* * * * *
PROPOSAL #4: RATIFICATION OF THE APPOINTMENT OF THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     The Board of Directors of the Company, as recommended and approved by the Audit Committee, is recommending to the shareholders the ratification of the appointment of the accounting firm of KPMG LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009. The firm of KPMG LLP has served as the Company’s auditors since 2002. A representative of the firm is expected to be present at the meeting and will be given the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from shareholders. For a discussion of the fees paid KPMG LLP for the 2008 and 2007 fiscal years, see “Independent Registered Public Accounting Firm” below.
     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.
* * * * *
PROPOSAL # 5: ADVISORY VOTE ON EXECUTIVE COMPENSATION PROGRAM AND
PROCEDURES
     On February 17, 2009, President Barack Obama signed the ARRA into law, which requires companies that have received funds under the United States Treasury Department’s Capital Purchase Program (the “CPP”), as established under the Troubled Asset Relief Program (“TARP”), to permit non-binding shareholder votes on executive compensation. Because we have participated in the CPP, we are asking shareholders to approve our executive compensation programs and procedures. We are committed to achieving a high level of total return for our shareholders. Additionally, we also believe that both the Company and the shareholders benefit from constructive and consistent dialogue and therefore welcome and

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look forward to our shareholders response to the “Say on Pay” proposal. We believe that our compensation policies and procedures, as described in the compensation discussion and analysis below, are centered on a pay-for-performance culture and are strongly aligned with the long-term interests of our shareholders.
     We also believe that the extensive disclosure of compensation information provided in this Proxy Statement provides our shareholders the information they need to make an informed decision as they weigh the pay of our executive officers in relation to the Company’s performance. This “Say-on-Pay” proposal gives you as a shareholder the opportunity to endorse or not endorse our executive pay program and policies through the following resolution:
“Resolved, that the shareholders approve the overall executive compensation programs and procedures employed by the Company, as described in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement.”
     Because your vote is advisory, it will not be binding upon the Board. However, the Human Resources and Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.
     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THIS PROPOSAL.
* * * * *
EXECUTIVE MANAGEMENT INFORMATION
     The following table shows the name, age, term of service and position of each executive officer of the Company:

		Officer	Officer
Name	Age	Since	Position with Company and Bank

M. Terry Turner	53	2000	President and Chief Executive
Robert A. McCabe, Jr.	58	2000	Chairman of the Board
Hugh M. Queener	53	2000	EVP and Chief Administrative Officer
Harold R. Carpenter, Jr.	49	2000	EVP and Chief Financial Officer
Charles B. McMahan	62	2003	EVP and Senior Credit Officer
     Mr. Turner was employed by First American National Bank serving in various capacities from 1979 to 1999. Mr. Turner served from January 1994 until November 1998 as President of the Retail Bank of First American National Bank. From November 1998 until October 1999, he served as President of the Investment Services Group of First American Corporation.
     Mr. McCabe was employed by First American National Bank serving in various capacities from 1976 to 1999, including being appointed vice chairman of First American Corporation from 1994 to 1999.
     Mr. Queener was employed by AmSouth Bancorporation from 1999 to 2000 serving as an Executive Vice President in the consumer banking group in Nashville. Prior to the merger with AmSouth, Mr. Queener was employed by First American National Bank from 1987 to 1999 serving most recently as executive vice president in charge of retail lending from 1987 to 1999. Prior to his employment at First American, Mr. Queener was employed with The Kirchman Corporation from 1986 to 1987 and served as senior vice president for client service, installations and software development and support.
     Mr. Carpenter was employed by AmSouth Bancorporation from 1999 to 2000 as a senior vice president in the finance group in Nashville, Tennessee. Prior to the merger with AmSouth, Mr. Carpenter was employed

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by First American Corporation as senior vice president from 1994 to 1999 serving most recently as the financial manager for the Tennessee, Mississippi and Louisiana areas. Mr. Carpenter is a certified public accountant, a member of the American Institute of Certified Public Accountants, and was employed by the national accounting firm, KPMG LLP, from 1982 to 1994.
     Mr. McMahan was employed by AmSouth Bancorporation from 1999 to 2002 as Senior Vice President – State Senior Credit Officer for Tennessee and Louisiana based in Nashville, Tennessee. Prior to the merger with AmSouth, Mr. McMahan was employed in a variety of roles from 1974 to 1999 at First American National Bank in the commercial and consumer lending areas and, ultimately, was promoted to Executive Vice President – Credit Administration. Mr. McMahan is also a certified public accountant.
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
     The duties and responsibilities of the Human Resources and Compensation Committee (the “Committee”) include, among other things, overseeing the Company’s overall executive compensation philosophy; measuring performance with respect to established goals and objectives; designing the components for all executive compensation; and establishing compensation for the Chief Executive Officer and the other Named Executive Officers. The Committee is currently composed of four independent directors.
     Throughout this proxy statement, the individuals who served as the Company’s Chief Executive Officer and the Chief Financial Officer during fiscal 2008, as well as the other individuals included in the Summary Compensation Table, are referred to as the “Named Executive Officers.” These individuals are considered the Company’s executive officers for purposes of the applicable rules of the SEC. Additionally, the Company has established a Leadership Team which is composed of the Named Executive Officers and other members of senior management of the Company.
     Compensation Philosophy - The attraction and retention of experienced and high-achieving senior executives that can enhance the Company’s performance and shareholder returns is an essential element of the Company’s long term strategy. This strategy has resulted in the Company’s growth from a start up institution to the second largest banking organization headquartered in Tennessee in less than nine years, despite intensifying competition for experienced bankers in the Company’s markets. The Committee believes that consistent with the Company’s need to continue to retain executives who can drive high performance by the organization, it should provide significantly above peer overall compensation if the Company’s performance is significantly above that of peer financial institutions. Thus, the Company’s compensation system is designed to reward executive officers for superior performance. Conversely, overall compensation levels should be reduced if high performance financial and strategic objectives as compared to peer financial institutions are not met. The Company’s ability to compensate its executives in a manner that provides for significantly above peer compensation for significantly better performance against peer financial institutions may be limited by the provisions of the ARRA described in more detail below, which are applicable to the Company because of its participation in the United States CPP established under the TARP.
     The Committee makes all compensation decisions for the Named Executive Officers, including establishing the framework on how these executives are compensated, and approves recommendations regarding equity awards to all associates, not just the executives, of the Company. The Committee receives recommendations concerning these decisions from the Chief Executive Officer for all associates other than the Chief Executive Officer.
     Decisions regarding the non-equity compensation of members of the Leadership Team who are not Named Executive Officers are made by the Chief Executive Officer in consultation with each Leadership

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Team member’s supervisor. For these officers, the Chief Executive Officer is responsible for establishing the framework on how these individuals are compensated. These decisions, including salary adjustments and annual equity and non-equity incentive plan award amounts, are ultimately presented to the Committee for review and approval. As is the case with the Named Executive Officers, the Committee can exercise its discretion in modifying any recommended adjustments or awards to these individuals.
     Components of Executive Compensation - The Committee has determined that it can accomplish its executive compensation objectives by utilizing three primary elements of executive compensation:
•	Base Salary
•	Annual Cash Incentive; and
•	Long-term Equity Compensation.
     Base Salary - Base salary is designed to provide appropriate levels of compensation to the executive. Salaries for the Company’s executive officers are reviewed annually and are based on:
•	Job scope and responsibilities;
•	Competitive salaries for similar positions at peer institutions; and
•	Other factors, including corporate and individual performance.
     Annual Cash Incentive Plan - The Committee is responsible for administering the Company’s annual cash incentive plans. All non-commissioned associates of the Company are eligible for participation in the Company’s annual cash incentive plans which provide targeted cash incentive plan payments to the participants at various levels. For the Named Executive Officers and certain other Leadership Team members, the targeted annual cash award typically ranges from 30% to 100% of the officer’s base salary. Awards are based on achievement of performance goals established by the Committee, with all participants typically receiving the same percentage of their targeted cash award based on the Company’s actual results when compared to the performance goals. The Company believes that a single plan with the same performance goals for both executives and all other associates promotes a strong sense of teamwork within the firm. Furthermore, the annual cash incentive plan utilizes a combination of performance goals which the Committee believes creates sufficient balance in the plan such that future performance is not sacrificed for the benefit of current period results.
     The annual cash incentive plan is approved annually in the first quarter of a fiscal year and is structured such that the Committee may increase payouts if the Company’s actual performance for the calendar year exceeds pre-established performance targets or decrease or eliminate payouts if performance was less than the pre-established performance targets. Additionally, all participants must meet their individual goals and objectives in their annual performance reviews to receive any payouts under the annual cash incentive plan. The Chief Executive Officer of the Company also has discretionary authority to increase or decrease any participant’s award, other than a Named Executive Officer, by specified percentages.
     Under the ARRA, the Company may be prohibited from paying or accruing bonuses, retention awards or incentive compensation to the Company’s top five most highly compensated employees, except for long-term restricted stock that does not fully vest until after the Company has repaid the Treasury the amounts invested under the CPP, is less than one third of the executive’s annual compensation and that complies with other requirements imposed by the Treasury. These restrictions do not apply to bonuses required to be paid pursuant to employment agreements in place prior to February 11, 2009. Although regulations under the ARRA have not yet been promulgated, these provisions may significantly limit the Company’s ability to pay cash incentive payments to the Company’s Named Executive Officers under the Company’s annual cash

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incentive plan and may result in the Committee deciding to increase the Named Executive Officers’ base salaries until the Treasury has been repaid.
     Long-term Equity Compensation Incentive Plans. In 2004, the Company’s Board adopted, and the Company’s shareholders approved, the Company’s 2004 Equity Incentive Plan, as amended on April 19, 2005, May 17, 2006 and November 27, 2007 (the “2004 Plan”). Under the terms of the 2004 Plan, the Company’s associates are eligible to receive equity-based incentive awards including stock options, stock appreciation awards, restricted shares of the Company’s common stock, restricted stock units, performance shares or units and performance-based cash compensation.
     The Committee believes that equity-based, long-term compensation programs link the interests of senior management, both individually and as a team, to the long-term interests of the Company’s stockholders. In 2008, the Committee granted awards to the Company’s Named Executive Officers and other Leadership Team members, as follows:
•	Stock Options. Named Executive Officers and other Leadership Team members received stock option awards during 2008. All such stock options have a ten year term and vest ratably over the five-year period after grant and have value only to the extent that the Company’s common stock price is above the grant price during the exercise period after vesting. This compensation element is totally at-risk in the event that the stock price falls below the grant price over the exercise period. Conversely, the more the stock price increases, the greater the compensation to the executives. Stock options were granted at the Committee’s meeting in January 2008 when the overall annual compensation for the Named Executive Officers is determined and shortly after the public announcement of the Company’s fourth quarter and prior year annual financial results. Options are usually granted to new employees at the Committee meeting following the date that employment begins.

•	Restricted Stock. Consistent with previous periods, the Committee also granted shares of restricted stock to the Named Executive Officers and other Leadership Team members in 2008. For 2008, one half of the restricted stock awards were time-vested awards that vest ratably over a ten-year period for each Named Executive Officer other than Mr. McCabe and Mr. McMahan whose awards vest ratably over the period from grant until the executive’s 65th birthday. The other half of the restricted share awards were performance-based. The forfeiture restrictions of these shares awarded in January 2008 were tied to the achievement of the soundness and profitability performance goals for the Company’s 2008 Annual Cash Incentive Plan and the performance goals for 2009 and 2010 as set forth in the Company’s three-year strategic plan which was approved by the Company’s Board of Directors in July of 2008.
     Measuring Performance - The Board has established a strategic framework consisting of 20 financial and other measures in the critically important areas of soundness, profitability, growth and market effectiveness. The Board has established long-term targets and annual targets for the current and next two years for each of these performance measures. These measurements primarily include categories which are widely known in the banking industry as well as several internally developed benchmarks as follows:

Soundness
Criticized/classified assets to capital	Tangible equity ratio
Nonperforming loans to total loans	Past due loans > 30 days
Net charged-off loans to average loans	Tier 1 leverage ratio
Total risk based capital ratio	Net noncore funding dependency

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Profitability
Return on average assets	Return on average equity
Fully-diluted earnings per share	Efficiency ratio
Total noninterest income to total revenues	Net interest margin

Growth
Growth in earnings per share year over year	Growth in deposits year over year

Market Effectiveness
Deposit market share	Associate retention rates
Internal operational quality index	Internal service quality measurements
     The key performance measures noted above are integral parts of the Company’s strategic planning efforts. Annually, these measurements are reviewed and, in some cases, the measures or targets are modified by the Board. Two of these measures – criticized / classified asset to capital and fully diluted earnings per share – are utilized by the Committee in establishing performance goals for all Company associates under the Company’s annual cash incentive plan and are also used in connection with performance based restricted share awards to Named Executive Officers and the other Leadership Team members.
     The performance targets for the 2008 Annual Cash Incentive Plan adopted by the Committee in January 2008 consisted of a soundness threshold - criticized/classified assets to Tier 1 capital - which had to be achieved in order for any awards to be payable, and earnings per share amounts which if achieved would result in payment of varying percentages (ranging from 25% to 129%) of individual target cash incentives. Under the soundness threshold, in order for any incentive payments to be made, criticized and classified assets (those which have been risk rated as “7” or higher pursuant to the Company’s internal risk rating system) at December 31, 2008, should not exceed 25% of Tier 1 capital at that date. The minimum earnings per share amount for payment of 100% of target incentives was $1.62, excluding the impact of merger expenses incurred in connection with the acquisition of Mid-America Bancshares, Inc., with lower amounts for payments of 75%, 50% and 25% of individual target incentives. The Committee also has the discretion to amend performance goals after adoption to reflect exceptional circumstances.
     Review of Committee’s 2008 Executive Compensation Process
     The Committee’s process for determining the compensation of M. Terry Turner, the Company’s CEO, and the Company’s other Named Executive Officers, involved several steps and included such items as the establishment of an appropriate basis for benchmarking; benchmarking bank performance relative to peers on key measures including those that are highly correlated to share price performance; making qualitative and quantitative judgments regarding the “market equity” of the Named Executive Officers versus benchmark ranges; profiling targeted compensation and developing a change plan to implement the results of the process, if necessary. Since 2005, the Committee has elected to engage an outside consultant, Mercer Human Resource Consulting LLC (“Mercer”), to assist in the process and review the Named Executive Officer’s compensation.
     In order to establish the Named Executive Officers’ compensation in 2008, the Company used a peer group established by Mercer as the basis for determining executive compensation. The Committee believes that Mercer produced relevant and reliable information in order to assess the competitive landscape for bank executives with comparable job scope. The 2008 Mercer study was presented to the Committee in November 2007.
     For 2008 executive compensation, the Committee determined, based on discussions with Mercer, that compensation for a select peer group of banking organizations with assets of $2.1 billion to $6.2 billion was

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an appropriate benchmark for the Company. The peer group was comprised of the following 19 organizations:

Sterling Bancshares	Houston, TX
PrivateBancorp, Inc.	Chicago, IL
Western Alliance Bancorp.	Las Vegas, NV
Prosperity Bancshares, Inc.	Houston, TX
Texas Capital Bancshares	Dallas, TX
Bank of the Ozarks, Inc.	Little Rock, AR
Southwest Bancorp, Inc.	Stillwater, OK
Seacoast Banking Corporation	Stuart, FL
Cobiz Financial Inc.	Denver, CO
Virginia Commerce Bancorp, Inc.	Arlington, VA
CVB Financial Corp.	Ontario, CA
Boston Private Financial Holdings	Boston, MA
Amcore Financial Inc.	Rockford, IL
1ST Source Corporation	South Bend, IL
First State Bancorporation	Albuquerque, NM
Taylor Capital Group	Rosemont, IL
Midwest Banc Holdings	Melrose Park, IL
Green Bancshares, Inc.	Greeneville, TN
Vineyard National Bancorp, Inc.	Corona, CA
     Mercer provided the Committee with comparisons of the Company’s results to the peer group’s results for 2007 and the three years prior to 2007, for the following measurements:

Fully diluted EPS growth	Net income growth
Return on average equity	Return on average assets
Revenue per share growth	Asset growth
Net charge-off ratios	Nonperforming asset ratios
Total shareholder return	Market value to book value ratio
Book value per share growth
     Mercer noted that the Company’s performance for the above measures on an unweighted basis resulted in the Company performing at the 75th percentile for the one-year performance period and the 76th percentile over the three-year performance period. The Company performed in the top quartile for the profitability; growth and total shareholder return measurements. In its November 2007 study, Mercer also noted that the Company’s 2007 total executive compensation ranged between the 50th and 75th percentile of the peer group and that base salary compensation approximated the 50th percentile.
     In developing its peer comparisons, Mercer compared the Company’s Named Executive Officers’ compensation to those of comparable associates in firms within the peer group. Mercer also surveyed a broader group of companies utilizing Mercer’s 2007 America’s Executive Remuneration Database and Wyatt’s 2007 Report on Top Management Compensation with both of these surveys including over 150 financial services companies. The following details how the Company’s positions were matched to those of the peer group and the compensation survey:

Named Executive		November 2007 Peer	Mercer Compensation
Officer	Position	Study Match	Survey Match

M. Terry Turner	President and CEO	CEO	President and CEO
Robert McCabe, Jr.	Chairman	2nd highest paid executive	Non CEO Chairman
Hugh M. Queener	Chief Admin. Officer	3rd highest paid executive	Chief Admin. Officer (*)
Harold R. Carpenter	Chief Financial Officer	CFO	CFO
Charles B. McMahan	Chief Credit Officer	5th highest paid executive	Blend of top lending and credit executive (*)

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     (*) A 10% premium was included in the compensation of the CAO and Chief Credit Officer based on job responsibilities.
     Mercer provided several recommendations and observations to the Committee as follows:
–	Base salary adjustments in 2007 provided for more competitive base salaries; thus in future periods modest increases in compensation should be sufficient to maintain the current level of competitiveness.
–	The Company should maintain the current target bonus levels and continue to grant competitive long-term incentives.
     The Committee recognized that because of the Company’s relatively high growth rate, each year Mercer’s peer group for executive compensation includes larger companies which generally pay higher base salaries and total compensation than those compared in earlier years. As a result peer group base salary and total executive compensation may increase at a greater rate than it would in the absence of such growth in assets. In addition to the Mercer November 2007 study, the Committee considered other relevant matters such as competitor efforts to hire Company executives, the degree of difficulty in attaining the annual and long-range performance targets, affordability and other matters the Committee deemed important. The Chief Executive Officer provided input on these matters to the Committee and advised that he concurred with Mercer’s recommendations. In establishing the Named Executive Officers’ compensation, the Committee noted that based on comparisons to peer financial institutions the executives had led the Company to outstanding levels of performance in soundness, profitability, and growth on both an annual and long-term basis, and that shareholders had directly benefited from their leadership.
     Target Compensation for the Named Executive Officers for 2008 - As a result, the Committee established benchmarks for compensation of the Company’s Named Executive Officers in 2008. The Committee reviewed the Chief Executive Officer’s recommendations for Named Executive Officer compensation for 2008 and concurred with the Chief Executive Officer’s recommendations which generally established that base salary for the Named Executive Officers should be set at the 60th percentile of the Mercer November 2007 peer group while total compensation opportunity should be set at the 75th percentile. The Committee noted that due to Mr. McCabe’s significant role and responsibilities, his compensation should remain at approximately 95% of Mr. Turner’s compensation. Cash incentive target awards were consistent with those for 2007 and consistent with Mercer’s recommendation to better correlate total cash compensation with the Company’s significant historical EPS growth. Equity compensation was calculated based on the difference between total targeted compensation and targeted cash compensation. The following is a summary of the significant elements of Named Executive Officer compensation for 2008:

		Cash Incentive
		Target Award
Named Executive	Base	as a Percentage	Equity	Total Target
Officer	Salary	of Base Salary	Compensation	Compensation

M. Terry Turner	$643,000	100%	$440,000	$1,726,000
Robert McCabe, Jr.	610,000	100%	418,000	1,638,000
Hugh M. Queener	300,000	85%	300,000	855,000
Harold R. Carpenter	300,000	70%	250,000	760,000
Charles B. McMahan	200,000	70%	120,000	460,000
     For the above equity compensation awards, the Committee determined that 50% of the award should be in the form of restricted shares with one half of the restricted share awards vesting over a ten-year period or

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ratably annually from the grant date to the executive’s 65th birthday, if shorter than ten years from grant and the remaining half of the restricted share awards being performance-based awards vesting in equal increments over the next three years provided that the Company achieves certain soundness and profitability targets. The remaining 50% of total equity compensation was in the form of nonqualified stock options that vest in 20% increments for the five years following the grant date. The performance goals for the restricted shares were calculated in the same fashion described above for other members of the Leadership Team. The number of stock option grants and restricted shares awarded was determined on the same basis as the Company uses to determine equity compensation expense in its consolidated financial statements pursuant to SFAS 123 (revised) “Share Based Payment”. On January 19, 2008 (the date the Committee approved the Named Executive Officer’s 2008 compensation), the Company’s common stock closed at $21.51 per share on the NASDAQ Global Select Market; thus the restricted share awards were valued at $21.51 per share while the nonqualified stock options were valued at $7.07 per option grant pursuant to the Black-Scholes valuation model.
     In establishing the components for the CEO’s 2008 compensation, the Committee believed that a significant portion of the compensation should be “at risk” and based on the achievement of soundness and performance targets. The Committee determined that if soundness and performance targets were met, then compensation would be enhanced for meeting those goals and objectives. If soundness and performance targets were not met, compensation would be negatively impacted. The Committee also determined that outstanding results as compared to peer financial institutions should provide for significantly enhanced compensation.
     The Committee concluded that approximately 63% of the CEO’s compensation for 2008 (compared to 64% in 2007) was considered at risk with approximately 37% in the form of base salary. This mix of fixed versus “at-risk” compensation was considered appropriate by the Committee. Furthermore, the Committee concluded that approximately 59% of the CEO’s “at-risk” compensation for 2008 was in the form of cash incentives and 41% was in the form of equity compensation incentives. As to the other Named Executive Officers, Mr. McCabe’s compensation was also approximately 63% “at risk”, while Mr. Queener’s was 65% “at risk”; Mr. Carpenter’s was 61% “at risk” and Mr. McMahan’s was 57% “at risk”. The Committee concluded that such a mix of “at risk” compensation was consistent with the Mercer recommendations noted above and appropriate given each Named Executive Officer’s role and responsibilities.
     Additionally, although other peer banking organizations use additional forms of compensation, particularly pensions and deferred compensation, it is the view of the Committee and management that total compensation and wealth accumulation for the Company’s CEO and the other Named Executive Officers should be largely comprised of 1) direct cash compensation (salary and cash incentive) and 2) equity-based compensation – including performance based awards – consisting of stock options and restricted shares which reward achievement of the firm’s goals and objectives and the creation of long-term shareholder value. However, in setting the annual compensation of Messrs. Turner, McCabe, Queener and Carpenter, the Committee considers the impact of the amounts payable to these executives upon death, disability and termination of employment, both before and after a change in control, under their employment agreements with the Company, the terms of which are described in more detail below.
     On January 18, 2008, the Committee approved the 2008 Special Cash Incentive Plan. Pursuant to this plan, approximately 25 key employees of the Company that were involved in integrating the operations of Mid-America with the Company’s operations (including the Named Executive Officers) were eligible to receive cash awards. Under the terms of this plan, participants were entitled to receive cash incentive payments as specified goals established by the Committee and related to the integration of the Company and Mid-America were achieved, including achievement of initiatives related to published synergy targets and limiting the aggregate integration and other merger costs within amounts previously disclosed. Awards earned under this plan were paid on April 15, 2008. The awards for the Company’s Named Executive Officers were

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Mr. Turner - $200,000; Mr. McCabe - $190,000; Mr. Queener - $100,000; Mr. Carpenter - $80,000 and Mr. McMahan - $60,000. The Company filed a Form 8-K describing the terms of this plan on January 25, 2008.
     Status of 2008 “At Risk” Compensation as of February 27 , 2009. – As to cash incentives, on January 20, 2009, the Committee determined that the Company did not meet its soundness threshold or its earnings per share targets for the 2008 Annual Cash Incentive Plan even though earnings growth for the Company was very favorable in comparison to the Company’s peer group. The soundness threshold of the 2008 Annual Cash Incentive Plan required that criticized and classified assets be less than 25% of Tier 1 capital at December 31, 2008. At December 31, 2008, this ratio was slightly more than the 25% threshold at 25.9%. The annual earnings per share target for 2008 which would have resulted in a 100% target payout was $1.62 per fully diluted share, excluding the impact of merger expenses incurred in connection with the acquisition of Mid-America. For 2008, the Company’s fully-diluted earnings per share amounted to $1.45 per share excluding the impact of merger-related charges, or $1.27 per share including the impact of merger-related charges. The 2008 Annual Cash Incentive Plan provided for incentive payments at 25% of the targeted award should the Company achieve its soundness threshold of less than 25% criticized classified assets to Tier 1 capital ratio and fully diluted earnings per share excluding merger related charges of less than $1.49 per share but more than $1.39 per share. On January 19, 2008, the Committee, exercising discretion permitted under the terms of the 2008 Annual Cash Incentive Plan, approved the payment of cash incentive awards of 25% of the targeted award under the Company’s 2008 Annual Cash Incentive Plan to qualifying associates including the Named Executive Officers, notwithstanding the failure to satisfy the soundness threshold performance criteria. The Committee sited numerous reasons and considered several matters in its discretion to approve the incentive payments, including:
A.	The Company continues to exhibit top quartile performance when compared to peers in numerous categories but most notably in soundness and earnings performance. Compared to the 2007 Mercer peer group utilized by the Committee, which was the Mercer 2007 peer group, through September 30, 2008 the Company’s non-performing asset ratio and net charge off ratios were in the top quartile for both the nine months and three year periods ended September 30, 2008.
B.	The ratio of the Company’s criticized and classified assets to Tier 1 capital exceeded the 25% threshold by only 0.9%, to some extent the overage reflected modifications made during the year in the criteria for criticized assets.
C.	The fact that, for Named Executive Officers, the exercise of discretion would not result in a material loss of federal income tax deductibility of compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).
D.	Payment of incentives under the circumstances would not encourage Named Executive Officers to take unnecessary or excessive risks that would threaten the value of the Company.
E.	The exercise of discretion to waive the soundness threshold should be limited to exceptional circumstances, which the Committee believed existed.
     The Committee also considered that the Company’s overall accomplishments in 2008 merited some level of incentive payments to associates, including the Named Executive Officers. These accomplishments included the following:
A.	The market price of the Company’s common stock increased approximately 17% between December 31, 2007 and December 31, 2008.
B.	The Company’s growth in net income and fully diluted net income per share was the highest of the companies in the 2007 Mercer peer group, which was the Mercer 2007 peer group, through September 30, 2008.
C.	The Company’s loan growth approximated $601 million, or 22%, in 2008.
D.	The Company’s associate retention rates averaged approximately 90% during 2008.
     The Committee considered that under these circumstances, payment of incentive compensation at 25% of target award to all associates, including the Named Executive Officers, under the 2008 Annual Cash Incentive Plan was appropriate.

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     As to equity compensation, on January 18, 2008, Mr. Turner was awarded 31,171 nonqualified stock options (valued at $220,379); Mr. McCabe was awarded 29,612 options (valued at $209,357); Mr. Queener was awarded 21,253 options (valued at $150,259); Mr. Carpenter was awarded 17,711 options (valued at $125,217) and Mr. McMahan was awarded 8,501 options (valued at $60,102). These nonqualified stock option grants approximated 50% of the Named Executive Officers’ total long-term equity compensation for 2008. The exercise price was $21.51 per share with a Black-Scholes valuation of $7.07 per share as of January 18, 2008. On February 27, 2009, the closing market price of the Company’s Common Stock was $19.84 per share. The Black-Scholes valuation on that date was $8.74 per share resulting in an aggregate fair value for these options as of February 27, 2009 of $272,435, $258,809, $185,751, $154,794 and $74,299, respectively.
     The Committee also determined on January 18, 2008 that the remaining 50% of the Named Executive Officer’s long-term equity compensation for 2008 should be in the form of restricted share awards with 50% of these awards being in the form of time-vested restricted share awards and 50% in the form of performance-based awards. On January 18, 2008, the Committee established the performance criteria for the first year of the performance-based restricted share award as the same criteria as that in the 2008 Annual Cash Incentive Plan (criticized and classified assets of less than 25% of Tier 1 capital and an earnings target of $1.62 per fully-diluted share, excluding the impact of merger expenses incurred in connection with the Mid-America acquisition). In accordance with the January 18, 2008 approval, the vesting criteria for the second and third years of the performance period were set at the Committee’s meeting following the full board’s approval of the 2008 strategic plan in July. The performance targets for the 2009 and 2010 tranches were based upon soundness thresholds and earnings per share targets for fiscal years 2009 and 2010 adopted at the July meeting. The restrictions associated with the restricted shares awarded to the Named Executive Officers and other Leadership Team members in 2008 lapse in 33.3% increments upon the achievement of the performance targets for each fiscal year in the three-year performance period or for the entire three-year period in the event the one year targets are not met but the targets established for the three-year period are met on a cumulative basis. Therefore, the incentive is earned if senior management effectively manages the Company to achieve sustained longer-term performance within certain earnings per share and soundness thresholds.
     As to performance-based restricted share awards, on January 18, 2008, Mr. Turner was awarded 5,114 shares (valued at $110,002); Mr. McCabe was awarded 4,858 shares (valued at $104,496); Mr. Queener was awarded 3,487 shares (valued at $75,005); Mr. Carpenter was awarded 2,906 shares (valued at $62,508) and Mr. McMahan was awarded 1,395 shares (valued at $30,006). These performance-based restricted share awards approximated 25% of the long-term equity compensation of the Named Executive Officers’ total long-term equity compensation for 2008. The closing market price of the Company’s common stock was $21.51 per share on January 18, 2008.
     As a result of the 2008 restricted share award and similar awards from previous years, the Named Executive Officers and the other Leadership Team members will have during each fiscal year an opportunity to vest performance-based restricted share awards should the Company’s performance meet the soundness and earnings per share performance thresholds established for that fiscal year and the previous two fiscal years or the Committee exercises discretion to waive or modify any such requirements because of exceptional circumstances. The following is a discussion of the status of the 2008 performance (i.e., soundness threshold and fully diluted earnings per share) targets for restricted share awards issued over the last three years:
▪	2008 Award - The soundness threshold of less than 25% criticized and classified assets in relation to Tier 1 capital was not achieved, nor was the 2008 earnings target of $1.62 per fully diluted share, excluding merger related expenses. Accordingly, the restrictions associated with the 2008 traunche of the 2008 award have not been released.
▪	2007 Award - The soundness threshold of less than 25% criticized and classified assets in relation to Tier 1 capital was not achieved, nor was the 2008 earnings target associated with the

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2007 award of $1.75 per fully diluted share, excluding merger related expenses. Accordingly, the restrictions associated with the 2008 traunche of the 2007 award have also not been released.
▪	2006 Award - The soundness threshold of less than 25% criticized and classified assets in relation to Tier 1 capital was not achieved, nor was the 2008 earnings target associated with the 2006 award of $1.91 per fully diluted share excluding merger related expenses. In February 2008, the Committee adjusted the three-year cumulative fully diluted earnings per share target of $4.71 associated with the 2006 award to exclude the impact of the Company’s Knoxville expansion so that the adjusted three-year cumulative target was $4.62 per fully diluted share, excluding the impact of merger related expenses. On January 20, 2009, the Committee determined that the Company’s cumulative earnings per diluted share for the three year period, as adjusted for the merger related expenses totaled $4.05. Thus, the three-year cumulative target for the three year period ended December 31, 2008 was not met. The 2007 traunche of the 2006 award did not meet either its single year or cumulative profitability target. Since both the single year and three year targets associated with the 2008 and 2007 traunches of the 2006 award have not been met, the Named Executive Officers have forfeited these shares and, in accordance with the 2004 Equity Incentive Plan provisions, 11,499 shares have been returned to the 2004 Equity Incentive Plan and are available for future issuance to the Company’s associates and directors.
     Additionally, on January 18, 2008, the Committee also awarded time-vested restricted shares to the Named Executive Officers and the other members of the Company’s leadership team. In conjunction with these awards, Mr. Turner was awarded 5,114 shares (valued at $110,002); Mr. McCabe was awarded 4,858 shares (valued at $104,496); Mr. Queener was awarded 3,487 shares (valued at $75,005); Mr. Carpenter was awarded 2,906 shares (valued at $62,508) and Mr. McMahan was awarded 1,395 shares (valued at $30,006). These time-vested restricted share awards approximated 25% of the long-term equity compensation of the Named Executive Officers’ total long-term equity compensation for 2008. The closing market price of the Company’s common stock was $21.51 per share on January 18, 2008. These shares vest in equal amounts over 10 years, with the exception of Mr. McCabe’s and Mr. McMahan’s awards which vest in equal amounts over 7 years and 3 years, respectively, which represents the period from grant until Mr. McCabe’s and Mr. McMahan’s 65th birthdays, respectively.
     The result of the Company’s 2008 performance resulted in total compensation for the Named Executive Officers that was substantially less than the total target compensation approved by the Committee in January, 2008. This is caused primarily by the fact that these executives received only 25% of their targeted cash incentive award pursuant to the 2008 Annual Cash Incentive Plan and the restrictions associated with the 2008 traunches of the performance-based restricted shares awards awarded during the past three years did not lapse due to the Company not meeting its predetermined performance targets. These matters were offset somewhat by the special bonuses awarded in April of 2008 and the increases in value of stock options granted in 2008.
Certain Payments to Named Executive Officers upon Termination of Employment
     The employment agreements that the Company has entered into with each of Messrs. Turner, McCabe, Queener and Carpenter, which are described in more detail on page 54 of this proxy statement, provide for the payment of certain benefits to the Named Executive Officers if their employment is terminated under certain scenarios. The amount of the payment in relation to the executive’s base salary and the length of time that an executive officer would continue to receive payments under his employment agreement is the same for each individual. In establishing the amount of the payments and the length of time that the payments will be made pursuant to these agreements the Committee took into account the need for these payments to be at competitive levels so that the Company is able to retain existing executive officers and to recruit experienced executives who may have concerns about giving up job security with their current employer. Pursuant to the terms of these agreements, if the executive becomes permanently disabled he is entitled to receive his base

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salary for a maximum of six months. If the executive is terminated by the Company without cause, as defined in the employment agreement, before a change of control, he is entitled to receive his base salary for three years following his termination. If the executive terminates his employment voluntarily for cause, as defined in the agreement, prior to a change of control he is entitled to receive his base salary for a maximum of twelve months following his termination.
     In addition to the benefits payable upon a termination of the executive’s employment described in the previous paragraph, these employment agreements also provide for a payment to the Named Executive Officer if he terminates his employment following a change of control, as defined in the agreement, with cause or his employment is terminated by the Company within such twelve-month period without cause. The change of control component of these employment agreements is a “double-trigger” feature, meaning that the employee is not paid his award solely upon consummation of a change of control, but rather his employment must be terminated within twelve months following the change of control in order to receive his payment. Under the terms of the employment agreements, the executive officer is entitled to receive an amount equal to three times his base salary and target bonus, plus continuation of certain health benefits for him and his family for three years, if he terminates his employment with cause, or his employment is terminated by the Company without cause, in each case within twelve months of a change of control. In addition, the employment agreements provide for the payment to the Named Executive Officer of an amount necessary to reimburse the executive on an after-tax basis for any excise tax payable under Section 4999 of the Code in connection with the change of control.
     In establishing the multiples of base salary and bonus that a terminated Named Executive Officer would be entitled to receive following his or her termination, either before or after a change of control, the Committee considered the need to be able to competitively recruit and retain talented executive officers who often times seek protection against the possibility that they might be terminated without cause or be forced to resign without cause, particularly following a change of control. When establishing the multiples, the Committee also sought to provide benefits at a level that it believed would provide appropriate compensation for the Named Executive Officer in the event of consummating a transaction that, although possibly detrimental to the individual’s employment prospects with the resulting company, would be beneficial to the Company’s shareholders.
     The Committee believes that the protections afforded in employment agreements are reasonable and are an important element in retaining the Company’s Named Executive Officers and certain other members of senior management.
     Federal Income Tax Deductibility Limitations
     The Committee has traditionally believed it appropriate to take into account the $1,000,000 limit on the deductibility of executive compensation for federal income tax purposes pursuant to Section 162(m) of the Code, and to seek to qualify the Company’s performance-based cash and equity-based compensation for exclusions from Section 162(m) so such compensation will qualify as a tax deductible expense. However, the regulations issued under Section 162(m) were amended on October 20, 2008 after the adoption of the Emergency Economic Stabilization Act of 2008 (“EESA”) so as to impose additional restrictions on financial institution’s participating in the CPP. These new regulations, which were applicable to institutions which participated in the CPP, eliminated most of the exclusions from Section 162(m) and lowered the limit for deductibility to $500,000. The effect of the regulation as applied to the Company’s 2008 compensation was to limit the deductibility of a portion of the compensation previously deductible from the time the Company issued preferred stock under the CPP, and the Company’s Board of Directors took the loss of deductibility into account in determining to participate in the CPP. While the Committee continues to consider the impact of Section 162(m) limitations on the deductibility of its executive compensation above $500,000, the Committee believes the elimination of

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the exclusions will cause reduced consideration of the former criteria for such exclusion at least during the period that the Company is subject to the revised regulations.
     2009 Compensation Update
     The previous discussion primarily addressed our compensation philosophies, processes and results for the fiscal year ended December 31, 2008. The Committee continued similar processes for 2009 such that in setting compensation for the Named Executive Officers, the Committee again utilized the services of Mercer with Mercer recommending (in November 2008) a slightly modified peer group than that of the one used in the previous year. The Mercer 2009 peer group included two new entities (Umpqua Holdings and First Midwest Bancorp) and excluded one entity from the previous year (Vineyard National Bancorp.). Additionally, the range of asset sizes within the peer group was $2.2 billion to $8.3 billion. The 20 members of the Mercer 2009 peer group are as follows:

Prosperity Bancshares, Inc.	Houston, TX
CVB Financial Corp.	Ontario, CA
Boston Private Financial Holdings	Boston, MA
Amcore Financial, Inc.	Rockford, IL
Western Alliance Bancorp	Las Vegas, NV
1st Source Corporation	South Bend, IN
PrivateBancorp, Inc.	Chicago, IL
Sterling Bancshares	Houston, TX
Texas Capital Bancshares	Dallas, TX
First State Bancorporation	Albuquerque, NM
Taylor Capital Group, Inc.	Rosemont, IL
Midwest Banc Holdings, Inc.	Melrose Park, IL
Green Bankshares, Inc.	Greeneville, TN
Bank of the Ozarks, Inc.	Little Rock, AR
Cobiz Financial Inc.	Denver, CO
Seacoast Banking Corporation	Stuart, FL
Southwest Bancorp, Inc.	Stillwater, OK
Virginia Commerce Bancorp, Inc.	Arlington, VA
Umpqua Holdings Corp.	Portland, OR
First Midwest Bancorp, Inc.	Itasca, IL
     After reviewing the information provided by Mercer and recommendations submitted by the Chief Executive Officer, the Committee concluded to modify the compensation strategy for the Named Executive Officers. For the last two years, the Committee had targeted total compensation for the Named Executive Officers at the 75th percentile of the peer group and base salary at the 60th percentile, thus placing more emphasis on performance when compared to other market data. Mercer noted in their November 2008 study that market data suggested that base salaries approximated 52% of total compensation with variable incentive compensation approximating 48%. As to the Company, its ratio of fixed compensation to total compensation for the Named Executive Officers approximated 38%, thus placing more emphasis on variable incentive compensation when compared to the market data. The Committee concluded, that given the current economic environment and the relative short-term and longer-term performance of the Company when compared to these peers, the Named Executive Officers should continue to be compensated at the 75th percentile of the newly established peer group and that the Company should place less emphasis on variable incentive based compensation by reducing the level of long-term incentive compensation in relation to total compensation. Additionally, the Committee noted that for two of the Named Executive Officers (the CAO and the CFO) that the Mercer peer group indicated that the 75th percentile would require a reduction in total compensation from the previous year. As a result, the Committee concluded that the total compensation for the CAO and CFO for 2009 would not increase or decrease and the target total compensation would be the same as the previous

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year. Consistent with 2008 and based on information provided by Mercer, the compensation of the Chairman of the Board remains at 95% of that for the President and CEO in 2009.
     The Committee modified the equity compensation component slightly in 2009 from 2008. In 2008, the equity compensation award for the Named Executive Officers was segmented such that 50% was in the form of nonqualified stock options and 50% was in the form of performance-based and time-based restricted share awards. In 2009, the equity compensation component for all the Named Executive Officers and the remaining members of the Leadership Team was segmented such that 100% of equity compensation was in the form of restricted share awards with 25% being in the form of performance-based restricted share awards and 75% in the form of time-based restricted shares awards. The performance-based awards vest in a manner consistent with previously issued performance-based restricted share awards upon the achievement of certain soundness (criticized and classified assets plus other real estate owned to total risked based capital) and earnings per share diluted thresholds over a three year performance period. The other half of the restricted share awards will vest 10% each year over a 10 year period provided the Company is profitable in the immediately preceding year. Mr. McCabe’s and Mr. McMahan’s vesting periods for this restricted share award was modified such that they vest equally over a period of time such that so long as they are employed by the Company, the shares will be fully vested at age 65.
     Primarily as a result of a modified peer group, total target compensation for 2009 for the Named Executive Officers increased in comparison to 2008 total target compensation. Mr. Turner’s total compensation has increased by 8%; Mr. McCabe’s increased by 8%; and Mr. McMahan’s increased by 8%. Total target compensation for Mr. Queener and Mr. Carpenter will be the same in 2009 as it was in 2008.
     As a result of the Company’s participation in the CPP, the Company is required to comply with certain limits and restrictions concerning executive compensation throughout the time that the U.S. Treasury holds any equity or debt securities acquired from the Company pursuant to the CPP, including a requirement that any bonus or incentive compensation paid to the Company’s executive officers during the period that the U.S. Treasury holds any equity or debt securities issued by the Company in the CPP be subject to “clawback” or recovery if the payment was based on materially inaccurate financial statements or other materially inaccurate performance metrics and a prohibition on making any “golden parachute” payment (as originally defined in Section 111(b)(2)(c) of the EESA) during that same period to any Named Executive Officer. As described in more detail below, the prohibition on “golden parachute” payments has been expanded under the ARRA to prohibit any payment to a senior executive officer for departure from a company for any reason, except for payments for services performed or benefits accrued, although the U.S. Treasury has yet to issue regulations regarding this expansion of the prohibition of making “golden parachute” payments.
     In connection with our sale of preferred stock to the U.S. Treasury in connection with the CPP, each of our Named Executive Officers executed letter agreements with the Company on December 12, 2008 in which each officer agreed that (i) the Company is prohibited from paying any “golden parachute” payment (as originally defined in Section 111(b)(2)(c) of the EESA) to the officer during any period that the executive is a senior executive officer of the Company and the U.S. Treasury holds any equity or debt securities of the Company issued in the CPP; (ii) any bonus or incentive compensation paid to the Named Executive Officer during any period that the officer is a senior executive officer of the Company and the U.S. Treasury holds any equity or debt securities of the Company issued in the CPP is subject to recovery or “clawback” by the Company if the payments were based on materially inaccurate financial statements or performance metric criteria; and (iii) each of the Company’s benefit plans were amended with respect to the Named Executive Officer to the extent necessary to give effect to the limitations described above in this paragraph. As described in the following paragraph, the ARRA includes certain additional restrictions and limits concerning executive compensation of companies that participated in the CPP and any regulations or guidance proposed by the U.S. Treasury may require the Company to seek additional modifications to the agreements that it has entered into with its Named Executive Officers.
     On February 17, 2009, President Barack Obama signed into law the ARRA which amended the executive compensation provisions of EESA to require the Secretary of the Treasury to adopt regulations which must include significant additional restrictions on executive compensation of recipients of TARP funds, including the Company. The statutory restrictions generally would be applicable during the period any obligation arising under TARP remains outstanding. However, ARRA also provides that, subject to the Treasury’s consultation with the recipient’s appropriate regulatory agency, TARP recipients may repurchase the preferred stock issued under the CPP prior to December 12, 2011 without the need to have previously raised new Tier 1 capital. As of February 27, 2009, it is unclear how these executive compensation standards will relate to the similar standards announced by the Department of the Treasury in its guidelines on February 4, 2009, or whether the standards will be considered effective immediately or only after implementing regulations are issued by the Department of the Treasury. The new standards include (but are not limited to) (i) prohibitions on bonuses, retention awards and other incentive compensation, other than restricted stock grants which do not fully vest during the TARP period and which do not exceed one-third of an employee’s total annual compensation, (ii) prohibitions on any payments to senior executives (other than payments for services performed or benefits accrued) for departure for any reason from a company, (iii) an expanded clawback of bonuses, retention awards, and incentive compensation if payment is based on materially inaccurate statements of earnings, revenues, gains or other criteria, (iv) prohibition on compensation plans that encourage manipulation of reported earnings, (v) retroactive review of bonuses, retention awards and other compensation previously provided by TARP recipients if found by the Treasury to be inconsistent with the purposes of TARP or otherwise contrary to public interest, (vi) required establishment of a company-wide policy regarding “excessive or luxury expenditures,” and (vii) inclusion in a participant’s proxy statements for annual shareholder meetings of a nonbinding “Say on Pay” shareholder vote on the compensation of executives. The Company is reviewing these legislative and regulatory matters to determine what impact they will have on the Company’s executive compensation program for 2009 and beyond. After regulations are proposed or adopted by the Department of the Treasury, the Committee may determine to revise certain elements of 2009 compensation to its executive officers, including the Named Executive Officers, and/or make other changes to its executive compensation programs, and the Company may take other actions,

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including repurchasing the preferred stock issued under the CPP in response to these legislative and regulatory matters.
Human Resources and Compensation Committee Report
     The Human Resources and Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
     The Human Resources and Compensation Committee has met with the Company’s senior risk officers to ensure that the Company’s compensation arrangements do not encourage the Named Executive Officers to take unnecessary risks that threaten the Company.
Gregory L. Burns, Chairman
James C. Cope, Member
Harold Gordon Bone, Member
Reese L. Smith, III, Member

Named Executive Officer Compensation
     The table below summarizes the compensation paid or accrued by the Company during the fiscal year ended December 31, 2008 for (i) the Company’s Chief Executive Officer; (ii) the Company’s Chief Financial Officer; and (iii) the three highest paid executive officers of the Company whose total compensation exceeded $100,000 for fiscal 2008 (collectively, the “Named Executive Officers”). When setting total compensation for each of the Named Executive Officers, the Compensation Committee reviews tally sheets which show the executive’s current compensation, including equity and non-equity based compensation. Each of the Named Executive Officers, other than Mr. McMahan, has entered into an employment agreement with the Company, the terms of which are described below.
     The Named Executive Officers were not entitled to receive payments which would be characterized as “Bonus” payments for the fiscal years ended December 31, 2006, 2007 and 2008. “Bonuses” for purposes of the table below consist of discretionary amounts not associated with an approved incentive plan, such as a relocation bonus. Amounts listed under the column title “Non-Equity Incentive Plan Compensation,” for the 2008 fiscal year were determined by the Human Resources and Compensation Committee at its January 2009 meeting in the case of awards under the Company’s 2008 Cash Incentive Plan and its April, 2008 meeting in the case of the Company’s 2008 Special Cash Incentive Plan and were, in each case, paid out shortly thereafter.
     Based on the fair value of equity awards granted to Named Executive Officers in fiscal year 2008 and fiscal year 2007 and the base salaries of the Named Executive Officers in both years, total aggregate compensation for the Named Executive Officers increased by $1.2 million or 49% between 2008 and 2007. This was primarily due to the Named Executive Officers receiving cash incentives for 2008 pursuant to the Company’s 2008 Annual Cash Incentive Plan plus special cash incentives in 2008 pursuant to the Company’s 2008 Special Cash Incentive Plan for the successful integration of Mid-America as compared to 2007 when the Named Executive Offices did not receive any cash incentive payment. For 2008, 2007 and 2006, respectively, “Salary” accounted for approximately 47.0%, 70.9% and 50.8%, respectively, of the total compensation of the Named Executive Officers, “Non-equity incentive plan compensation” accounted for approximately 29.4%, 0% and 27.1%, respectively, of the total compensation of the Named Executive

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Officers, stock and option awards accounted for approximately 12.9%, 25.1% and 18.0%, respectively, of the total compensation and all other compensation accounted for approximately 4.1% in all three years of the total compensation of the Named Executive Officers.
SUMMARY COMPENSATION TABLE

							Change in Pension
							Value and
						Non-Equity	Nonqualified
				Stock		Incentive Plan	Deferred	All Other
			Bonus	Awards	Option	Compensation	Compensation	Compensation
Name and Principal Position	Year	Salary ($)	($)	($) (1)	Awards ($)(2)	($)(3)	Earnings ($)	($)(4)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

M. Terry Turner	2008	$643,000	$—	$(33,523)	$194,639	$360,750	$—	$28,221	$1,193,088
President and Chief	2007	$532,000	$—	$51,065	$170,292	$—	$—	$27,859	$781,216
Executive Officer	2006	$410,000	$—	$38,534	$114,966	$246,000	$—	$35,302	$844,802

Robert A. McCabe, Jr.	2008	$610,000	$—	$(31,840)	$158,978	$342,500	$—	$29,488	$1,109,126
Chairman of the Board	2007	$505,400	$—	$48,662	$137,050	$—	$—	$29,086	$720,198
	2006	$389,500	$—	$36,236	$107,775	$233,700	$—	$35,618	$802,827

Hugh M. Queener	2008	$300,000	$—	$(14,437)	$107,903	$163,750	$—	$25,750	$582,966
Chief Administrative Officer	2007	$280,000	$—	$26,682	$89,336	$—	$—	$25,454	$421,472
	2006	$234,000	$—	$26,084	$74,421	$113,320	$—	$26,081	$472,906

Harold R. Carpenter	2008	$300,000	$—	$(10,105)	$65,947	$132,500	$—	$11,044	$499,386
Chief Financial Officer	2007	$275,000	$—	$19,712	$44,868	$—	$—	$10,800	$350,380
	2006	$175,000	$—	$17,233	$33,347	$84,000	$—	$8,670	$318,250

Charles B. McMahan	2008	$200,000	$—	$(2,996)	$45,642	$95,000	$—	$8,075	$345,721
Chief Credit Officer	2007	$186,000	$—	$7,400	$34,038	$—	$—	$8,377	$235,815
	2006	$175,000	$—	$12,155	$28,738	$63,000	$—	$7,994	$286,886
(1)	Stock Awards — Since 2004, the Company has awarded restricted shares to certain executive officers, including the Named Executive Officers. Prior to 2008, these awards were all performance-based awards with the restrictions lapsing in 33.3% annual increments should the Company achieve certain soundness and earnings per share diluted thresholds for the fiscal year in which the award is granted and the next two fiscal years thereafter. In 2008, similar performance-based awards were issued but the Company also issued time-based restricted share awards as well which vested ratably over ten years, or if shorter, ratably over the period from grant date to the recipient’s 65th birthday. Each of the performance-based awards granted in the 2006, 2007 and 2008 fiscal years had the same soundness threshold of criticized and classified assets being less than 0.25% of Tier 1 capital, but the earnings per share thresholds associated with the 2008 fiscal year were different for each of the 2006, 2007 and 2008 awards. For the award granted in 2006, the 2008 earnings per share

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diluted target was $1.91. For the 2007 award, the 2008 earnings per share diluted target was $1.75 (or $1.64 per share diluted after adjustment for the expenses incurred in connection with the Company’s merger with Mid-America) and for the 2008 award, the 2008 earnings per share diluted target was $1.62. In addition to these annual earnings per share diluted targets, the awards allow for the forfeiture restrictions associated with the award for a particular year to lapse even if an annual earnings per share diluted target is not achieved, if a cumulative three-year earnings per share diluted target is achieved. For purposes of determining whether the traunche of restricted shares awarded in 2006, 2007 and 2008 with earnings per share diluted targets associated with the 2008 fiscal year were achieved, the earnings per share diluted targets as adjusted were compared to actual results for 2008. The Company’s fully diluted earnings per share for 2008 was $1.34. The adjusted earnings per share diluted target for the 2008 traunche as adjusted for merger-related expense was $1.45 per fully diluted share. As a result, the fully-diluted earnings per share targets for the 2008 traunche of the 2006, 2007 and 2008 restricted share awards were not achieved. Additionally, in 2008, the ratio of the Company’s criticized and classified assets to Tier 1 capital was more than 0.25% and thus, this threshold was not achieved. As a result, the restrictions associated with the 2006, 2007 and 2008 restricted share awards for the 2008 traunche did not lapse. In January 2009, due to the three-year cumulative performance targets for the 2006 restricted share award not being achieved, the named executive officers forfeited the 2007 and 2008 traunches of the 2006 restricted share award and these shares were forfeited by the executive. Furthermore, the Company has ceased recording expense associated with the 2007 and 2008 awards as the Company has determined that the performance targets for those awards are not likely to be achieved in future periods and has reversed $137,000 of expense that the Company had previously accrued in 2008 related to the 2007 and 2008 awards for the Named Executive Officers. As noted previously, the Named Executive Officers also received time-based restricted share awards in 2008. The restrictions for these awards vest in equal annual amounts so long as the Company is profitable over the lesser of 10 years or the number of years from grant until the Named Executive Officer’s 65th birthday. The first vesting traunche of the time-vested restricted share awards vested in January 2009. The Company recognized $44,000 of expense associated with the Named Executive Officers for these time-based awards. Both the performance-based and time-based awards were issued pursuant to the terms of the 2004 Equity Incentive Plan. The amount in column (e) reflects the dollar amount recognized for financial statement purposes for each of the three years ended December 31, 2008, in accordance with SFAS 123(R) of awards pursuant to the 2004 Equity Incentive Plan and thus includes amounts from awards granted in and prior to 2008, 2007 and 2006, as applicable. Assumptions used in the calculations of these amounts are included in footnote 15 to the Company’s audited financial statements for the fiscal year ended December 31, 2008 included in the Company’s Annual Report of Form 10-K filed with the Securities and Exchange Commission on February 19, 2009. Assumptions used in the calculations of these amounts are included in footnote 15 to the Company’s audited financial statements for the fiscal year ended December 31, 2007 included in the Company’s Annual Report of Form 10-K filed with the Securities and Exchange Commission on March 7, 2008. For the 2006 awards, assumptions used in the calculations of these amounts are included in footnote 14 to the Company’s audited financial statements for the fiscal year ended December 31, 2006 included in the Company’s Annual Report of Form 10-K filed with the Securities and Exchange Commission on February 28, 2007.
(2)	Option Awards — All options are granted at an exercise price that equals the closing price of the Company’s common stock on the date of grant. All awards expire ten years from date of issuance and vest in 20% increments on the anniversary date of the grant. The awards prior to 2006 were issued as incentive stock options while awards issued in 2006 and afterward are classified as nonstatutory stock options. All awards were issued pursuant to the terms of the Pinnacle Financial Partners, Inc. 2000 Stock Incentive Plan (the “2000 Plan”) or the 2004 Equity Incentive Plan. The amount in column (f) reflects the dollar amount recognized for financial statement purposes for each of the fiscal years ended December 31, 2008, 2007 and 2006, in accordance with SFAS 123(R) of awards pursuant to the 2000 Plan and the 2004 Equity Incentive Plan and thus includes amounts from awards granted in and prior to 2008, 2007 and 2006, as applicable. Assumptions used in the calculations of these amounts are included in footnote 15 to the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2008 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 19, 2009. Assumptions used in the calculations of these amounts are included in footnote 15 to the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2007 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 7, 2008. For 2006, assumptions used in the calculations of these amounts are included in footnote 14 to the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2006 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2007. There were not any forfeited stock option grants for the Named Executive Officers in any of the three years ended December 31, 2008.

(3)	Non-Equity Incentive Plan Compensation — Reflects compensation attributable to the Company’s annual cash incentive plans in which all non-commissioned based associates participate and in 2008, the Company’s 2008 Special Cash Incentive Plan in which approximately 25 associates participated. Actual and target payouts are expressed as a percentage of base salary. Payout of incentive compensation occurs upon achievement of certain soundness and performance thresholds as determined by the Committee. For the 2008 Annual Cash Incentive Plan, in January 2009, the Human Resources and Compensation Committee approved the payment of cash incentive awards under the Plan at a percentage that was generally higher than that otherwise payable under the terms of the plan. The Company did not meet the performance or soundness threshold during 2008, however, the Human Resources and Compensation Committee determined that it was in the best interests of the shareholders to award a 25% of target award to all participants in the 2008 Annual Cash Incentive Plan, including the Named Executive Officers. Additionally, in April 2008, certain officers, including the Named Executive Officers received a one-time special cash incentive payment following the integration of the Mid-America bank subsidiaries with the Company bank’s subsidiary. As to the 2007 Annual Cash Incentive Plan, and in accordance with the Named Executive Officer request, the Named Executive Officers did not receive any cash incentive payments under the

Pinnacle Financial Partners, Inc.	Page 49

2007 Cash Incentive Plan. For the 2007 Annual Cash Incentive Plan, the Human Resources and Compensation Committee approved the payment of cash incentive awards under the Plan at a percentage that was generally higher than that otherwise payable under the terms of the plan, except for the Named Executive Officers. For the 2006 Annual Cash Incentive Plan and pursuant to the Plan’s provision, the payout for 2006 was at 120% of target for all associates, including each Named Executive Officer.

	Turner	McCabe	Queener	Carpenter	McMahan
2008 Annual Cash Incentive Plan
2008 % Target	100%	100%	85%	70%	70%
2008 % Payment	25%	25%	21.25%	17.5%	17.5%
2008 Payment	$160,750	$152,500	$63,750	$52,500	$35,000

2008 Special Incentive Plan	$200,000	$190,000	$100,000	$80,000	$60,000

2007 Annual Cash Incentive Plan
2007 % Target	100%	100%	85%	70%	70%
2007 % Payment	0%	0%	0%	0%	0%
2007 Payment	$ -	$ -	$ -	$ -	$ -

2006 Annual Cash Incentive Plan
2006 % Target	50%	50%	40%	40%	30%
2006 % Payment	60%	60%	48%	48%	36%
2006 Payment	$246,000	$233,700	$112,320	$84,000	$63,000
(4)
Other Compensation – The Company provides the Named Executive Officers with other forms of compensation. The following is a listing of various types of other compensation that the Company has not used in the past but may consider in the future to award its executives. We believe that including a listing of forms of compensation that we currently do not use is beneficial to investors as they compare our compensation elements to those of other organizations.

	Turner	McCabe	Queener	Carpenter	McMahan
Stock appreciation rights granted	None	None	None	None	None
Stock performance units granted	None	None	None	None	None
Supplemental retirement plans	NA	NA	NA	NA	NA
Pension plan	NA	NA	NA	NA	NA
Deferred compensation	NA	NA	NA	NA	NA
Board fees	No	No	NA	NA	NA

Group benefit package — All Company associates, including the Named Executive Officers, participate in the Company’s group benefit package which includes customary medical and dental benefits, group life, group disability, healthcare and dependent care reimbursement plans, 401k plan, etc. The Named Executive Officers receive no incremental employee benefits that are not offered to other Company associates, other than an enhanced long-term disability policy that provides incremental coverage over the group policy maximums. The following is a summary of the expense the Company incurred during 2008, 2007 and 2006 to provide a 401k plan match to our Named Executive Officers and the cost of the enhanced long term disability policy.

	Turner	McCabe	Queener	Carpenter	McMahan
2008
401k match	$9,200	$9,200	$9,200	$9,200	$7,081
Long term disability policy	$5,821	$7,088	$3,350	$1,844	$994

2007
401k match	$9,000	$9,000	$9,000	$9,000	$7,383
Long term disability policy	$5,659	$6,886	$3,254	$1,800	$994

2006
401k match	$16,927	$16,109	$9,888	$7,000	$7,000
Long term disability policy	$5,175	$6,309	$2,993	$1,670	$994

Paid time off — Each Named Executive Officer receives an allotment of 25 days for paid time off each year (excluding holidays). The Company does not provide sick leave for any associate, including the Named Executive Officers. Additionally, associates, including the Named Executive Officers, are not permitted to carryover unused paid time off into a subsequent fiscal year.

Pinnacle Financial Partners, Inc.	Page 50

Other Executive perquisites The Company provided the following perquisites to the Named Executive Officers in 2008, 2007 and 2006:

	Turner	McCabe	Queener	Carpenter	McMahan
Company provided vehicles	NA	NA	NA	NA	NA
Automobile allowance	$13,200 / year	$13,200 / year	$13,200 / year	No	No
Parking allowances	No	No	No	No	No
Personal tax return fees paid	$650	$2,500	$-	$-	No
Health club membership	No	No	No	No	No
Country club membership	No	No	No	No	No
Corporate aircraft	NA	NA	NA	NA	NA
                          The following table summarizes certain information regarding grants of plan-based awards to the Named Executive Officers in 2008:
GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under			Estimated Future Payouts Under
		Non-Equity Incentive Plan			Equity Incentive Plan
		Awards (1)			Awards (2)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
								All Other	All Other
								Stock	Stock
								Awards:	Awards:	Exercise
								Number	Number of	or Base	Grant Date
								of Shares	Securities	Price of	Fair Value
								of Stock	Underlying	Option	of Stock and
Name and Principal								or Units	Options	Awards	Option
Position	Grant date	Threshold	Target	Maximum	Threshold	Target	Maximum	(#)	(#)	($/share)	Awards

M. Terry Turner President and Chief	1/18/08	—	—	—	—	—	—	—	31,171	$21.51	$241,887
Executive Officer	1/18/08	—	—	—	—	10,228	10,228	—	—	—	$220,004
	N/A	$0.00	$643,000	$830,370	—	—	—	—	—	—	N/A

Robert A. McCabe, Jr. Chairman of the Board	1/18/08	—	—	—	—	—	—	—	29,612	$21.51	$229,789
	1/18/08	—	—	—	—	9,716	9,716	—	—	—	$208,991
	N/A	$0.00	$610,000	$787,754	—	—	—	—	—	—	N/A

Hugh M. Queener Chief Admin. Officer	1/18/08	—	—	—	—	—	—	—	21,253	$21.51	$164,923
	1/18/08	—	—	—	—	6,974	6,974	—	—	—	$150,011
	N/A	$0.00	$255,000	$329,307	—	—	—	—	—	—	N/A

Harold R. Carpenter Chief Financial Officer	1/18/08	—	—	—	—	—	—	—	17,711	$21.51	$137,437
	1/18/08	—	—	—	—	5,812	5,812	—	—	—	$125,016
	N/A	$0.00	$210,000	$271,194	—	—	—	—	—	—	N/A

Charles B. McMahan Chief Credit Officer	1/18/08	—	—	—	—	—	—	—	8,501	$21.51	$65,968
	1/18/08	—	—	—	—	2,790	2,790	—	—	—	$60,013
	N/A	$0.00	$140,000	$180,796	—	—	—	—	—	—	N/A
(1)	The amounts shown in column (c) reflect the minimum payment level under the Company’s 2008 Annual Cash Incentive Plan which is 0% of the target amount shown in column (d). The amount shown in column (e) is 129.1% of such target amount. These amounts are based on the individual’s current salary and position.

(2)	Reflects awards of restricted shares under the 2004 Equity Incentive Plan. The amounts shown in column (g) reflect the restricted share award targeted number of shares that can be earned over either a three-year performance-based vesting period or a time-based vesting period. This is also the maximum number of shares that can be earned by the Named Executive Officer over these periods thus it is the same number in column (h). All performance-based awards in column (g) and (h) could be forfeited should the Company not meet the performance and soundness targets for these awards. All time-based restricted share awards in column (g) and (h) could be forfeited should the Named Executive Officer not be employed on the annual vesting dates for these awards. The restrictions on the performance-based restricted shares lapse in 33.3% annual increments upon the achievement of certain soundness and earnings per share diluted thresholds for the fiscal years ending December 31, 2008, 2009 and 2010 or soundness and cumulative performance thresholds for the three year period

Pinnacle Financial Partners, Inc.	Page 51

ended December 31, 2010. The restrictions on the time-based restricted shares lapse in equal annual increments over the lesser of the time between January, 2008 and the Named Executive Officer’s 65th birthday or 10 years. The Named Executive Officer is entitled to vote these restricted shares (but not the options) and receive any dividends payable with respect to the restricted shares (but not the options), if any, prior to the lapsing of the forfeiture restrictions thereon. Based on the lack of achievement of the soundness and the earnings per diluted share thresholds for the fiscal year ended December 31, 2008, the restrictions on the 2006, 2007 and 2008 traunche of the awards did not lapse. Additionally, since the Company did not achieve the cumulative three-year fully diluted earnings per share threshold for the 2006 performance-based restricted share awards, 6,960 shares previously awarded to the Named Executive Officers in 2006 were forfeited. Additionally, in January 2009, the restrictions associated with 2,310 time-based restricted share awards which are also included in columns (g) and (h) above lapsed.

(3)	The amounts shown in column (j) reflect the number of nonstatutory stock options granted pursuant to the 2004 Equity Incentive Plan during 2008. All options are granted at an exercise price that equals the closing price of the Company’s common stock at the date of grant. All of the reflected awards expire ten years from the date of issuance and vest in 20% increments on the anniversary date of the grant. All awards were issued pursuant to the terms of the 2004 Equity Incentive Plan. The amount in column (l) reflects the dollar amount to be recognized for financial statement purposes in accordance with SFAS 123(R) over the vesting period. Assumptions used in the calculations of these amounts are included in footnote 15 to the Company’s audited financial statements for the fiscal year ended December 31, 2008 included in the Company’s Annual Report of Form 10-K filed with the Securities and Exchange Commission on February 19, 2009. The following are the number of options to acquire common stock granted to each Named Executive Officer during 2008:

	Turner	McCabe	Queener	Carpenter	McMahan
Grant date	Jan. 18, 2008	Jan. 18, 2008	Jan. 18, 2008	Jan. 18, 2008	Jan. 18, 2008
No. of option awards	31,171	29,612	21,153	17,711	8,501
Exercise price	$21.51	$21.51	$21.51	$21.51	$21.51
Grant date fair value of each option award	$7.76	$7.76	$7.76	$7.76	$7.76
Aggregate value of award	$241,887	$229,789	$164,923	$137,437	$65,968

Pinnacle Financial Partners, Inc.	Page 52

     The following table sets forth certain information with respect to outstanding equity awards at December 31, 2008:
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

	Option Awards (1)					Stock Awards (2)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
									Equity
			Equity					Equity	Incentive Plan
			Incentive					Incentive Plan	Awards:
			Plan				Market	Awards:	Market or
			Awards:				Value of	Number of	Payout Value
	Number of	Number of	Number of			Number of	Shares or	Unearned	of Unearned
	Securities	Securities	Securities			Shares or	Units of	Shares, Units	Shares, Units
	Underlying	Underlying	Underlying			Units of	Stock	or Other	or Other
	Unexercised	Unexercised	Unexercised	Option	Option	Stock That	That Have	Rights That	Rights That
	Options (#)	Options (#)	Unearned	Exercise	Expiration	Have Not	Not	Have Not	Have Not
Name	Excercisable	Unexcercisable	Options (#)	Price ($)	Date	Vested (#)	Vested ($)	Vested (#)	Vested (3) (#)

M. Terry Turner	—	31,171	—	$21.51	1/18/2018	—	—	16,642	$496,088
	—	23,412	—	$31.25	1/19/2017	—	—	—	—
	4,773	19,093	—	$27.11	3/17/2016	—	—	—	—
	8,844	13,267	—	$23.88	1/19/2015	—	—	—	—
	9,084	6,056	—	$14.78	4/26/2014	—	—	—	—
	20,000	8,000	—	$6.65	2/26/2013	—	—	—	—
	45,000	—	—	$4.96	2/1/2012	—	—	—	—
	15,000	—	—	$3.82	3/1/2011	—	—	—	—
	90,000	—	—	$5.00	12/19/2010	—	—	—	—

Robert A. McCabe, Jr.	—	29,612	—	$21.51	1/18/2018	—	—	15,743	$469,293
	—	22,242	—	$31.25	1/19/2017	—	—	—	—
	4,535	18,138	—	$27.11	3/17/2016	—	—	—	—
	7,886	11,829	—	$23.88	1/19/2015	—	—	—	—
	8,100	5,400	—	$14.78	4/26/2014	—	—	—	—
	17,600	4,400	—	$6.65	2/26/2013	—	—	—	—
	45,000	—	—	$4.96	2/1/2012	—	—	—	—
	15,000	—	—	$3.82	3/1/2011	—	—	—	—
	76,700	—	—	$5.00	12/19/2010	—	—	—	—

Hugh M. Queener	—	21,253	—	$21.51	1/18/2018	—	—	10,353	$104,707
	—	11,706	—	$31.25	1/19/2017	—	—	—	—
	2,387	9,546	—	$27.11	3/17/2016	—	—	—	—
	6,922	10,384	—	$23.88	1/19/2015	—	—	—	—
	7,110	4,740	—	$14.78	4/26/2014	—	—	—	—
	15,200	3,800	—	$6.65	2/26/2013	—	—	—	—
	27,000	—	—	$4.96	2/1/2012	—	—	—	—
	9,000	—	—	$3.82	3/1/2011	—	—	—	—
	60,000	—	—	$5.00	12/19/2010	—	—	—	—

Harold R. Carpenter	—	17,711	—	$21.51	1/18/2018	—	—	8,274	$246,657
	—	8,780	—	$31.25	1/19/2017	—	—	—	—
	1,838	7,351	—	$27.11	3/17/2016	—	—	—	—
	2,160	3,240	—	$23.88	1/19/2015	—	—	—	—
	3,300	2,200	—	$14.78	1/12/2014	—	—	—	—
	12,000	—	—	$4.96	2/1/2012	—	—	—	—
	6,000	—	—	$3.82	3/1/2011	—	—	—	—
	4,000	—	—	$5.00	12/19/2010	—	—	—	—

Charles B. McMahan	—	8,501	—	$21.51	1/18/2018	—	—	4,153	$123,815
	—	3,278	—	$31.25	1/19/2017	—	—	—	—
	1,671	6,682	—	$27.11	3/17/2016	—	—	—	—
	3,200	4,800	—	$23.88	1/19/2015	—	—	—	—
	3,690	2,460	—	$14.78	1/12/2014	—	—	—	—
	5,000	—	—	$6.46	12/31/2012	—	—	—	—

Prinnacle Financial Partners, Inc.	Page 53

(1)	All option awards vest in 20% increments annually over the 10-year option term.

(2)	Unearned restricted share awards as of December 31, 2008 are for those performance-based restricted share awards which have vesting criteria tied to 2008 thru 2010 earnings per diluted share and soundness targets. Also included are time-based restricted share awards that vest in equal annual increments over the shorter of the period from January 2008 to the Named Executive Officer’s 65th birthday or 10 years. The 2006 restricted share award is 66.7% unearned at December 31, 2008 as 33.3% of the award has restrictions that tied to 2007 earnings per diluted share and soundness targets which were not met and 33.3% that are based on 2008 earnings per diluted share and soundness targets which were also not met. Additionally, the Company’s cumulative performance threshold target for the three year period ended December 31, 2008 was also not met and these restricted share awards were forfeited by the Named Executive Officers in January 2009. The 2007 restricted share award is 100.0% unearned because, for the 2007 traunche, even though the 2007 soundness threshold was met, the 2007 fully diluted earnings threshold was not met and, for the 2008 traunche, both the 2008 soundness and earnings per share diluted targets were not met. The 2008 restricted share award is 100.0% unearned because, for the 2008 traunche, the 2008 soundness and earnings per share diluted targets were not met. Although the 2008 performance thresholds for the 2007 and 2008 awards were not met, the portion of the 2007 and 2008 restricted share awards with vesting conditions tied to that year may still be earned if the Company’s cumulative performance for the three-year periods ending December 31, 2010 and 2011 exceed the threshold target established in the award agreement.

(3)	Market value is determined by multiplying the closing market price of the Company’s common stock on December 31, 2008 by the number of shares.
     The following table details the number of options exercised during 2008, the value realized from those exercises as of the date of exercise, the number of restricted shares that vested during 2008 and the value realized on those shares as of the vesting date for the Named Executive Officers:
OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
(a)	(b)	(c)	(d)	(e)
	Number of Shares		Number of Shares
	Acquired On	Value Realized on	Acquired On	Value Realized on
Name	Exercise (#)	Exercise ($)	Vesting (#)	Vesting ($) (1)

M. Terry Turner	—	—	—	$ -

Robert A. McCabe, Jr.	7,000	$133,490	—	$ -

Hugh M. Queener	—	—	—	$ -

Harold R. Carpenter	—	—	—	$ -

Charles B. McMahan	—	—	—	$ -
(1)	No restricted share stock awards vested during 2008, as all restrictions for shares eligible for vesting in 2008 did not lapse as the Company did not achieve its performance thresholds for those shares.
Employment Agreements
     The Company entered into a three-year employment contract with M. Terry Turner, President and Chief Executive Officer, on August 1, 2000. This agreement was amended on January 1, 2008. This amendment eliminated the automatically three year renewable clause in the agreement as well as incorporated the impact

Prinnacle Financial Partners, Inc.	Page 54

of IRS Code Section 409A into the agreement. There were no other significant changes to the terms and conditions of the original agreement as a result of the amendment. The amended agreement automatically renews annually, unless any of the parties to the agreement gives notice of intent not to renew the agreement.
     Pursuant to this agreement with Mr. Turner, the Company will be obligated to pay Mr. Turner his base salary for the following terminating events:

Payment Obligation Terminating Event	In relation to Base Salary
Mr. Turner becomes permanently disabled	Maximum of six months
The Company terminates Mr. Turner’s employment without cause, as defined in the agreement	Three years annually
Mr. Turner terminates his employment for cause, as defined in the agreement	Maximum of twelve months
Mr. Turner terminates his employment within twelve months after a change of control, as defined in the agreement	Three times base salary and target bonus, plus benefits
     The Company entered into a three-year employment contract with Robert A. McCabe, Jr., Chairman of the Board on August 1, 2000, which was amended January 1, 2008 to, among other things, provide that it was thereafter annually renewable and to include certain changes related to Section 409A of the Code. Pursuant to this agreement with Mr. McCabe, the Company will be obligated to pay Mr. McCabe his base salary under the same terms and conditions as described above under Mr. Turner’s agreement for certain terminating events.
     The Company entered into a three-year employment contract with Hugh M. Queener, Chief Administrative Officer, on December 4, 2000, which was amended January 1, 2008 to, among other things, provide that it was thereafter annually renewable and to include certain changes related to Section 409A of the Code. Pursuant to this agreement with Mr. Queener, the Company will be obligated to pay Mr. Queener his base salary under the same terms and conditions as described above under Mr. Turner’s agreement for certain terminating events.
     The Company entered into a three-year employment contract with Harold R. Carpenter, Chief Financial Officer, on March 14, 2006, which was amended January 1, 2008, to, among other things, provide that it was thereafter annually renewable and to include certain changes related to Section 409A of the Code. Pursuant to this agreement with Mr. Carpenter, the Company will be obligated to pay Mr. Carpenter his base salary under the same terms and conditions as described above under Mr. Turner’s agreement for certain terminating events.
     The employment agreements set forth above for Messrs. Turner, McCabe, Queener and Carpenter, contain provisions that if the executive terminates his employment with the Company for “cause” within a year following a “change of control”, the executive shall be entitled to a lump sum severance payment equal to three times the executive’s then current salary and target bonus, plus certain retirement benefits plus tax payments. Generally, this “change of control” provision is typically referred to as a “double trigger” such that (a) a change of control has to occur as defined in the employment agreements and (b) the executive has to terminate his employment for “cause”, again as defined in the employment agreement, as follows:
(a)	A “change of control” generally means the acquisition by a person or group of 40% or more of the voting securities of the Company or the Bank; a change in the majority of the Board over a twelve-month period (unless the new directors were approved by a two-thirds majority of prior directors); a merger, consolidation or reorganization in which the Company’s shareholders before the merger own 50% or less of the voting power after the merger; or the sale, transfer or assignment of all or substantially all of the assets of the Company and its subsidiaries to any third party.

Prinnacle Financial Partners, Inc.	Page 55

(b)	Termination for “cause” generally means that immediately following the change of control, the executive no longer reports to the same supervisor he reported to prior to the change of control, a change in supervisory authority has occurred such that the associates that reported to the executive prior to the change of control no longer report to the executive, a material modification in the executive’s job title or scope of responsibility has occurred, a change in office location of more than 25 miles from the executive’s current office location or a material change in salary, bonus opportunity or other benefit has occurred.
     Also and in the event of a change of control, the executive will receive three years of Company-provided health plan benefits subsequent to his termination. In addition, the executive will be indemnified by the Company for any excise tax due under Section 4999 of the Code of an amount sufficient to place the executive in the same after-tax position as the executive would have been had no excise tax been imposed upon or incurred or paid by the executive. The executive is also entitled to receive assistance from a qualified accounting firm of his choice not to exceed $2,500 per year for three years.
     Furthermore, in the event of a change of control, any unvested restricted share awards, pursuant to the restricted share agreements with the executives noted above, would immediately vest. All unvested stock option grants would only vest pursuant to a change of control with the approval of the Human Resources and Compensation Committee.

Prinnacle Financial Partners, Inc.	Page 56

     The following is a tabular presentation of the amounts that would be owed the Named Executive Officers pursuant to the various events detailed above assuming the event occurred on December 31, 2008:

						Pinnacle terminates
					Pinnacle terminates	Employee without
					employee for cause	cause or Employee
					or Employee	terminates for
			Pinnacle		terminates	cause, in each case
			terminates		employment without	within twelve
	Employee	Employee	employment	Employee terminates	cause or Employee	months of a change
	disability (4)	death (4)	without cause	employment for cause	retires	of control

M. Terry Turner
2008 base salary	$643,000	$-	$643,000	$643,000	$-	$643,000
2008 targeted cash incentive payment	-	-	-	-	-	643,000

Total	643,000	-	643,000	643,000	-	1,286,000
Multiplier (in terms of years)	x .5	x 0	x 3	x 1	x 0	x 3

Aggregate cash payment	321,500	-	1,929,000	643,000	-	3,858,000

Health insurance - $800 per month	-	-	9,600	2,400	-	28,800
Tax assistance	-	-	-	-	-	7,500
Intrinsic value of unvested stock options that immediately vest (1)	-	-	-	-	-	591,247
Value of unearned restricted shares that immediately vest	496,088	496,088	-	-	-	496,088
Payment for excise tax and gross up (2)	-	-	-	-	-	1,562,511

	$817,588	$496,088	$1,938,600	$645,400	$-	$6,544,147

Robert A. McCabe, Jr.
2008 base salary	$610,000	$-	$610,000	$610,000	$-	$610,000
2008 targeted cash incentive payment	-	-	-	-	-	610,000

Total	610,000	-	610,000	610,000	-	1,220,000
Multiplier (in terms of years)	x .5	x 0	x 3	x 1	x 0	x 3

Aggregate cash payment	305,000	-	1,830,000	610,000	-	3,660,000

Health insurance - $800 per month	-	-	9,600	2,400	-	28,800
Tax assistance	-	-	-	-	-	7,500
Intrinsic value of unvested stock options that immediately vest (1)	-	-	-	-	-	555,516
Value of unearned restricted shares that immediately vest	469,293	469,293	-	-	-	469,293
Payment for excise tax and gross up (2)	-	-	-	-	-	1,477,710

	$774,293	$469,293	$1,839,600	$612,400	$-	$6,198,820

Hugh M. Queener
2008 base salary	$300,000	$-	$300,000	$300,000	$-	$300,000
2008 targeted cash incentive payment	-	-	-	-	-	255,000

Total	300,000	-	300,000	300,000	-	555,000
Multiplier (in terms of years)	x .5	x 0	x 3	x 1	x 0	x 3

Aggregate cash payment	150,000	-	900,000	300,000	-	1,665,000

Health insurance - $800 per month	-	-	9,600	2,400	-	28,800
Tax assistance	-	-	-	-	-	7,500
Intrinsic value of unvested stock options that immediately vest (1)	-	-	-	-	-	385,070

Value of unearned restricted shares that immediately vest	308,609	308,609	-	-	-	308,609
Payment for excise tax and gross up (2)	-	-	-	-	-	725,258

	$458,609	$308,609	$909,600	$302,400	$-	$3,120,237

Harold R. Carpenter
2008 base salary	$300,000	$-	$300,000	$300,000	$-	$300,000
2008 targeted cash incentive payment	-	-	-	-	-	210,000

Total	300,000	-	300,000	300,000	-	510,000
Multiplier (in terms of years)	x .5	x 0	x 3	x 1	x 0	x 3

Aggregate cash payment	150,000	-	900,000	300,000	-	1,530,000

Health insurance - $800 per month	-	-	9,600	2,400	-	28,800
Tax assistance	-	-	-	-	-	7,500
Intrinsic value of unvested stock options that immediately vest (1)	-	-	-	-	-	279,920
Value of unearned restricted shares that immediately vest	246,657	246,657	-	-	-	246,657
Payment for excise tax and gross up (2)	-	-	-	-	-	645,108

	$396,657	$246,657	$909,600	$302,400	$-	$2,737,984

Charles B. McMahan (3)
2008 base salary	$-	$-	$-	$-	$-	$-
2008 targeted cash incentive payment	-	-	-	-	-	-

Total	-	-	-	-	-	-
Multiplier (in terms of years)	x .5	x 0	x 3	x 1	x 0	x 3

Aggregate cash payment	-	-	-	-	-	-

Health insurance - $800 per month	-	-	-	-	-	-
Tax assistance	-	-	-	-	-	-
Intrinsic value of unvested stock options that immediately vest (1)	-	-	-	-	-	171,570
Value of unearned restricted shares that immediately vest	123,815	123,815	-	-	-	123,815
Payment for excise tax and gross up (2)	-	-	-	-	-	-

	$123,815	$123,815	$-	$-	$-	$295,385

Pinnacle Financial Partners, Inc.	Page 57

(1)	Vesting of stock option awards pursuant to a change of control may only occur upon the consent of the Human Resources and Compensation Committee.

(2)	In determining the anticipated payment due the executive for excise tax and gross up pursuant to a termination by the Company of the employee without cause or a termination by the employee for cause in each case, within twelve months following a change in control, the Company has included in the calculation the anticipated value of the immediate vesting of previously unvested restricted share awards and stock option grants in addition to the cash payments and healthcare benefits noted above. As a result, the Company has computed the 20% excise tax obligation owed by Messrs. Turner, McCabe, Queener and Carpenter in the event of a change of control to be $1,563,000, $1,478,000, $725,000 and $645,000, respectively. As a result, the Company has assumed a personal income tax rate of 45% for each executive and has included the additional gross up amount in the table above. The Company has not anticipated such excise tax or gross up payments for other terminating events as payments for such matters would be extended over a period of time such that the executive’s compensation would likely not be subject to section 280(G) of the Code.

(3)	Mr. McMahan does not have an employment agreement with the Company.

(4)	The above amounts do not include benefits owed the Named Executive Officers or their estates pursuant to the Company’s broad based group disability insurance policies or group life insurance policy. These benefits would be paid pursuant to these group polices which are provided to all employees of the Company. Additionally, and also not included in the above amounts, the Named Executive Officers and certain other Leadership Team members also participate in a supplemental group disability policy which provides incremental coverage (i.e., “gap coverage”) for these individuals over the broad-based group disability coverage maximums.
     Ownership Guidelines
     The Committee also requires the CEO and all other Named Executive Officers to maintain a meaningful personal ownership in the Company in the form of Common Stock. Periodically, the Committee may establish minimum Common Stock beneficial ownership levels for the CEO and the other Named Executive Officers. In 2006, the Committee established Common Stock beneficial ownership levels for the CEO and the Chairman of the Board of 50,000 shares of Company Common Stock. Additionally, the Committee established stock beneficial ownership levels of 25,000 shares for the Chief Administrative Officer and 10,000 shares for both the Chief Financial Officer and the Chief Credit Officer. All Named Executive Officers currently exceed the applicable minimum level of beneficial ownership.

Pinnacle Financial Partners, Inc.	Page 58

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table lists, as of February 27, 2009, the number of shares of Common Stock beneficially owned by (a) any person known to the Company who owns in excess of 5% of the outstanding shares of Common Stock, (b) each current director of the Company, (c) each Named Executive Officer listed in the Summary Compensation Table, and (d) all directors and executive officers, as a group. The information shown below is based upon information furnished to the Company by the named persons and the percentages are calculated based on shares outstanding as of February 27, 2009.

	Number of Shares Beneficially Owned
		Aggregate Stock
		Option Grants and
		Warrants
		Exercisable within
	Common Shares	60 days of Record		Percent of All
	Beneficially	Date of February		Shares
Name	Owned	27, 2009	Total	Owned

Board of Directors (1):
Sue G. Atkinson	42,674	-	42,674	0.18%
H. Gordon Bone	42,314	1,862	44,176	0.18%
Gregory L. Burns	7,030	-	7,030	0.03%
Colleen Conway-Welch	21,474	10,000	31,474	0.13%
James C. Cope (2)	81,633	-	81,633	0.34%
William H. Huddleston, IV	67,084	-	67,084	0.28%
Clay T. Jackson (2)	186,007	25,000	211,007	0.88%
Ed C. Loughry, Jr.	137,779	5,500	143,279	0.60%
David Major	64,526	-	64,526	0.27%
Robert A. McCabe, Jr. (2)	368,772	258,807	627,579	2.59%
Hal N. Pennington	4,474	-	4,474	0.02%
Dale W. Polley (2)	79,341	-	79,341	0.33%
Dr. Wayne J. Riley	751	-	751	-
Gary L. Scott	58,429	-	58,429	0.24%
Reese L. Smith, III	46,691	30,000	76,691	0.32%
M. Terry Turner (2)	197,315	312,748	510,063	2.10%

Named Executive Officers (1):
Hugh M. Queener (2)	126,386	191,788	318,174	1.32%
Harold R. Carpenter (2)	44,650	44,387	89,037	0.37%
Charles B. McMahan	12,556	25,573	38,129	0.16%

All Directors and Named Executive Officers a as Group (19 persons)	1,589,886	905,665	2,495,551	10.02%

Persons known to Company who own more than 5% of outstanding shares of Company Common Stock (3):
T. Rowe Price Associates, Inc.
100 E. Pratt Street
Baltimore, Maryland 21202	2,360,700	-	2,360,700	9.84%

(1)	Each person is the record owner of and has sole voting and investment power with respect to his or her shares. Additionally, the address for each person listed is 211 Commerce Street Suite 300, Nashville, Tennessee 37201.

(2)	As of February 27, 2009, the following individuals have pledged the following amounts of their common shares beneficially owned to secure lines of credit or other indebtedness: Mr. Jackson - 185,856 shares; Mr. Turner - 80,000 shares; Mr. Queener - 42,750 shares; Mr. Cope - 8,500 shares; Mr. McCabe - 138,356; Mr. Polley - 42,990; and Mr. Carpenter - 7,400 shares.

(3)	The beneficial ownership information is derived from a Schedule 13G filed by the reporting person with the Securities and Exchange Commission on February 12, 2009. These securities are owned by various individuals and institutional investors including the T. Rowe Price

Pinnacle Financial Partners, Inc.	Page 59

Small-Cap Stock Fund, Inc. (which owns 1,282,000 shares, representing 5.3% of the shares outstanding), which T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owners of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.
Section 16(A) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers and persons who own beneficially more than 10% of the Company’s outstanding Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in their ownership of the Company Common Stock. Directors, executive officers and greater than 10% shareholders are required to furnish the Company with copies of the forms they file. To our knowledge, based solely on a review of the copies of these reports furnished to the Company during the year ended December 31, 2008, or on written representations from certain reporting persons that no Forms 5 were required for those persons, all of person who were directors or executive officers of the Company during 2008, complied with all applicable Section 16(a) filing requirements, except that Ed C. Loughry, Jr. filed a Form 4 late on November 28, 2008 which reflected the inclusion of shares that had been inadvertently omitted from his filings after January 12, 2007 which were held indirectly through his ESOP and 401(k) plan accounts and David Major filed a late Form 4 on December 18, 2008, to report a series of transactions that took place on October 31, 2008 which he inadvertently failed to report.
Certain Relationships and Related Transactions
     The Company and the Bank have banking and other business transactions in the ordinary course of business with directors and officers of the Company and the Bank and their affiliates, including members of their families, corporations, partnerships or other organizations in which the directors and officers have a controlling interest. These transactions are on substantially the same terms (including price, interest rate and collateral) as those prevailing at the same time for comparable transactions with unrelated parties. In the opinion of management, these transactions do not involve more than the normal risk of collectability or present other unfavorable features to the Company or the Bank.
     Atkinson Public Relations, of which Ms. Atkinson is chairman, provides various services for the Company subject to an agreement which was approved by the Board of the Company. For the year ended December 31, 2008, the Company incurred approximately $309,000 in expenses for services rendered by this public relations company. Also, Mr. Jackson is an officer in an insurance firm that serves as an agent in securing insurance in such areas as Pinnacle Financial’s employee bond and other insurance policies. The amount this agency receives in commissions or fees on such insurance services is immaterial.
     Pursuant to the Audit Committee Charter, the Audit Committee of the Board of Directors is responsible for reviewing and approving any transaction required to be described in this Proxy Statement pursuant to the rules and regulations of the Securities and Exchange Commission. The Audit Committee has ratified the approval of the above-described transactions in which Ms. Atkinson and Mr. Jackson had an interest, which transactions had previously been approved by the full Board.
Human Resources and Compensation Committee Interlocks and Insider Participation
     During 2008, the Human Resources and Compensation Committee of the Board of Directors consisted of Gregory L. Burns, Harold Gordon Bone, James C. Cope, James L. Shaub, II and Reese L. Smith, III, none of whom has ever been an officer or employee of the Company, Mid-America or their subsidiaries. Effective

Pinnacle Financial Partners, Inc.	Page 60

November 18, 2008, Mr. Shaub resigned from the Board of Directors and related committees. No interlocking relationship existed during 2008 between any officer, member of our Board of Directors or the Human Resources and Compensation Committee and any officer, member of the Board of Directors or compensation committee (or committee performing similar functions) of any other company.
REPORT OF THE AUDIT COMMITTEE
     The following is the Report of the Audit Committee regarding the Company’s audited financial statements to be included in the Company’s Annual Report on Form 10-K:
     We have reviewed and discussed with management the Company’s audited financial statements as of December 31, 2008 and 2007 and for each of the years in the three-year period ended December 31, 2008.
     We have discussed with the Company’s independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.
     We have received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and have discussed with the independent registered public accounting firm the firm’s independence.
     Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.
Dale W. Polley, Chairman
William H. Huddleston, Member
Clay T. Jackson, Member
Dr. Wayne J. Riley, Member
     The foregoing report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Exchange Act, except to the extent the Company specifically incorporates this information by reference and shall not otherwise be deemed filed under such Acts.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     The Audit Committee of the Board of the Company has approved the appointment of KPMG to serve as the Company’s independent registered public accounting firm for the Company for the year ending December 31, 2009. The Audit Committee considered the background, expertise and experience of the audit team assigned to the Company and various other relevant matters, including the proposed fees for audit services. A representative of KPMG will be present at the Meeting and will be given the opportunity to make a statement if he desires and will be available to respond to appropriate questions from shareholders.
     Audit Fees. During the years ended December 31, 2008 and 2007, the Company incurred the following fees for services performed by the independent registered public accounting firm:

Pinnacle Financial Partners, Inc.	Page 61

	2008	2007

Audit Fees (1)	$520,250	$574,500
Audit-Related Fees (2)	15,000	49,000
Tax Fees	-	-
All Other Fees	-	-

Total Fees	$535,500	$623,500

(1)	Includes fees related to the annual independent audit of the Company’s financial statements and reviews of the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q, and report on internal control over financial reporting.

(2)	All audit-related fees for 2008 were for services rendered in connection with the Company’s filing of a Form S-3 related to the issuance of shares to T. Rowe Price and Associates, Inc., and for the Capital Purchase Program. All audit related fees for 2007 were for services rendered in connection with the Company’s filing of a Form S-4 with the Securities and Exchange Commission related to the acquisitions of Mid-America in 2007.
     The Audit Committee also has adopted a formal policy concerning approval of audit and non-audit services to be provided by the independent auditor to the Company. The policy requires that all services KPMG, the Company’s independent registered public accounting firm, may provide to the Company, including audit services and permitted audit-related and non-audit services, be pre-approved by the Committee. The Committee approved all audit and non-audit services provided by KPMG during fiscal 2008 prior to KPMG performing such services.
OTHER MATTERS
     The Board of the Company knows of no other matters that may be brought before the Meeting. If, however, any matters other than those set forth in this proxy statement should properly come before the meeting, votes will be cast pursuant to the proxies in accordance with the best judgment of the proxy holders.
     If you cannot be present in person, you are requested to complete, sign, date, and return the enclosed proxy promptly. An envelope has been provided for that purpose. No postage is required if mailed in the United States.

Pinnacle Financial Partners, Inc.	Page 62

GENERAL INFORMATION
     Annual Report. The Company’s 2008 Annual Report is being mailed to shareholders with this Proxy Statement. The Annual Report is not a part of the proxy solicitation materials.
     Additional Information. A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, excluding certain exhibits thereto, may be obtained without charge by writing to Pinnacle Financial Partners, Inc., Attn: Chief Financial Officer, 211 Commerce Street, Suite 300, Nashville, Tennessee 37201. Also, the Company’s Annual Report on Form 10-K and all quarterly reports on Form 10-Q for the year ended December 31, 2008 can also be accessed via the “Investor Relations” section of the Company’s website located at www.pnfp.com.

By Order of the Board of Directors,

Hugh M. Queener
Corporate Secretary
March 11, 2009

Pinnacle Financial Partners, Inc.	Page 63

Appendix A
PINNACLE FINANCIAL PARTNERS, INC.
2004 EQUITY INCENTIVE PLAN (AS PROPOSED TO BE AMENDED APRIL 21, 2009)
Section 1. PURPOSE
          This plan shall be known as the “Pinnacle Financial Partners, Inc. 2004 Equity Incentive Plan” (the “Plan”). The purpose of the Plan is to promote the interests of Pinnacle Financial Partners, Inc., a Tennessee corporation (the “Company”), and its shareholders by (i) attracting and retaining Associates and Directors of the Company and its Subsidiaries and Affiliates; (ii) motivating such individuals by means of performance-related incentives to achieve long-range performance goals, (iii) enabling such individuals to participate in the long-term growth and financial success of the Company, (iv) encouraging ownership of stock in the Company by such individuals, and (v) linking their compensation to the long-term interests of the Company and its shareholders. With respect to any awards granted under the Plan that are intended to comply with the requirements of “performance-based compensation” under Section 162(m) of the Code, the Plan shall be interpreted in a manner consistent with such requirements.
Section 2. DEFINITIONS
As used in the Plan, the following terms shall have the meanings set forth below:
a)	“AFFILIATE” shall mean (i) any entity that, directly or indirectly, is controlled by the Company, (ii) any entity in which the Company has a significant equity interest, (iii) an affiliate of the Company, as defined in Rule 12b-2 promulgated under Section 12 of the Exchange Act, and (iv) any entity in which the Company has at least twenty percent (20%) of the combined voting power of the entity’s outstanding voting securities, in each case as designated by the Board as being a participating employer in the Plan.

b)	“ASSOCIATE” shall mean a current or prospective officer or employee of the Company or of any Subsidiary or Affiliate.

c)	“AWARD” shall mean any Option, Stock Appreciation Right, Restricted Share Award, Restricted Share Unit, Performance Unit Award, Performance Share Award, Performance Award, Other Stock-Based Award or other award granted under the Plan, whether singly, in combination or in tandem, to a Participant by the Committee (or the Board) pursuant to such terms, conditions, restrictions and/or limitations, if any, as the Committee (or the Board) may establish.

d)	“BANK” shall mean Pinnacle National Bank.

e)	“AWARD AGREEMENT” shall mean any written agreement, contract or other instrument or document evidencing any Award, which may, but need not, be executed or acknowledged by a Participant.

f)	“BOARD” shall mean the board of directors of the Company.

g)	“CAUSE” shall have the same meaning as provided in the employment agreement between the Participant and the Company or any Affiliate on the date of Termination of Service, or if no such definition or employment agreement exists, “Cause” shall mean conduct amounting to (1) fraud or dishonesty against the Company or any Affiliate; (2) the Participant’s willful misconduct, repeated refusal to follow the reasonable directions of the Board or knowing violation of law in the course of performance of the duties of Participant’s service with the Company or any Affiliate; (3) repeated absences from work without a reasonable excuse; (4) repeated intoxication with alcohol or drugs while on the Company’s or any Affiliate’s premises during regular business hours; (5) a conviction or plea of guilty or NOLO CONTENDERE to a felony or a crime involving dishonesty; or (6) a breach or violation of the terms of any agreement to which Participant and the Company or any Affiliate are party.

Pinnacle Financial Partners, Inc.	Appendix A– Page 1

h)	“CHANGE IN CONTROL” shall mean any one of the following events which may occur after the date the Award is granted:
1.	the acquisition by any person or persons acting in concert of the then outstanding voting securities of either the Bank or the Company, if, after the transaction, the acquiring person (or persons) owns, controls or holds with power to vote forty percent (40%) or more of any class of voting securities of either the Bank or the Company, as the case may be;

2.	within any twelve-month period the persons who were directors of either the Bank or the Company immediately before the beginning of such twelve-month period (the “Incumbent Directors”) shall cease to constitute at least a majority of such board of directors; provided that any director who was not a director as of the beginning of such twelve-month period shall be deemed to be an Incumbent Director if that director was elected to such board of directors by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors; and provided further that no director whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors shall be deemed to be an Incumbent Director;

3.	a reorganization, merger or consolidation, with respect to which persons who were the shareholders of either the Bank or the Company, as the case may be, immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power entitled to vote in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities; or

4.	the sale, transfer or assignment of all or substantially all of the assets of the Company and its subsidiaries to any third party.
i)	“CODE” shall mean the Internal Revenue Code of 1986, as amended from time to time.

j)	“COMMITTEE” shall mean a committee of the Board composed solely of not less than two Non-Employee Directors, each of whom shall be a “Non-Employee Director” for purposes of Exchange Act Section 16 and Rule 16b-3 thereunder and an “outside director” for purposes of Section 162(m) and the regulations promulgated under the Code.

k)	“COVERED OFFICER” shall mean at any date (i) any individual who, with respect to the previous taxable year of the Company, was a “covered employee” of the Company within the meaning of Section 162(m); provided, however, that the term “Covered Officer” shall not include any such individual who is designated by the Committee, in its discretion, at the time of any Award or at any subsequent time, as reasonably expected not to be such a “covered employee” with respect to the current taxable year of the Company and (ii) any individual who is designated by the Committee, in its discretion, at the time of any Award or at any subsequent time, as reasonably expected to be such a “covered employee” with respect to the current taxable year of the Company or with respect to the taxable year of the Company in which any applicable Award will be paid.

l)	“DIRECTOR” shall mean a member of the Board.

m)	“DISABILITY” shall the same meaning as provided in the long-term disability plan or policy maintained or, if applicable, most recently maintained, by the Company or any Affiliate for the Participant. If no long-term disability plan or policy was ever maintained on behalf of the Participant, Disability shall mean that condition described in Code Section 22(e)(3), as amended from time to time. In the event of a dispute, the determination of Disability shall be made by the Board and shall be supported by advice of a physician competent in the area to which such Disability relates.

n)	“EXCHANGE ACT” shall mean the Securities Exchange Act of 1934, as amended from time to time.

o)	“FAIR MARKET VALUE” with respect to the Shares, shall mean, for purposes of a grant of an Award as of any date, (i) the closing sales price of the Shares on the Nasdaq Stock Market’s National Market System, or any other such exchange on which the Shares are traded, on such date, or in the absence of reported sales on such date, the closing sales price on the immediately preceding date on which sales were reported or (ii) in the event there is no public market for the Shares on such date, the fair market value as determined, in good faith,

Pinnacle Financial Partners, Inc.	Appendix A– Page 2

by the Committee in its sole discretion, and for purposes of a sale of a Share as of any date, the actual sales price on that date.

p)	“INCENTIVE STOCK OPTION” shall mean an option to purchase Shares from the Company that is granted under Section 6 of the Plan and that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

q)	“NON-QUALIFIED STOCK OPTION” shall mean an option to purchase Shares from the Company that is granted under Sections 6 or 10 of the Plan and is not intended to be an Incentive Stock Option.

r)	“NON-EMPLOYEE DIRECTOR” shall mean a member of the Board who is not an Associate of the Company or any Subsidiary or Affiliate.

s)	“OPTION” shall mean an Incentive Stock Option or a Non-Qualified Stock Option.

t)	“OPTION PRICE” shall mean the purchase price payable to purchase one Share upon the exercise of an Option.

u)	“OTHER STOCK-BASED AWARD” shall mean any Award granted under Sections 9 or 10 of the Plan.

v)	“OUTSIDE DIRECTOR” means, with respect to the grant of an Award, a member of the Board then serving on the Committee.

w)	“PARTICIPANT” shall mean any Associate, Director or other person who receives an Award under the Plan.

x)	“PERFORMANCE AWARD” shall mean any Award granted under Section 8 of the Plan.

y)	“PERFORMANCE SHARE” shall mean any Share granted under Section 8 of the Plan.

z)	“PERFORMANCE SHARE AWARD” shall mean any Award granted under Section 8 of the Plan.

aa)	“PERFORMANCE UNIT” shall mean a right to receive a designated dollar value which is contingent on the achievement of certain performance goals during a specified performance period each as set forth in an Award Agreement.

bb)	“PERFORMANCE UNIT AWARD” shall mean any Award granted under Section 8 of the Plan.

cc)	“PERSON” shall mean any individual, corporation, partnership, limited liability company, associate, joint-stock company, trust, unincorporated organization, government or political subdivision thereof or other entity.

dd)	“RESTRICTED SHARE” shall mean any Share granted under Sections 7 or 10 of the Plan.

ee)	“RESTRICTED SHARE UNIT” shall mean any unit granted under Sections 7 or 10 of the Plan.

ff)	“RETIREMENT” shall mean, unless otherwise defined in the applicable Award Agreement, retirement of a Participant from the employ or service of the Company or any of its Subsidiaries or Affiliates in accordance with the terms of the applicable Company retirement plan or, if a Participant is not covered by any such plan, retirement on or after such Participant’s 65th birthday.

gg)	“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

hh)	“SECTION 16” shall mean Section 16 of the Exchange Act and the rules promulgated thereunder and any successor provision thereto as in effect from time to time.

ii)	“SECTION 162(M)” shall mean Section 162(m) of the Code and the regulations promulgated thereunder and any successor or provision thereto as in effect from time to time.

jj)	“SHARES” shall mean shares of the Common Stock, $0.01 par value, of the Company.

Pinnacle Financial Partners, Inc.	Appendix A– Page 3

kk)	“STOCK APPRECIATION RIGHT OR SAR” shall mean a stock appreciation right granted under Sections 6 or 10 of the Plan that entitles the holder to receive, with respect to each Share encompassed by the exercise of such SAR, the amount, in cash or Shares, determined by the Committee and specified in an Award Agreement. In the absence of such a determination, the holder shall be entitled to receive, with respect to each Share encompassed by the exercise of such SAR, the excess of the Fair Market Value on the date of exercise over the Fair Market Value on the date of grant.

ll)	“SUBSIDIARY” shall mean any Person (other than the Company) of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by the Company.

mm)	“SUBSTITUTE AWARDS” shall mean Awards granted solely in assumption of, or in substitution for, outstanding awards previously granted by a company acquired by the Company or with which the Company combines.

nn)	“TANDEM SAR” shall mean a SAR that is granted under Sections 6 or 10 of the Plan in relation to a particular Option and that can be exercised only upon the surrender to the Company, unexercised, of that portion of the Option to which the SAR relates.

oo)	“TERMINATION OF SERVICE” shall mean the termination of the service relationship, whether employment or otherwise, between a Participant and the Company and any Affiliates, regardless of the fact that severance or similar payments are made to the Participant for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability or Retirement. The Committee shall, in its absolute discretion, determine the effect of all matters and questions relating to a Termination of Service, including, but not by way of limitation, the question of whether a leave of absence constitutes a Termination of Service, or whether a Termination of Service is for Cause.
Section 3. ADMINISTRATION
     3.1 Authority of Committee. The Plan shall be administered by the Committee, which shall be appointed by and serve at the pleasure of the Board; provided, however, with respect to Awards to Outside Directors, all references in the Plan to the Committee shall be deemed references to the Board. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority in its discretion to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of Shares to be covered by, or with respect to which payments, rights or other matters are to be calculated in connection with Awards; (iv) determine the timing, terms and conditions of any Award; (v) accelerate the time at which all or any part of an Award may be settled or exercised; (vi) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited or suspended; (vii) determine whether, to what extent and under what circumstances cash, Shares, other securities, other Awards, other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Committee; (viii) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (ix) except to the extent prohibited by Section 6.2, amend or modify the terms of any Award at or after grant with the consent of the holder of the Award; (x) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (xi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan, subject to the exclusive authority of the Board under Section 14 hereunder to amend or terminate the Plan. Notwithstanding the provisions of Section 6.2 hereof except as permitted by the provisions of Section 4.2 and Section 14 hereof, the Committee shall not have the power to (i) amend the terms of previously granted Options to reduce the Option Price of such Options, or (ii) cancel such Options and grant substitute Options with a lower Option Price than the cancelled Options.
     3.2 Committee Discretion Binding. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons, including the Company, any Subsidiary or Affiliate, any Participant and any holder or beneficiary of any Award.

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          3.3 Action by the Committee. The Committee shall select one of its members as its Chairperson and shall hold its meetings at such times and places and in such manner as it may determine. A majority of its members shall constitute a quorum. All determinations of the Committee shall be made by not less than a majority of its members. Any decision or determination reduced to writing and signed by all of the members of the Committee shall be fully effective as if it had been made by a majority vote at a meeting duly called and held. The exercise of an Option or receipt of an Award shall be effective only if an Award Agreement shall have been duly executed and delivered on behalf of the Company following the grant of the Option or other Award. The Committee may appoint a Secretary and may make such rules and regulations for the conduct of its business as it shall deem advisable.
          3.4 Delegation. Subject to the terms of the Plan and applicable law, the Committee may delegate to one or more officers or managers of the Company or of any Subsidiary or Affiliate, or to a committee of such officers or managers, the authority, subject to such terms and limitations as the Committee shall determine, to grant Awards to, or to cancel, modify or waive rights with respect to, or to alter, discontinue, suspend or terminate Awards held by Participants who are not officers or directors of the Company for purposes of Section 16 or who are otherwise not subject to such section.
          3.5 No Liability. No member of the Board or Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Award granted hereunder.
Section 4. SHARES AVAILABLE FOR AWARDS
          4.1 Shares Available. Subject to the provisions of Section 4.2 hereof, the stock to be subject to Awards under the Plan shall be the Shares of the Company and the maximum number of Shares with respect to which Awards may be granted under the Plan shall be 1,779,510, which includes 29,510 shares with respect to awards which were authorized by not granted under the Pinnacle Financial Partners, Inc., 2000 Stock Incentive Plan (the “2000 Plan”). Notwithstanding the foregoing and subject to adjustment as provided in Section 4.2, the maximum number of Shares with respect to which Awards may be granted under the Plan shall be increased by the number of Shares with respect to which Options or other Awards were granted under the 2000 Plan, as of the effective date of this Plan, but which terminate, expire unexercised or are settled for cash, forfeited or cancelled without the delivery of Shares under the terms of the 2000 Plan after the effective date of this Plan.
          If, after the effective date of the Plan, any Shares covered by an Award granted under this Plan, or to which such an Award relates, are forfeited, or if such an Award is settled for cash or otherwise terminates, expires unexercised or is canceled without the delivery of Shares, then the Shares covered by such Award, or to which such Award relates, or the number of Shares otherwise counted against the aggregate number of Shares with respect to which Awards may be granted, to the extent of any such settlement, forfeiture, termination, expiration or cancellation, shall again become Shares with respect to which Awards may be granted. In the event that any Option or other Award granted hereunder is exercised through the delivery of Shares or in the event that withholding tax liabilities arising from such Award are satisfied by the withholding of Shares by the Company, the number of Shares available for Awards under the Plan shall be increased by the number of Shares so surrendered or withheld. Notwithstanding the foregoing and subject to adjustment as provided in Section 4.2 hereof, no Participant may receive Options or SARs under the Plan in any calendar year that relate to more than 50,000 Shares.
          4.2 Adjustments. In the event that any extraordinary dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares then the Committee shall in an equitable and proportionate manner (and, with respect to Incentive Stock Options, in such manner as is consistent with Section 422 of the Code and the regulations thereunder): (i) adjust (1) the aggregate number of Shares or other securities of the Company (or number and kind of other securities or property) with respect to which Awards may be granted under the Plan; (2) the number of Shares or other securities of the Company (or number and kind of other securities or property) subject to outstanding Awards under the Plan; and (3) the grant or exercise price with respect to any Award under the Plan, provided that the number of shares subject to any Award shall always be a whole number; (ii) provide for an equivalent award in respect of securities of the surviving entity of any merger, consolidation or other transaction or event having a similar effect; or (iii) make provision for a cash payment to the holder of an outstanding Award.

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          4.3 Substitute Awards. Any Shares issued by the Company as Substitute Awards in connection with the assumption or substitution of outstanding grants from any acquired corporation shall not reduce the Shares available for Awards under the Plan.
          4.4 Sources of Shares Deliverable Under Awards. Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or of issued Shares which have been reacquired by the Company.
Section 5. ELIGIBILITY
          Any Associate or Director shall be eligible to be designated a Participant; provided, however, that Outside Directors shall only be eligible to receive Awards granted consistent with Section 10.
Section 6. STOCK OPTIONS AND STOCK APPRECIATION RIGHTS
          6.1 Grant. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Participants to whom Options and SARs shall be granted, the number of Shares, if any, subject to each Award, the exercise price or price at which a SAR shall be granted (the “Grant Price”) and the conditions and limitations applicable to the exercise of each Option and SAR. An Option may be granted with or without a Tandem SAR. A SAR may be granted with or without a related Option. The Committee shall have the authority to grant Incentive Stock Options, or to grant Non-Qualified Stock Options, or to grant both types of Options. In the case of Incentive Stock Options or Tandem SARs related to such Options, the terms and conditions of such grants shall be subject to and comply with such rules as may be prescribed by Section 422 of the Code, as from time to time amended, and any regulations implementing such statute. A person who has been granted an Option or SAR under this Plan may be granted additional Options or SARs under the Plan if the Committee shall so determine; provided, however, that to the extent the aggregate Fair Market Value (determined at the time the Incentive Stock Option or Tandem SAR related thereto is granted) of the Shares with respect to which all Incentive Stock Options or Tandem SARs related to such Option are exercisable for the first time by an Employee during any calendar year (under all plans described in subsection (d) of Section 422 of the Code of the Employee’s employer corporation and its parent and Subsidiaries) exceeds $100,000, such Options shall be treated as Non-Qualified Stock Options.
          6.2 Price. The Committee in its sole discretion shall establish the Option Price at the time each Option is granted which price shall be set forth in an Award Agreement. Except in the case of Substitute Awards, the Option Price of an Option may not be less than 100% of the Fair Market Value of the Shares with respect to which the Option is granted on the date of grant of such Option. The Committee in its sole discretion shall establish the Grant Price at the time each SAR is granted, which price shall be set forth in an Award Agreement and may, in the Committee’s sole discretion, be higher or lower than the Fair Market Value of a Share on the date of grant.
          6.3 Term. Subject to the Committee’s authority under Section 3.1 and the provisions of Section 6.5, each Option and SAR and all rights and obligations thereunder shall expire on the date determined by the Committee and specified in the Award Agreement. The Committee shall be under no duty to provide terms of like duration for Options or SARs granted under the Plan. Notwithstanding the foregoing, no Option or Tandem SAR that relates to such Option shall be exercisable after the expiration of ten (10) years from the date such Option or SAR was granted.
          6.4 Exercise.
a)	Each Option and SAR shall be exercisable at such times and subject to such terms and conditions as the Committee may, in its sole discretion, specify in the applicable Award Agreement or thereafter. The Committee shall have full and complete authority to determine, subject to Section 6.5 herein, whether an Option or SAR will be exercisable in full at any time or from time to time during the term of the Option or SAR, or to provide for the exercise thereof in such installments, upon the occurrence of such events and at such times during the term of the Option or SAR as the Committee may determine.

b)	The Committee may impose such conditions with respect to the exercise of Options or SARs, including without limitation, any relating to the application of federal, state or foreign securities laws or the Code, as it may deem necessary or advisable. The exercise of any Option granted hereunder

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shall be effective only at such time as the sale of Shares pursuant to such exercise will not violate any state or federal securities or other laws.
c)	An Option, or SAR exercisable for Shares, may be exercised in whole or in part at any time, with respect to whole Shares only, within the period permitted thereunder for the exercise thereof, and shall be exercised by written notice of intent to exercise the Option or SAR, delivered to the Company at its principal office, and payment in full to the Company at the direction of the Committee of the amount of the Option Price, in the case of an Option, for the number of Shares with respect to which the Option is then being exercised. A Tandem SAR that is related to an Incentive Stock Option may be exercised only to the extent that the related Option is exercisable and only when the Fair Market Value exceeds the Option Price of the related Option. The exercise of either an Option or Tandem SAR shall result in the termination of the other to the extent of the number of Shares with respect to which either the Option or Tandem SAR is exercised.

d)	Payment of the Option Price shall be made in cash or cash equivalents, or, at the discretion of the Committee, (i) in whole Shares valued at the Fair Market Value of such Shares on the date of exercise (or next succeeding trading date, if the date of exercise is not a trading date), together with any applicable withholding taxes, or (ii) by a combination of such cash (or cash equivalents) and such Shares; provided, however, that the optionee shall not be entitled to tender Shares pursuant to successive, substantially simultaneous exercises of an Option or any other stock option of the Company. Subject to applicable securities laws, an Option may also be exercised by delivering a notice of exercise of the Option and simultaneously selling the Shares thereby acquired, pursuant to a brokerage or similar agreement approved in advance by proper officers of the Company, using the proceeds of such sale as payment of the Option Price, together with any applicable withholding taxes. Until the optionee has been issued the Shares subject to such exercise, he or she shall possess no rights as a shareholder with respect to such Shares.

e)	A SAR may be exercised in whole or in part at any time after such SAR has become exercisable in accordance with the terms of the applicable Award Agreement; provided, however, that no partial exercise of a SAR exercisable for cash shall result in the cash payment to the Participant of less than $250. The partial exercise of a SAR shall not cause the expiration, termination or cancellation of the remaining portion thereof. Upon the partial exercise of a SAR, the Award Agreement evidencing such SAR, marked with such notations as the Committee may deem appropriate to evidence such partial exercise, shall be returned to the Participant exercising such SAR, together with the payment described in Section 6.4(c) or 6.4(f) hereof, as the case may be.

f)	The exercise of a SAR exercisable for cash shall entitle a Participant to a cash payment, for each such SAR exercised, equal to an amount determined by the Committee and as set forth in an Award Agreement. Unless otherwise determined by the Committee and set forth in an Award Agreement, the exercise of a SAR exercisable for cash shall entitle a Participant to a cash payment, for each such SAR exercised, equal to an amount equal to the excess of (i) the Fair Market Value of a Share on the exercise date over (ii) the Grant Price of the SAR as reflected in the applicable Award Agreement. All payments under this Section 6.4(f) shall be made as soon as practicable, but in no event later than ten (10) business days, after the effective date of the exercise of the SAR.

g)	At the Committee’s discretion, and as set forth in an Award Agreement, the amount payable as a result of the exercise of a SAR may be settled in cash, Shares or a combination of cash and Shares. A fractional Share shall not be deliverable upon the exercise of a SAR but a cash payment will be made in lieu thereof.
          6.5 Ten Percent Stock Rule. Notwithstanding any other provisions in the Plan, if at the time an Option or SAR is otherwise to be granted pursuant to the Plan the optionee or rights holder owns directly or indirectly (within the meaning of Section 424(d) of the Code) Shares of the Company possessing more than ten percent (10%) of the total combined voting power of all classes of Stock of the Company or its parent or Subsidiary or Affiliate corporations (within the meaning of Section 422(b)(6) of the Code), then any Incentive Stock Option or Tandem SAR to be granted to such optionee or rights holder pursuant to the Plan shall satisfy the requirement of Section 422(c)(5) of the Code, and the Option Price shall be not less than 110% of the Fair Market Value of the Shares of the Company, and such Option by its terms shall not be exercisable after the expiration of five (5) years from the date such Option is granted.

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Section 7. RESTRICTED SHARES AND RESTRICTED SHARE UNITS
          7.1 Grant.
a.	Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Participants to whom Restricted Shares and Restricted Share Units shall be granted, the number of Restricted Shares and/or the number of Restricted Share Units to be granted to each Participant, the duration of the period during which, and the conditions under which, the Restricted Shares and Restricted Share Units may be forfeited to the Company, and the other terms and conditions of such Awards. The Restricted Share and Restricted Share Unit Awards shall be evidenced by Award Agreements in such form as the Committee shall from time to time approve, which agreements shall comply with and be subject to the terms and conditions provided hereunder and any additional terms and conditions established by the Committee that are consistent with the terms of the Plan.

b.	Each Restricted Share and Restricted Share Unit Award made under the Plan shall be for such number of Shares as shall be determined by the Committee and set forth in the Award Agreement containing the terms of such Restricted Share or Restricted Share Unit Award. Such agreement shall set forth a period of time during which the grantee must remain in the continuous employment of the Company in order for the forfeiture and transfer restrictions to lapse. If the Committee so determines, the restrictions may lapse during such restricted period in installments with respect to specified portions of the Shares covered by the Restricted Share or Restricted Share Unit Award. The Award Agreement may also, in the discretion of the Committee, set forth performance or other conditions, including any of those identified in Section 11, that will subject the Shares to forfeiture and transfer restrictions. The Committee may, at its discretion, waive all or any part of the restrictions applicable to any or all outstanding Restricted Share and Restricted Share Unit Awards.
          7.2 Delivery of Shares and Transfer Restrictions. At the time of a Restricted Share Award, a certificate representing the number of Shares awarded thereunder shall be registered in the name of the grantee. Such certificate shall be held by the Company or any custodian appointed by the Company for the account of the grantee subject to the terms and conditions of the Plan, and shall bear such a legend setting forth the restrictions imposed thereon as the Committee, in its discretion, may determine. The grantee shall have all rights of a shareholder with respect to the Restricted Shares, including the right to receive dividends and the right to vote such Shares, subject to the following restrictions: (i) the grantee shall not be entitled to delivery of the stock certificate until the expiration of the restricted period and the fulfillment of any other restrictive conditions set forth in the Award Agreement with respect to such Shares; (ii) none of the Shares may be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of during such restricted period or until after the fulfillment of any such other restrictive conditions; and (iii) except as otherwise determined by the Committee at or after grant, all of the Shares shall be forfeited and all rights of the grantee to such Shares shall terminate, without further obligation on the part of the Company, upon a Termination of Service and unless any other restrictive conditions relating to the Restricted Share Award are met. Any Shares, any other securities of the Company and any other property (except for cash dividends) distributed with respect to the Shares subject to Restricted Share Awards shall be subject to the same restrictions, terms and conditions as such restricted Shares.
          7.3 Termination of Restrictions. At the end of the restricted period and provided that any other restrictive conditions of the Restricted Share Award are met, or at such earlier time as otherwise determined by the Committee, all restrictions set forth in the Award Agreement relating to the Restricted Share Award or in the Plan shall lapse as to the restricted Shares subject thereto, and a stock certificate for the appropriate number of Shares, free of the restrictions and restricted stock legend, shall be delivered to the Participant or the Participant’s beneficiary or estate, as the case may be.
          7.4 Payment of Restricted Share Units. Each Restricted Share Unit shall have a value equal to the Fair Market Value of a Share. Restricted Share Units shall be paid in cash, Shares, other securities or other property, as determined in the sole discretion of the Committee, upon the lapse of the restrictions applicable thereto, or otherwise in accordance with the applicable Award Agreement. A Participant shall be credited with dividend equivalents on any vested Restricted Share Units credited to the Participant’s account at the time of any payment of dividends to shareholders on Shares. The amount of any such dividend equivalents shall equal the amount that would have been payable to the Participant as a shareholder in respect of a number of Shares equal to the number of vested Restricted

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Share Units then credited to the Participant. Any such dividend equivalents shall be credited to the Participant’s account as of the date on which such dividend would have been payable and shall be converted into additional Restricted Share Units (which shall be immediately vested) based upon the Fair Market Value of a Share on the date of such crediting. No dividend equivalents shall be paid in respect of Restricted Share Units that are not yet vested. Except as otherwise determined by the Committee at or after grant, Restricted Share Units may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of, and all Restricted Share Units and all rights of the grantee to such Restricted Share Units shall terminate, without further obligation on the part of the Company, upon a Termination of Service and unless any other restrictive conditions relating to the Restricted Share Unit Award are met.
Section 8. PERFORMANCE AWARDS
          8.1 Grant. The Committee shall have sole and complete authority to determine the Participants who shall receive a Performance Award, which shall consist of a right that is (i) denominated in cash or Shares, (ii) valued, as determined by the Committee, in accordance with the achievement of such performance goals during such performance periods as the Committee shall establish, and (iii) payable at such time and in such form as the Committee shall determine. Performance Awards shall include, but are not limited to, Performance Shares and Performance Units. All Performance Awards shall be subject to the terms and provisions of Section 11 hereof.
          8.2 Terms and Conditions. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the performance goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Award and the amount and kind of any payment or transfer to be made pursuant to any Performance Award, and may amend specific provisions of the Performance Award; provided, however, that such amendment may not adversely affect existing Performance Awards made within a performance period commencing prior to implementation of the amendment.
          8.3 Payment of Performance Awards. Performance Awards may be paid in a lump sum or in installments following the close of the performance period or, in accordance with the procedures established by the Committee, on a deferred basis. A Participant’s rights to any Performance Award may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of in any manner, except by will or the laws of descent and distribution, and/or except as the Committee may determine at or after grant.
          8.4 Performance Shares.
          a) Associates who are in strategic leadership positions and Directors shall be eligible to receive Performance Share Awards. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Participants to whom Performance Share Awards shall be granted, the number of Performance Shares to be granted to each Participant, the performance targets and goals to be satisfied, the duration of the period during which, and the conditions under which, the Performance Shares may be forfeited to the Company, and the other terms and conditions of such Awards. The Performance Share Awards shall be evidenced by Award Agreements in such form as the Committee shall from time to time approve, which agreements shall comply with and be subject to the terms and conditions provided hereunder and any additional terms and conditions established by the Committee that are consistent with the terms of the Plan.
          b) Each Performance Share Award made under the Plan shall be for such number of Shares as shall be determined by the Committee and set forth in the Award Agreement containing the terms of such Performance Share Award.
          c) The Committee shall grant Performance Share Awards based solely upon the attainment of performance targets related to one or more performance goals selected by the Committee from among the goals identified in Section 11.
          8.5 Performance Units.
          a) Associates who are in strategic leadership positions and Directors shall be eligible to receive Performance Unit Awards. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Participants to whom Performance Units shall be granted. Performance Units shall consist of a right that is (i) denominated in cash, (ii) valued, as determined by the Committee, in accordance with the achievement of such performance goals during such performance periods as the Committee shall establish, and (iii)

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payable at such time and in such form as the Committee shall determine. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the performance goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Unit Award and the amount and kind of any payment or transfer to be made pursuant to any Performance Unit Award. The Performance Unit Awards shall be evidenced by Award Agreements in such form as the Committee shall from time to time approve, which agreements shall comply with and be subject to the terms and conditions provided hereunder and any additional terms and conditions established by the Committee that are consistent with the terms of the Plan. The applicable Award Agreement shall set forth (i) the dollar value of Performance Units granted to the Participant; (ii) the performance period and performance goals with respect to each such Award; and (iii) any other terms and conditions as the Committee determines in its sole and absolute discretion.
          b) The Committee shall grant Performance Unit Awards based solely upon the attainment of performance targets related to one or more performance goals selected by the Committee from among the goals identified in Section 11.
Section 9. OTHER STOCK-BASED AWARDS
          The Committee shall have the authority to determine the Participants who shall receive an Other Stock-Based Award, which shall consist of any right that is (i) not an Award described in Sections 6, 7 and 8 above and (ii) an Award of Shares or an Award denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares), as deemed by the Committee to be consistent with the purposes of the Plan. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the terms and conditions of any such Other Stock-Based Award.
Section 10. NON-EMPLOYEE DIRECTOR AND OUTSIDE DIRECTOR AWARDS
          10.1 The Board may provide that all or a portion of a Non-Employee Director’s annual retainer, meeting fees and/or other awards or compensation as determined by the Board, be payable (either automatically or at the election of a Non-Employee Director) in the form of Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Shares, Restricted Share Units, Performance Shares, Performance Units and/or Other Stock-Based Awards, including unrestricted Shares. The Board shall determine the terms and conditions of any such Awards, including the terms and conditions which shall apply upon a termination of the Non-Employee Director’s service as a member of the Board, and shall have full power and authority in its discretion to administer such Awards, subject to the terms of the Plan and applicable law.
          10.2 The Board may also grant Awards to Outside Directors pursuant to the terms of the Plan, including any Award described in Sections 6, 7, 8 and 9 above. With respect to such Awards, all references in the Plan to the Committee shall be deemed to be references to the Board.
Section 11. PROVISIONS APPLICABLE TO COVERED OFFICERS AND PERFORMANCE AWARDS
          11.1 Notwithstanding anything in the Plan to the contrary, Performance Awards shall be subject to the terms and provisions of this Section 11.
          11.2 The Committee may grant Performance Awards to Covered Officers based solely upon the attainment of performance targets related to one or more performance goals selected by the Committee from among the goals specified below. For the purposes of this Section 11, performance goals shall be limited to one or more of the following Company, Subsidiary, Affiliate, operating unit or division financial performance measures:
a)	earnings or book value per Share;

b)	net income;

c)	return on equity, assets, capital, capital employed or investment;

d)	earnings before interest, taxes, depreciation and/or amortization;

e)	operating income or profit;

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f)	operating efficiencies;

g)	the ratio of criticized/classified loans to capital;

h)	allowance for loan losses;

i)	the ratio of non-performing loans to total loans;

j)	the ratio of past due loans greater than 90 days and non-accruals to total loans;

k)	the ratio of net charge-offs to average loans;

l)	after tax operating income;

m)	cash flow(s);

n)	total revenues or revenues per employee;

o)	stock price or total shareholder return;

p)	growth in deposits;

q)	dividends; or

r)	strategic business objectives, consisting of one or more objectives based on meeting specified cost targets, business expansion goals and goals relating to acquisitions or divestitures;

or any combination thereof. Each goal may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on internal targets, the past performance of the Company or any Subsidiary, Affiliates operating unit or division of the Company and/or the past or current performance of other companies, and in the case of earnings-based measures, may use or employ comparisons relating to capital, shareholders’ equity and/or Shares outstanding, or to assets or net assets. The Committee may, at its discretion, waive all or any part of the restrictions applicable to any or all outstanding Performance Awards, including Performance Share Awards and Performance Unit Awards.
          11.3 With respect to any Covered Officer, the maximum number of Shares in respect of which all Performance Awards may be granted under Section 8 of the Plan in each year of the performance period is 50,000 Shares and the maximum amount of any Award settled in cash shall not exceed five times the Covered Officer’s annual salary in each year of the performance period.
          11.4 To the extent necessary to comply with Section 162(m), with respect to grants of Performance Awards, including Performance Share Awards and Performance Unit Awards, no later than 90 days following the commencement of each performance period (or such other time as may be required or permitted by Section 162(m) of the Code), the Committee shall, in writing, (1) select the performance goal or goals applicable to the performance period, (2) establish the various targets and bonus amounts which may be earned for such performance period, and (3) specify the relationship between performance goals and targets and the amounts to be earned by each Covered Officer for such performance period. Following the completion of each performance period, the Committee shall certify in writing whether the applicable performance targets have been achieved and the amounts, if any, payable to Covered Officers for such performance period. In determining the amount earned by a Covered Officer for a given performance period, subject to any applicable Award Agreement, the Committee shall have the right to reduce (but not increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the performance period.
Section 12. TERMINATION OF EMPLOYMENT
          The Committee shall have the full power and authority to determine the terms and conditions that shall apply to any Award upon a Termination of Service, and may provide such terms and conditions in the Award Agreement or in such rules and regulations as it may prescribe.

Pinnacle Financial Partners, Inc.	Appendix A– Page 11

Section 13. CHANGE IN CONTROL
          Upon a Change in Control (but only if and to the extent so determined by the Committee at or after grant (subject to any right of approval expressly reserved by the Committee at the time of such determination)), all outstanding Awards shall vest, become immediately exercisable or payable or have all restrictions lifted.
Section 14. AMENDMENT AND TERMINATION
          14.1 Amendments to the Plan. The Board may amend, alter, suspend, discontinue or terminate the Plan or any portion thereof at any time; provided that no such amendment, alteration, suspension, discontinuation or termination shall be made without shareholder approval if such approval is necessary to comply with any tax or regulatory requirement for which or with which the Board deems it necessary or desirable to comply.
          14.2 Amendments to Awards. Subject to the restrictions of Sections 3.1 and 6.2, the Committee may waive any conditions or rights under, amend any terms of or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would adversely affect the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder or beneficiary.
          14.3 Adjustments of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee is hereby authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.2 hereof) affecting the Company, any Subsidiary or Affiliate, or the financial statements of the Company or any Subsidiary or Affiliate, or of changes in applicable laws, regulations or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.
Section 15. GENERAL PROVISIONS
          15.1 Limited Transferability of Awards. Except as otherwise provided in the Plan, no Award shall be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant, except (i) by will or the laws of descent and distribution, (ii) to a Permitted Transferee and/or (iii) as may be provided by the Committee in its discretion, at or after grant, in the Award Agreement; provided, however, that an Incentive Stock Option shall not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant except by will or the laws of descent and distribution. No transfer of an Award by will or by laws of descent and distribution shall be effective to bind the Company unless the Company shall have been furnished with written notice thereof and an authenticated copy of the will and/or such other evidence as the Committee may deem necessary or appropriate to establish the validity of the transfer. A Permitted Transferee may not transfer an Award other than by will or the laws of descent and distribution. For purposes of this Plan, “Permitted Transferee” means the Participant’s Immediate Family, a Permitted Trust or a partnership of which the only partners are members of the Participant’s Immediate Family. For purposes of this Plan, “Immediate Family” means the Participant’s children and grandchildren, including adopted children and grandchildren, stepchildren, parents, stepparents, grandparents, spouse, siblings (including half brothers and sisters), father-in-law, mother-in-law, daughters-in-law and sons-in-law. For purposes of this Plan, a “Permitted Trust” means a trust solely for the benefit of the Participant or Participant’s Immediate Family.
          15.2 Dividend Equivalents. In the sole and complete discretion of the Committee, an Award may provide the Participant with dividends or dividend equivalents, payable in cash, Shares, other securities or other property on a current or deferred basis. All dividend or dividend equivalents which are not paid currently may, at the Committee’s discretion, accrue interest, be reinvested into additional Shares, or in the case of dividends or dividend equivalents credited in connection with Performance Awards, be credited as additional Performance Awards and paid to the Participant if and when, and to the extent that, payment is made pursuant to such Award. The total number of Shares available for grant under Section 4 shall not be reduced to reflect any dividends or dividend equivalents that are reinvested into additional Shares or credited as Performance Awards.
          15.3 No Rights to Awards. No Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards need not be the same with respect to each Participant.

Pinnacle Financial Partners, Inc.	Appendix A– Page 12

          15.4 Share Certificates. All certificates for Shares or other securities of the Company or any Subsidiary or Affiliate delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of the SEC or any state securities commission or regulatory authority, any stock exchange or other market upon which such Shares or other securities are then listed, and any applicable Federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.
          15.5 Withholding. A Participant may be required to pay to the Company or any Subsidiary or Affiliate and the Company or any Subsidiary or Affiliate shall have the right and is hereby authorized to withhold from any Award, from any payment due or transfer made under any Award or under the Plan, or from any compensation or other amount owing to a Participant the amount (in cash, Shares, other securities, other Awards or other property) of any applicable withholding or other taxes in respect of an Award, its exercise, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes. The Committee may provide for additional cash payments to holders of Options to defray or offset any tax arising from the grant, vesting, exercise or payment of any Award.
          15.6 Award Agreements. Each Award hereunder shall be evidenced by an Award Agreement that shall be delivered to the Participant and may specify the terms and conditions of the Award and any rules applicable thereto. In the event of a conflict between the terms of the Plan and any Award Agreement, the terms of the Plan shall prevail.
          15.7 No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Subsidiary or Affiliate from adopting or continuing in effect other compensation arrangements, which may, but need not, provide for the grant of Options, SARs, Restricted Shares, Restricted Share Units, Performance Shares, Performance Units, Other Stock-Based Awards or other types of Awards provided for hereunder.
          15.8 No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Subsidiary or Affiliate. Further, the Company or a Subsidiary or Affiliate may at any time dismiss a Participant from employment, free from any liability or any claim under the Plan, unless otherwise expressly provided in an Award Agreement.
          15.9 No Rights as Shareholder. Subject to the provisions of the Plan and the applicable Award Agreement, no Participant or holder or beneficiary of any Award shall have any rights as a shareholder with respect to any Shares to be distributed under the Plan until such person has become a holder of such Shares. Notwithstanding the foregoing, in connection with each grant of Restricted Shares hereunder, the applicable Award Agreement shall specify if and to what extent the Participant shall not be entitled to the rights of a shareholder in respect of such Restricted Shares.
          15.10 Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan and any Award Agreement shall be determined in accordance with the laws of the State of Tennessee without giving effect to conflicts of laws principles.
          15.11 Severability. If any provision of the Plan or any Award is, or becomes, or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.
          15.12 Other Laws. The Committee may refuse to issue or transfer any Shares or other consideration under an Award if, acting in its sole discretion, it determines that the issuance or transfer of such Shares or such other consideration might violate any applicable law or regulation (including applicable non-U.S. laws or regulations) or entitle the Company to recover the same under Exchange Act Section 16(b), and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary.

Pinnacle Financial Partners, Inc.	Appendix A– Page 13

          15.13 No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Subsidiary or Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Subsidiary or Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Subsidiary or Affiliate.
          15.14 No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.
          15.15 Headings. Headings are given to the sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.
Section 16. TERM OF THE PLAN
          16.11 Effective Date. The Plan shall be effective as of April 20, 2004 provided it has been approved by the Board and by the Company’s shareholders.
          16.12 Expiration Date. No new Awards shall be granted under the Plan after the tenth (10th) anniversary of the Effective Date. Unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award granted hereunder may, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue or terminate any such Award or to waive any conditions or rights under any such Award shall, continue after the tenth (10th) anniversary of the Effective Date.

PINNACLE FINANCIAL PARTNERS, INC.

By:
Name:
Title:

Pinnacle Financial Partners, Inc.	Appendix A– Page 14

Form of Proxy
PROXY
PINNACLE FINANCIAL PARTNERS, INC.
SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 21, 2009
The undersigned hereby appoints Robert A. McCabe, Jr. or M. Terry Turner or either of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them or either of them to represent and to vote, as designated below, all of the Common Stock of Pinnacle Financial Partners, Inc., which the undersigned would be entitled to vote if personally present at the annual meeting of shareholders to be held at 211 Commerce, Street Suite 100, Nashville, Tennessee 37201 and at any adjournments of the annual meeting, upon the proposals described in the accompanying Notice of the Annual Meeting and the Proxy Statement relating to the annual meeting, receipt of which are hereby acknowledged.
THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE PROPOSALS.
PROPOSAL #1: To elect the five (5) persons listed below to serve as Class III Directors of Pinnacle Financial Partners, Inc. for a three-year term:

Ed C. Loughry, Jr.	Dale W. Polley
Reese L. Smith, III	M. Terry Turner
Colleen Conway-Welch

[ ] FOR all	[ ] WITHHOLD on all	[ ] FOR ALL EXCEPT
INSTRUCTION: To withhold authority for any individual nominee, mark “For All Except” above, and write the names of the nominees for which you do NOT wish to vote FOR in the space below.
PROPOSAL #2: To approve an amendment to Pinnacle’s 2004 Equity Incentive Plan to increase the number of shares of Pinnacle Common Stock reserved for issuance under the plan by 750,000 shares:

[ ] FOR	[ ] AGAINST	[ ] ABSTAIN
PROPOSAL #3: To ratify the use of the performance measures in Pinnacle’s 2004 Equity Incentive Plan:

[ ] FOR	[ ] AGAINST	[ ] ABSTAIN
PROPOSAL #4: To ratify the appointment of KPMG LLP as Pinnacle’s independent registered public accounting firm for the fiscal year ending December 31, 2009:

[ ] FOR	[ ] AGAINST	[ ] ABSTAIN
PROPOSAL #5: To approve Pinnacle’s executive compensation programs and procedures in accordance with recently enacted “say on pay” regulations of the American Recovery and Reinvestment Act of 2009:

[ ] FOR	[ ] AGAINST	[ ] ABSTAIN
* * * * * * * *
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION TO THE CONTRARY IS INDICATED, IT WILL BE VOTED FOR THE PROPOSALS.
DISCRETIONARY AUTHORITY IS HEREBY CONFERRED AS TO ALL OTHER
MATTERS WHICH MAY COME BEFORE THE ANNUAL MEETING.

Pinnacle Financial Partners, Inc.	Form of Proxy - Page 1

If stock is held in the name of more than one person, all holders must sign. Signatures should correspond exactly with the name or names appearing on the stock certificate(s). When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership or limited liability company, please sign in such name by authorized person.

Signature(s) of Shareholder(s)	Please print name of Shareholder(s)	Date: , 2009
(be sure to date your proxy)
PLEASE CHECK BOX IF YOU PLAN TO ATTEND THE ANNUAL SHAREHOLDERS MEETING. ☐
PLEASE MARK, SIGN AND DATE THIS PROXY, AND RETURN IT IN THE ENCLOSED RETURN-ADDRESSED ENVELOPE AS SOON AS POSSIBLE. NO POSTAGE NECESSARY. THANK YOU.

Pinnacle Financial Partners, Inc.	Form of Proxy - Page 2